Exhibit 10.1

AGREEMENT AND PLAN OF MERGER
by and among
MM ASSET MANAGEMENT HOLDING LLC,
OPPENHEIMER ACQUISITION CORP.,
INVESCO LTD.,
GEM ACQUISITION CORP.
and
GEM ACQUISITION TWO CORP.
Dated as of October 17, 2018

TABLE OF CONTENTS
Page

Article 1 DEFINITIONS	2

Section 1.1	Certain Definitions 2

Article 2 THE TRANSACTIONS	23

Section 2.1	The Merger and the Subsequent Merger 23

Section 2.2	Closing 23

Section 2.3	Effective Time 24

Section 2.4	Effect on Capital Stock 25

Section 2.5	Payment of Merger Consideration 25

Section 2.6	Escrow Fund 28

Section 2.7	Other Closing Deliverables 28

Section 2.8	Merger Consideration; Adjustments 29

Section 2.9	Organizational Documents 37

Section 2.10	Directors 37

Section 2.11	Officers 37

Section 2.12	Appraisal Rights 37

Section 2.13	Treatment of Equity Awards. 38

Section 2.14	Withholding 39

Article 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY	40

Section 3.1	Organization and Related Matters 40

Section 3.2	Authority; No Violations 40

Section 3.3	Non-Contravention 41

Section 3.4	Capital Structure; Subsidiaries 41

Section 3.5	Financial Statements 43

Section 3.6	Absence of Liabilities 43

Section 3.7	Absence of Certain Changes 43

Section 3.8	Contracts 43

Section 3.9	Legal Proceedings 45

Section 3.10	Compliance with Applicable Law 45

Section 3.11	Other Compliance Matters 46

Section 3.12	Company Clients 48

Section 3.13	Company Funds 49

Section 3.14	Insurance 51

Section 3.15	Employees; Employee Benefit Plans; ERISA 51

Section 3.16	Company Tax Representations 53

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Section 3.17	Intellectual Property 55

Section 3.18	Real Estate 55

Section 3.19	Contracts with Affiliates 56

Section 3.20	No Broker 56

Section 3.21	Disclaimer Regarding Projections 56

Section 3.22	Investigation; No Additional Representations 57

Article 4 REPRESENTATIONS AND WARRANTIES OF BUYER, MERGER SUB AND MERGER SUB 2    58

Section 4.1	Organization and Related Matters 58

Section 4.2	Authority; No Violation 58

Section 4.3	Non-Contravention 59

Section 4.4	Availability of Funds 60

Section 4.5	Capital Structure; Subsidiaries 60

Section 4.6	Stock Consideration 61

Section 4.7	SEC Reports; Financial Statements 61

Section 4.8	Absence of Liabilities 63

Section 4.9	Absence of Certain Changes 63

Section 4.10	Legal Proceedings 63

Section 4.11	Compliance with Applicable Law 63

Section 4.12	Other Compliance Matters 63

Section 4.13	Buyer Clients 65

Section 4.14	Buyer Funds 65

Section 4.15	Purchase for Investment 66

Section 4.16	Takeover Laws 67

Section 4.17	Taxes 67

Section 4.18	No Broker 67

Section 4.19	Disclaimer Regarding Projections 67

Section 4.20	Investigation; No Additional Representations 68

Article 5 COVENANTS    68

Section 5.1	Conduct of Business by the Company 68

Section 5.2	Conduct of Business by Buyer 71

Section 5.3	Advisory Agreement Consents 72

Section 5.4	Access to Information; Confidentiality; Books and Records 77

Section 5.5	Public Announcements 79

Section 5.6	Regulatory Matters; Third Party Consents 80

Section 5.7	Non-Solicitation of Alternative Transactions 81

Section 5.8	Section 15(f) 82

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Section 5.9	D&O Indemnification and Insurance 83

Section 5.10	Affiliate Agreements 84

Section 5.11	Employees and Employee Benefits 84

Section 5.12	Insurance 88

Section 5.13	Stock Consideration Matters 88

Section 5.14	Trademarks 88

Section 5.15	Board of Directors 89

Section 5.16	Takeover Laws 89

Section 5.17	Client List 89

Section 5.18	Transition Services 90

Article 6 CONDITIONS TO THE CONSUMMATION OF THE TRANSACTION    90

Section 6.1	Mutual Conditions 90

Section 6.2	Conditions to the Obligations of Buyer, Merger Sub and Merger Sub 2 91

Section 6.3	Conditions to the Obligations of the Company and Parent 92

Section 6.4	Frustration of Closing Conditions 93

Article 7 TERMINATION    93

Section 7.1	Termination 93

Section 7.2	Survival 95

Article 8 TAX MATTERS    95

Section 8.1	Tax Indemnification 95

Section 8.2	Tax Returns 96

Section 8.3	Amendment of Tax Returns; Similar Items 97

Section 8.4	Transfer Taxes 97

Section 8.5	Allocation of Straddle Period Taxes 98

Section 8.6	Tax Audits 98

Section 8.7	Tax Refunds and Credits 99

Section 8.8	Cooperation 100

Section 8.9	Tax Sharing Agreements 100

Section 8.10	FIRPTA 100

Section 8.11	Gain Recognition Agreement Compliance; Related Matters 101

Section 8.12	Coordination; Survival 102

Article 9 INDEMNIFICATION    102

Section 9.1	Survival 102

Section 9.2	Indemnification by Parent 102

Section 9.3	Indemnification by Buyer 103

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Section 9.4	Indemnification Generally; Certain Limitation 104

Section 9.5	Notification of Claims; Third Party Claims 106

Section 9.6	Payments of Claims 108

Section 9.7	Exclusive Remedy 108

Section 9.8	Mutual Release 108

Article 10 MISCELLANEOUS    109

Section 10.1	Amendments; Waiver 109

Section 10.2	Entire Agreement 109

Section 10.3	Expenses 110

Section 10.4	Interpretation 110

Section 10.5	Shareholder Representative 111

Section 10.6	Severability 114

Section 10.7	Notices 114

Section 10.8	Specific Performance 116

Section 10.9	Binding Effect; Persons Benefiting; No Assignment 116

Section 10.10	Counterparts 116

Section 10.11	Governing Law; Consent to Jurisdiction 117

Section 10.12	Waiver of Jury Trial 117

Section 10.13	Waiver of Conflicts 117

Section 10.14	Exhibits and Schedules 119

Exhibits
Exhibit A – Accounting Procedures; Example Net Working Capital Calculation
Exhibit B – Form of Seed Capital Redemption Agreement
Exhibit C – Form of Shareholder Agreement
Exhibit D – Form of Certificate of Designation
Exhibit E – Form of Escrow Agreement
Exhibit F – Required Regulatory Approvals
Exhibit G – Form of Letter of Transmittal

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AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER, dated as of October 17, 2018 (this “Agreement”), is made and entered into by and among Invesco Ltd., a Bermuda exempted company (“Buyer”), Gem Acquisition Corp., a Delaware corporation (“Merger Sub”), Gem Acquisition Two Corp., a Delaware corporation (“Merger Sub 2”), MM Asset Management Holding LLC, a Delaware limited liability company (“Parent”), and Oppenheimer Acquisition Corp., a Delaware corporation (the “Company”). Buyer, Merger Sub, Merger Sub 2, the Company and Parent are referred to herein as the “Parties”.
RECITALS
WHEREAS, the Company and its Subsidiaries are engaged in the business of providing investment management services for the Company Clients, including the Company Funds (the “Business”);
WHEREAS, upon the terms and subject to the conditions set forth herein, the Parties intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned Subsidiary of Buyer;
WHEREAS, upon the terms and subject to the conditions set forth herein, the Parties intend that, immediately following the Merger and as part of a single integrated transaction, the Surviving Corporation (defined below) be merged with and into Merger Sub 2 (the “Subsequent Merger” and, together with the Merger, the “Combination”), with Merger Sub 2 surviving the Subsequent Merger as a wholly-owned Subsidiary of Buyer;
WHEREAS, the board of directors of the Company has duly adopted resolutions (i) approving the execution, delivery and performance by the Company of this Agreement and each other Ancillary Agreement to which it is a party, (ii) determining that entering into this Agreement and such other Ancillary Agreements is fair to, and in the best interests of, the Company and its Shareholders, (iii) declaring this Agreement and such other Ancillary Agreements advisable and (iv) recommending that the Company’s Shareholders adopt this Agreement in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);
WHEREAS, the board of directors of Buyer has (i) determined that this Agreement and the other Transactions are advisable and in the best interests of Buyer and (ii) approved the execution, delivery and performance of this Agreement by Buyer and the consummation of the Combination and the other Transactions (defined below);
WHEREAS, the board of directors of each of Merger Sub and Merger Sub 2 has (i) determined that this Agreement and the other Transactions are advisable and in the best interests of Merger Sub and Merger Sub 2, respectively, and (ii) approved the execution, delivery and performance of this Agreement by Merger Sub and Merger Sub 2, respectively, and the consummation of the Combination and the other Transactions;
WHEREAS, Buyer, as the sole stockholder of each of Merger Sub and Merger Sub 2 has approved and adopted this Agreement, the Combination and the other Transactions; and

WHEREAS, for federal income tax purposes, it is intended that the Combination shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties hereby agree as follows:
ARTICLE 1
DEFINITIONS
Section 1.1    Certain Definitions. For all purposes of this Agreement, the following terms shall have the respective meanings specified in this Section 1.1 (such definitions to be equally applicable to both the singular and plural forms of the terms herein defined):
“Accounting Firm” has the meaning set forth in Section 2.8(c)(iii).
“Accredited Shareholder” means any holder of Shares (other than Restricted Shares) who either (a) has completed and delivered to the Company prior to the Closing Date an investor questionnaire certifying that such Shareholder is an “accredited investor” as defined in Rule 501 of the Securities Act or (b) is determined by Buyer in its reasonable discretion to be an “accredited investor” as defined in Rule 501 under the Securities Act.
“Acquired Companies” means, collectively, the Company and its Subsidiaries.
“Acquisition Proposal” has the meaning set forth in Section 5.7(a).
“Adjusted Assets Under Management” means, for any Company Client or account of such Company Client, as of a particular date of determination, the Base Date Assets Under Management with respect to such Company Client or account of such Company Client, as adjusted, in the case of any Revenue Run-Rate determination after the Base Date, (a) to reflect net cash flows with respect to the applicable Company Advisor’s net assets under management with respect to such Company Client or account of such Company Client (including any additions, withdrawals, written notices of withdrawal, and reinvestments of dividends and interest) that occurred after the Base Date (or, in the case of a New Company Client or a New Company Client’s account, such later date as such New Company Client became a Company Client) through such date of determination, and (b) to exclude any increase or decrease in the applicable Company Advisor’s net assets under management with respect to such Company Client or account of such Company Client (including for purposes of calculating any withdrawals and written notices of withdrawals) due to market appreciation or depreciation and any currency fluctuations, in each case, that occurred after the Base Date (or, in the case of a New Company Client or a New Company Client’s account, such later date as such New Company Client became a Company Client) through such date of determination. For purposes of determining the Adjusted Assets Under Management as of the Calculation Time (and as used in calculating the Closing Revenue Run‑Rate and the True-Up Revenue Run-Rate), Adjusted Assets Under Management shall be deemed to include all amounts that any Company Client or prospective

Company Client provides a binding written commitment prior to the Calculation Time to place under the management of a Company Advisor within sixty (60) days of such commitment. Notwithstanding anything contained herein to the contrary, in no event shall Adjusted Assets Under Management include any assets (other than seed capital) owned by Parent or its Affiliates, for which Parent or its Affiliates have investment discretion, in excess of the Parent Base Date Assets Under Management; provided that, for the avoidance of doubt and by way of example, Parent and its Affiliates do not have investment discretion over retirement assets offered through Parent’s and their Affiliates’ retirement platform or sub-advised funds, funds distributed through Parent’s and their Affiliates’ financial adviser channel and broker dealer, and products contained within variable annuity or insurance products, purchased by third parties.
“Adjustment Amount” means (i) the Net Working Capital Adjustment Amount (which may be a positive or negative number) minus (ii) the Client Consent Adjustment Amount. For the avoidance of doubt, the Adjustment Amount may be a positive or negative number.
“Adjusted Preferred Stock Consideration” means the Base Preferred Stock Consideration plus the Preferred Stock Adjustment Amount.
“Adjustment Factor” means an amount equal to (a) the sum of (i) the Common Stock Consideration multiplied by the Measurement Price and (ii) the Base Preferred Stock Consideration multiplied by the Liquidation Preference, divided by (b) the Base Date Revenue Run-Rate.
“Advisory Agreement” means any Investment Company Advisory Agreement and any Non-Investment Company Advisory Agreement.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person; provided, however, that, for the purposes of this Agreement, no Company Client (other than Parent and any of its direct or indirect shareholders or Subsidiaries) shall be considered an Affiliate of Parent or any Acquired Company.
“Affiliate Contracts” has the meaning set forth in Section 3.19.
“Aggregate Incremental Consideration” means, as of a time of determination, the sum of (a) to the extent determined, the Excess Amount plus (b) to the extent determined, the Client Consent True-Up Amount plus (c) to the extent determined, the Escrow Release Amount.
“Aggregate Stockholder Consideration Value” means an amount equal to (a) the Closing Consideration Value minus (b) the Closing SSAR Consideration Value.
“Agreement” has the meaning set forth in the preamble hereto.
“Ancillary Agreements” means (a) the Shareholder Agreement, (b) the Escrow Agreement, and (c) any other certificates, instruments, or agreements being executed and delivered in connection with this Agreement and the Transactions, including any exhibits or attachments to any of the foregoing or this Agreement.

“Applicable Law” means, with respect to any Person, property, asset, transaction, event or other matter, any Law applicable or relating to, and legally binding on, such Person, property, asset, transaction, event or other matter, as the case may be.
“Assumed Plan” means a Plan (a) that is sponsored by an Acquired Company or (b) that is an individual agreement to which any Acquired Company is a party. For the avoidance of doubt, each Retention Agreement shall be an Assumed Plan.
“Audited Financial Statements” has the meaning set forth in Section 3.5.
“Balance Sheet Date” has the meaning set forth in Section 3.5.
“Base Date” means September 30, 2018.
“Base Date Assets Under Management” has the meaning set forth in Section 3.12(a).
“Base Date Revenue Run-Rate” means the aggregate Revenue Run-Rate determined as of the Base Date, which was $1,391,497,605.
“Base Preferred Stock Consideration” means 4,000,000 shares of Buyer Preferred Stock.
“Business” has the meaning set forth in the recitals hereto.
“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks in the City of New York are authorized or required to close for regular banking business.
“Buyer” has the meaning set forth in the preamble hereto.
“Buyer Advisor” has the meaning set forth in Section 4.12(a).
“Buyer Client” means any Person that is an investment advisory or investment management client of a Buyer Advisor pursuant to an Advisory Agreement (including each of the Buyer Funds).
“Buyer Common Stock” means common shares, par value $0.20 each, of Buyer.
“Buyer Disclosure Schedule” has the meaning set forth in the introductory paragraph of Article 4.
“Buyer ETF Fund Board” means the board of trustees of the Buyer Funds that are exchange-traded funds.
“Buyer Financial Statements” has the meaning set forth in Section 4.7(c).
“Buyer Fund” means an investment company (or series thereof) registered under the Investment Company Act for which Buyer or any of its Subsidiaries provides advisory or subadvisory services pursuant to an Investment Company Advisory Agreement.
“Buyer Indemnitees” has the meaning set forth in Section 9.2(a).
“Buyer Material Adverse Effect” means any change, effect, event or occurrence that (a) has a material adverse effect on the assets, financial condition or results of operations of Buyer and its

Subsidiaries, taken as a whole or (b) has a material adverse effect on the ability of Buyer to timely perform its obligations under this Agreement or to consummate the Combination and the other Transactions prior to the Termination Date; provided that in the case of clause (a), any such change, effect, event or occurrence to the extent resulting from, or arising in connection with, any of the following shall not be considered when determining whether a “Buyer Material Adverse Effect” has occurred: (i) changes after the date hereof in conditions in, or affecting, the economy or banking, credit, capital, securities or financial markets in the United States or elsewhere in the world, including changes in interest or exchange rates, disruption thereof and any decline in the price of any security or any market index (it being understood that for purposes of this clause (i) in respect of a decline in the price of Ivory Common Stock, the changes or effects giving rise to such decline that are not otherwise excluded from the definition of “Buyer Material Adverse Effect” may be taken into account in determining whether there has been a “Buyer Material Adverse Effect”), (ii) any change after the date hereof generally impacting the industries in which Buyer and its Subsidiaries operate, whether international, national, regional, state, provincial or local, (iii) any change after the date hereof in Laws or GAAP, or the interpretation thereof, (iv) changes after the date hereof in political or general regulatory conditions, including hostilities, acts of war (whether declared or undeclared), sabotage, terrorism or military actions, or any escalation or worsening of any of the foregoing, (v) any change resulting from or arising out of the negotiation, execution, announcement or consummation of the Transactions, including any such change relating to the identity of, or facts and circumstances relating to, Parent and the Company and including any actions taken by clients, investors or any of Buyer’s or its Subsidiaries’ suppliers, service providers or personnel (provided that this clause (v) shall not apply to the representations or warranties set forth in Sections 4.2(b) and 4.3), (vi) any action taken by the Company or any of its Affiliates or their respective agents, advisors or other representatives, (vii) any hurricane, flood, tornado, earthquake or other natural disaster or any other force majeure event after the date hereof, (viii) any specific actions required to be taken or omitted pursuant to this Agreement or the Ancillary Agreements or taken with the Company’s express written consent, or (ix) the failure of Buyer and its Subsidiaries to achieve any financial projections or forecasts or revenue or earnings predictions (it being understood that for purposes of this clause (ix), the changes or effects giving rise to such failure that are not otherwise excluded from the definition of “Buyer Material Adverse Effect” may be taken into account in determining whether there has been a “Buyer Material Adverse Effect”); provided, that the exceptions in clauses (i)–(iv) and (vii) will not apply to the extent such change, effect, event, occurrence or development has a disproportionate adverse effect on Buyer and its Subsidiaries, taken as a whole, compared to other companies in Buyer’s industry.
“Buyer Non-ETF Fund Board” means the board of trustees of the Buyer Funds that are not exchange-traded funds.
“Buyer Preferred Stock” means the 5.900% Fixed Rate Non-Cumulative Perpetual Series A Preference Shares, par value $0.20 each, $1,000 liquidation preference per share, of Buyer having the designation and the voting and other powers, preferences, participating, option or other rights, and subject to the qualifications, limitations and restrictions set forth in the Certificate of Designation.
“Buyer Proposed Calculations” has the meaning set forth in Section 2.8(c)(i).

“Buyer Restricted Shares” has the meaning set forth in Section 2.13(a).
“Buyer SEC Reports” has the meaning set forth in Section 4.7(a).
“Buyer Severance Plan” has the meaning set forth in Section 5.11(g).
“Buyer Tax Indemnified Parties” has the meaning set forth in Section 8.1(a).
“Buyer Undesignated Stock” has the meaning set forth in Section 4.5(a).
“Calculation Time” means 11:59 pm New York time on the day immediately prior to the Closing Date.
“Certificate of Designation” means the Certificate of Designation relating to Buyer’s 5.900% Fixed Rate Non-Cumulative Perpetual Series A Preference Shares in the form attached hereto as Exhibit D.
“Certificate of Merger” has the meaning set forth in Section 2.3.
“Certificates” has the meaning set forth in Section 2.5(b).
“CFC” has the meaning set forth in Section 8.11(b)(ii).
“Claim Notice” has the meaning set forth in Section 9.5(a).
“Class A Common Stock” means the Class A Common Stock, par value $0.001 per share, of the Company.
“Class B Common Stock” means the Class B Common Stock, par value $0.001 per share, of the Company.
“Class C Common Stock” means the Class C Common Stock, par value $0.001 per share, of the Company.
“Client Consent Adjustment Amount” means the excess of (a) the product of (i) the Adjustment Factor multiplied by (ii) the excess, if any, of the Base Date Revenue Run-Rate over the Closing Revenue Run-Rate over (b) $450,000,000; provided that, for the avoidance of doubt, if there is no such excess of clause (a) over clause (b), or if there is no excess in clause (a)(ii), then the Client Consent Adjustment Amount shall equal $0.
“Client Notice” has the meaning set forth in Section 5.3(d).
“Closing” has the meaning set forth in Section 2.2.
“Closing Consideration Value” means a dollar amount equal to (a) the Common Stock Consideration multiplied by the Measurement Price plus (b) the Adjusted Preferred Stock Consideration multiplied by the Liquidation Preference.
“Closing Date” has the meaning set forth in Section 2.2.

“Closing Date Net Working Capital” means the consolidated net working capital of the Acquired Companies but without giving effect to the consummation of the Transactions, calculated as of the Calculation Time and in accordance with Section 2.8(d) and the example calculation set forth in Exhibit A.
“Closing Revenue Run-Rate” means (i) for purposes of determining whether the conditions set forth in Sections 6.2(d) and 6.3(e) have been satisfied and calculating the Client Consent Adjustment Amount for purposes of Section 2.8(b), the aggregate Revenue Run-Rate determined as of a date as close as possible, but in no event more than ten (10) nor less than five (5) Business Days prior to, the Calculation Time, and (ii) for all other purposes, including for purposes of the calculations in Sections 2.8(c) and 2.8(e), the aggregate Revenue Run-Rate determined as of the Calculation Time, it being understood and agreed that the determination of Revenue Run-Rate under both (i) and (ii)  (a) shall include as Company Clients all New Company Clients and their respective Adjusted Assets Under Management, (b) shall exclude any Non-Consenting Clients and their respective Adjusted Assets Under Management (except as otherwise provided in Section 2.8(e)), (c) if a License Consent is received on economic terms that provide a higher cost for such license on a per annum basis when compared to those terms in effect on the date hereof, then Closing Revenue Run-Rate shall be reduced by the annualized amount of such incremental costs, (d) if Buyer has exercised its right to delay the Closing as provided in Section 2.2, shall not be less than the Closing Revenue Run-Rate that would have resulted if the Closing had occurred on the Original Closing Date but for such delay, and (e) other than as provided in the definition of “Adjusted Assets Under Management” and the foregoing clauses (a), (b), (c) and (d), be calculated using the same methodology used to calculate the Base Date Revenue Run-Rate.
“Closing SSAR Consideration Value” means an amount equal to the number of Deemed SSAR Shares attributable to SSARs (provided, however, that “Deemed SSAR Shares” shall be calculated for purposes of this definition to exclude any SSAR that, immediately prior to the Effective Time and prior to giving effect to the transactions contemplated by Section 2.13(b), was unvested), multiplied by the Per Share Closing Consideration Value.
“Closing Statement” has the meaning set forth in Section 2.8(c)(i).
“Code” has the meaning set forth in the recitals hereto.
“Combination” has the meaning set forth in the recitals hereto.
“Combined Tax Return” means any combined, consolidated, affiliated, unitary or similar Tax Return that includes Parent or any of its Affiliates (other than the Acquired Companies), on the one hand, and any of the Acquired Companies, on the other hand.
“Common Stock Consideration” means (i) 81,859,308 shares of Buyer Common Stock minus (ii) the number of Buyer Restricted Shares issuable hereunder.
“Company” has the meaning set forth in the preamble hereto.
“Company Advisor” has the meaning set forth in Section 3.11(a).
“Company Broker-Dealer” means Oppenheimer-Funds Distributor, Inc.

“Company Client” means any Person that is an investment advisory or investment management client of a Company Advisor pursuant to an Advisory Agreement (including each of the Company Funds and Company Non-Registered Funds).
“Company Client Consent Percentage” means, as of the Closing, a fraction (expressed as a percentage), the numerator of which is the Closing Revenue Run-Rate and the denominator of which is the Base Date Revenue Run-Rate.
“Company Co-Branded Adviser” means OC Private Capital, LLC.
“Company Co-Branded Fund” means OFI Carlyle Private Credit Fund. For the avoidance of doubt, the Company Co-Branded Fund is a Sponsored U.S. Company Fund for all purposes under this Agreement other than as specified under Section 5.3(a).
“Company Disclosure Schedule” has the meaning set forth in the introductory paragraph of Article 3.
“Company Employees” means any director, officer or employee of any Acquired Company.
“Company Equityholders’ Agreement” means the Oppenheimer Acquisition Corp. Amended and Restated Equityholders Agreement, amended and restated as of December 17, 2008.
“Company Fund” means a U.S. Company Fund or a UCITS.
“Company Material Adverse Effect” means any change, effect, event or occurrence that (a) has a material adverse effect on the assets, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole or (b) has a material adverse effect on the ability of the Company to timely perform its obligations under this Agreement or to consummate the Combination and the other Transactions prior to the Termination Date; provided that in the case of clause (a), any such change, effect, event or occurrence to the extent resulting from, or arising in connection with, any of the following shall not be considered when determining whether a “Company Material Adverse Effect” has occurred: (i) changes after the date hereof in conditions in, or affecting, the economy or banking, credit, capital, securities or financial markets in the United States or elsewhere in the world, including changes in interest or exchange rates, disruption thereof and any decline in the price of any security or any market index, (ii) any change after the date hereof generally impacting the industries in which the Company and its Subsidiaries operate, whether international, national, regional, state, provincial or local, (iii) any change after the date hereof in Laws or GAAP, or the interpretation thereof, (iv) changes after the date hereof in political or general regulatory conditions, including hostilities, acts of war (whether declared or undeclared), sabotage, terrorism or military actions, or any escalation or worsening of any of the foregoing, (v) any change resulting from or arising out of the negotiation, execution, announcement or consummation of the Transactions, including any such change relating to the identity of, or facts and circumstances relating to, Buyer and including any actions taken by Company Clients, investors or any of the Company’s or its Subsidiaries’ suppliers, service providers or personnel (provided that this clause (v) shall not apply to the representations or warranties set forth in Sections 3.2(b), 3.3, and 3.15(d)), (vi) any action taken by Buyer or any of its Affiliates or their respective agents, advisors or other representatives, (vii) any hurricane, flood, tornado, earthquake or other natural disaster or any other force majeure event after the date hereof, (viii) any specific actions required to be taken or omitted pursuant to this Agreement or the Ancillary Agreements or taken with Buyer’s express written consent, (ix) the failure of the Company and its Subsidiaries to achieve any financial projections or forecasts or revenue or earnings predictions or (x) any change in net assets under management or Revenue Run-Rate (it being understood that for purposes of clauses (ix) and (x), the changes or effects giving rise to such failure or changes that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a “Company Material Adverse Effect”); provided, that the exceptions in clauses (i)–(iv) and (vii) will not apply to the extent such change, effect, event, occurrence or development has a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, compared to other companies in the Company’s industry.
“Company Non-Registered Fund” means any pooled investment vehicle for which an Acquired Company acts as investment adviser and/or as general partner, managing member or sponsor, other than (i) any U.S. Company Fund or any UCITS and (ii) any carry vehicle or general partner (or similar) entity.
“Company Stock Plans” means, collectively, the Oppenheimer Acquisition Corp. 2017 Stock Incentive Plan and the Oppenheimer Acquisition Corp. 2007 Stock Incentive Plan.
“Company Stockholder Approval” has the meaning set forth in Section 3.2(a).
“Competition Laws” means the HSR Act (and any similar Law enforced by any Governmental Authority regarding preacquisition notifications for the purpose of competition reviews), the Sherman Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the Federal Trade Commission Act of 1914, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition or effectuating foreign investment.
“Confidentiality Agreement” means the Mutual Confidentiality Agreement, dated as of March 2, 2018, by and between Massachusetts Mutual Life Insurance Company and Invesco Ltd.
“Contingent Payment” has the meaning set forth in Section 2.13(b).
“Continuation Period” has the meaning set forth in Section 5.11(b).
“Continuing Employees” has the meaning set forth in Section 5.11(b).
“Continuing Employee Information List” has the meaning set forth in Section 3.15(b).
“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale contract, purchase or sales order, mortgage, license, franchise, insurance policy, undertaking, commitment or other enforceable arrangement or agreement to which the applicable Person is a party or by which the applicable Person or any of its properties or assets is bound.

“Control” means possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).
“Controlling Party” has the meaning set forth in Section 8.6(c).
“Current Policy” has the meaning set forth in Section 5.9(c).
“De Minimis Amount” has the meaning set forth in Section 9.2(b).
“Deemed SSAR Share” means, for each award of SSARs referred to herein, a hypothetical number of Shares equal to the quotient of (i) the excess of (A) the product of (x) the number of Shares subject to the SSAR award immediately prior to the Effective Time and (y) the Per Share Closing Consideration Value over (B) the product of (x) the number of Shares subject to the SSAR award immediately prior to the Effective Time and (y) the exercise price of the SSAR award, divided by (ii) the Per Share Closing Consideration Value; provided that, for the avoidance of doubt, if there is no such excess in clause (i), then the Deemed SSAR Share for such award of SSARs shall be zero.
“Deficiency Amount” has the meaning set forth in Section 2.8(c)(v)(B).
“Delayed Closing Date” has the meaning set forth in Section 2.2.
“DGCL” has the meaning set forth in the recitals hereto.
“Dispute Notice” has the meaning set forth in Section 2.8(c)(ii).
“Dissenting Shareholder” has the meaning set forth in Section 2.12.
“Dissenting Shares” has the meaning set forth in Section 2.12.
“Effective Time” has the meaning set forth in Section 2.3.
“Encumbrance” means any lien, pledge, mortgage, security interest, claim, charge, easement, limitation, commitment, encroachment, restriction (other than any restriction on transferability imposed by federal or state securities laws) or other encumbrance of any kind.
“Environmental Laws” means all federal, state, local and foreign laws, regulations, orders, decrees, permits, authorizations, common laws and agency requirements relating to (a) the protection or restoration of the environment, including wetlands or indoor air, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (c) noise control, odor control, pollution, contamination or any injury to persons or property from exposure to any hazardous substance.
“Equity Rights” has the meaning set forth in Section 3.4(b).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules, regulations and class exemptions of the Department of Labor thereunder.

“Escrow Agent” means a commercial bank or applicable subsidiary organized under the laws of the United States or any state thereof that has a combined capital and surplus of at least $1 billion that the parties hereto reasonably agree to have serve as the escrow agent under the Escrow Agreement.
“Escrow Agreement” means an escrow agreement among Buyer, Parent and the Escrow Agent substantially in the form of Exhibit E.
“Escrow Amount” means an amount, in cash, equal to $5,000,000.
“Escrow Fund” means, as of any date of determination, the Escrow Amount deposited with the Escrow Agent, as such amount may have been increased or decreased as provided in this Agreement and the Escrow Agreement.
“Escrow Release Amount” has the meaning set forth in Section 2.8(c)(v)(C).
“Estimated Adjustment Amount” has the meaning set forth in Section 2.8(b).
“Estimated Closing Statement” has the meaning set forth in Section 2.8(b).
“Excess Amount” has the meaning set forth in Section 2.8(c)(v)(A).
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.
“Exchange Agent” has the meaning set forth in Section 2.5(a).
“Exchange Fund” has the meaning set forth in Section 2.5(a).
“Exempt Sub-Advised Fund” means a U.S. Company Fund that has obtained (or whose investment adviser has obtained) exemptive relief from the SEC that renders shareholder approval of a new Advisory Agreement for such U.S. Company Fund unnecessary.
“Final Adjustment Amount” has the meaning set forth in Section 2.8(c)(v).
“Financial Statements” has the meaning set forth in Section 3.5.
“FINRA” means the Financial Industry Regulatory Authority, Inc. and its Subsidiaries.
“Fraud” means, with respect to a Party, an actual and intentional fraud with respect to the making of representations and warranties contained in this Agreement and not with respect to any other matters.
“Fully-Diluted Shares” means the sum of (i) the number of Shares (other than Restricted Shares) issued and outstanding as of immediately prior to the Effective Time and (ii) the aggregate number of Deemed SSAR Shares (provided, however, that “Deemed SSAR Shares” shall be calculated for purposes of this definition to exclude any SSAR that, immediately prior to the Effective Time and prior to giving effect to the transactions contemplated by Section 2.13(b), was not vested).
“Fund Boards” means the boards of directors or trustees of the Company Funds.

“Fund Merger” means, with respect to each U.S. Company Fund other than the Company Co-Branded Fund, the merger or reorganization of such U.S. Company Fund with and into a newly created “shell” Buyer Fund formed for the purpose of effecting the applicable Fund Merger, pursuant to an agreement and plan of reorganization in customary form, it being understood and agreed that as a result of such merger or reorganization, (i) the board of trustees of such surviving Buyer Fund shall consist of the members of the board of trustees of such Buyer Fund immediately prior to such merger or reorganization and such other persons as may be selected by the board of trustees of the Buyer Fund in its sole discretion, (ii) such surviving Buyer Fund shall become (or shall already be) party to both an Advisory Agreement and Administrative Services Agreement with a Subsidiary of Buyer, such agreements collectively to obligate the Subsidiary of Buyer to provide substantially similar services, on substantially similar advisory and non-advisory terms (and net fee terms no less favorable to the applicable investment adviser than) contained in the advisory agreement in effect for the applicable U.S. Company Fund that will merge into such Buyer Fund, and (iii) for two (2) years from the closing date of the Fund Merger, such advisory and non-advisory fee terms shall be no less favorable to such surviving Buyer Fund than the fee terms in effect on the closing date of the Fund Merger for each applicable U.S. Company Fund that merged into such Buyer Fund (after giving effect to any applicable fee waivers and/or reimbursement arrangements in effect on such closing date).
“Fund Merger Proxy Statement/Prospectus” has the meaning set forth in Section 5.3(a)(ii).
“Fundamental Representations” means Section 3.1 (Organization and Related Matters), Section 3.2(a) and (c) (Authority), Section 3.4(a) (Capital Structure; Subsidiaries), Section 3.20 (No Broker), Section 4.1 (Organization and Related Matters), Section 4.2(a) (Authority), Section 4.5(a) and (c) (Capital Structure; Subsidiaries), Section 4.6 (Stock Consideration) and Section 4.18 (No Broker).
“GAAP” means United States generally accepted accounting principles.
“Governmental Authority” means any United States or foreign government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the SEC, or any other authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof or any foreign jurisdiction, and any court, tribunal or arbitrator(s) of competent jurisdiction, and any United States or foreign governmental or non-governmental self-regulatory organization, agency or authority.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“In-the-Money SSAR” has the meaning set forth in Section 2.13(b).
“Includible Section 956 Amounts” means, with respect to Buyer or any of its Subsidiaries, in each case, for any taxable year in which it is a CFC, the amounts required to be included by Parent or any of its Affiliates by reason of Section 951(a)(2)(B) of the Code.

“Indebtedness” of a Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes and similar instruments, (c) all leases of such Person capitalized in accordance with GAAP and (d) all obligations for guarantees of another person in respect of the obligations set forth in any of the foregoing clauses.
“Indemnification Deductible” has the meaning set forth in Section 9.2(b).
“Indemnified Party” has the meaning set forth in Section 9.5(a).
“Indemnifying Party” has the meaning set forth in Section 9.5(a).
“Infringe” has the meaning set forth in Section 3.17(b).
“Initial Client Consent Adjustment Amount” has the meaning set forth in Section 2.8(e).
“Intellectual Property” means any intellectual property rights, including (a) patents, patent applications, (b) trademarks, service marks, certification marks, logos, trade dress, trade names, corporate names, brand names, domain names and other indicators of source or origin, including all goodwill associated therewith (“Trademarks”), (c) copyrights (including copyrights in software), (d) trade secrets and know-how, and (e) renewals, divisionals, continuations, continuations-in-part, reissues, reexaminations and foreign counterparts of any of the foregoing.
“Interim Period” means the period from and after the date of this Agreement through the earlier of (a) the Closing and (b) the termination of this Agreement pursuant to Section 7.1.
“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules and regulations of the SEC thereunder.
“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder.
“Investment Company Advisory Agreement” means an investment advisory agreement entered into by a Company Advisor (in the case of the Acquired Companies) or a Buyer Advisor (in the case of Buyer and its Subsidiaries) for the purpose of providing investment advisory or subadvisory services to an investment company registered under the Investment Company Act or to any series of such investment company (including, for the avoidance of doubt, any subadvisory agreement entered into by a Company Advisor or a Buyer Advisor with another adviser or sub-adviser).
“Investment Employee” has the meaning set forth in Section 3.15(g).
“IRS” means the Internal Revenue Service.
“Knowledge of Buyer” means the actual knowledge, as of the date of this Agreement, without independent investigation (and without in any event encompassing constructively imputed or similar concepts of knowledge), of Kevin Carome, Edgar Holmann, Jeffrey Kupor, Robert Rigsby and John Gerke.

“Knowledge of the Company” means the actual knowledge, as of the date of this Agreement, without independent investigation (and without in any event encompassing constructively imputed or similar concepts of knowledge), of Arthur Steinmetz, David Pfeffer and Cynthia Lo Bessette.
“Law” means any domestic or foreign federal, state or local statute, law (whether statutory or common law), ordinance, rule, administrative interpretation, regulation, Order, writ, directive, policy, guideline or other requirement (including those of any self-regulatory organization).
“Leased Real Property” means the real property leased pursuant to the Leases.
“Leases” has the meaning set forth in Section 3.18(b).
“Letter of Transmittal” has the meaning set forth in Section 2.5(b).
“License Consent” has the meaning set forth in Section 5.3(a)(iii).
“Liquidation Preference” means $1,000 per share of Buyer Preferred Stock.
“Losses” means any and all damages, liabilities, losses, obligations, claims of any kind, interest, fines, penalties, assessments, costs, fees, expenses (including reasonable fees and expenses of attorneys).
“made available” means included in the Intralinks “Project Gem” virtual data room created by the Company and accessible by Buyer or filed electronically with the SEC on a non-confidential basis, in each case on or prior to the date hereof.
“Material Contract” has the meaning set forth in Section 3.8(a).
“Measurement Price” means $22.28.
“Merger” has the meaning set forth in the recitals hereto.
“Merger Consideration” has the meaning set forth in Section 2.8(a).
“Merger Sub” has the meaning set forth in the preamble hereto.
“Merger Sub 2” has the meaning set forth in the preamble hereto.
“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or Section 3(37) of ERISA.
“Negative Consent Notice” has the meaning set forth in Section 5.3(d).
“Net Working Capital Adjustment Amount” means an amount (which may be a positive or negative number) equal to (a) the Closing Date Net Working Capital minus (b) the Target Net Working Capital.
“New Benefit Plans” has the meaning set forth in Section 5.11(c).
“New Company Client” means any Person that becomes a Company Client after the date of this Agreement.

“Non-Accredited Shareholder” means any holder of Shares (other than Restricted Shares) who is not an Accredited Shareholder.
“Non-Consenting Client” means each Company Client that (a) has not consented in accordance with Section 5.3 to the Transactions or (b) has withdrawn in writing such consent or approval on or prior to the Closing Date or terminated its Advisory Agreement.
“Non-Controlling Party” has the meaning set forth in Section 8.6(c).
“Non-Escrow Shareholder” means a Shareholder who has delivered (i) evidence at least five (5) Business Days prior to the Closing Date, in form and substance reasonably satisfactory to Buyer, of such Shareholder’s ability to pay its Pro Rata Share of any amounts that could become due pursuant to Section 2.8(c)(v)(B), as evidenced by such Shareholder demonstrating to Buyer’s reasonable satisfaction that it has a net worth of at least $500,000,000, and (ii) a duly executed Letter of Transmittal pursuant to Section 2.5(b) pursuant to which such Shareholder has agreed to comply with the obligations of a Non-Escrow Shareholder contemplated hereby.
“Non-Investment Company Advisory Agreement” means, with respect to an Acquired Company or Buyer and/or its Subsidiaries, as the case may be, any investment advisory or sub-advisory agreement entered into by such Person that is not an Investment Company Advisory Agreement.
“Non-Reimbursable Damages” has the meaning set forth in Section 9.4(e).
“NYSE” means The New York Stock Exchange, Inc.
“Old Benefit Plans” has the meaning set forth in Section 5.11(c).
“Order” means any order, judgment, injunction, award, decree or writ adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Authority.
“Original Closing Date” has the meaning set forth in Section 2.2
“Organizational Documents” means, (a) with respect to any Person that is a corporation, its articles or certificate of incorporation or memorandum and articles of association, as the case may be, and bylaws; (b) with respect to any Person that is a partnership, its certificate of partnership and partnership agreement; (c) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement; (d) with respect to any Person that is a trust or other entity, its declaration or agreement of trust or constituent document; and (e) with respect to any other Person, its comparable organizational documents; in each case, as has been amended or restated and as in effect on the date hereof.
“Out-of-the-Money SSAR” has the meaning set forth in Section 2.13(b).
“Owned Real Property” has the meaning set forth in Section 3.18(a).
“Parent” has the meaning set forth in the preamble hereto.

“Parent Base Date Assets Under Management” means $1,115,884,288.
“Parent Indemnified Taxes” has the meaning set forth in Section 8.1(a).
“Parent Tax Indemnified Parties” has the meaning set forth in Section 8.1(b).
“Parties” has the meaning set forth in the preamble hereto.
“Per Buyer Restricted Share Escrow Release Amount” has the meaning set forth in Section 2.8(c)(v)(C).
“Per Buyer Restricted Share Excess Amount” has the meaning set forth in Section 2.8(c)(v)(A).
“Per Buyer Restricted Share True-Up Amount” has the meaning set forth in Section 2.8(e)(ii)(B).
“Per Share Accredited Closing Stock Consideration” means, collectively, (a) the Common Stock Consideration divided by the Fully-Diluted Shares and (b) the Adjusted Preferred Stock Consideration divided by (ii) the Fully-Diluted Shares.
“Per Share Merger Consideration” means (a) in the case of an Accredited Shareholder, the Per Share Accredited Closing Stock Consideration or, in the case of a Non-Accredited Shareholder, the Per Share Closing Consideration Value, (b) a contingent right to receive the Per Share Escrow Release Amount, if any, (c) a contingent right to receive the Per Share Excess Amount, if any, and (d) a contingent right to receive the Per Share True-Up Amount, if any.
“Per Share Closing Consideration Value” means an amount equal to the Per Share Portion of the Closing Consideration Value.
“Per Share Escrow Amount” means the Per Share Portion of the Escrow Amount.
“Per Share Escrow Release Amount” has the meaning set forth in Section 2.8(c)(v)(C).
“Per Share Excess Amount” has the meaning set forth in Section 2.8(c)(v)(A).
“Per Share Portion” means a percentage obtained by dividing (x) one (1) by (y) the number of Fully-Diluted Shares as of immediately prior to the Effective Time.
“Per Share True-Up Amount” means the Per Share Portion of the excess, if any, of the Initial Client Consent Adjustment Amount over the True-Up Client Consent Adjustment Amount.
“Permits” means all permits, licenses, registrations, agreements, waivers and authorizations of a Governmental Authority held, used or required by the applicable Person in connection with its business and operations.
“Permitted Encumbrances” means (a) Encumbrances for Taxes, assessments or other governmental charges not yet due and payable or due and payable but not delinquent or the amount or validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and other Encumbrances arising or incurred in the ordinary course of business or in connection with construction contracts for amounts that are not yet delinquent or are being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (c) zoning, entitlement, building codes and other land use regulations, ordinances or legal requirements imposed by any Governmental Authorities having jurisdiction over the Leased Real Property, (d) all rights relating to the construction and maintenance in connection with any public utility of wires, poles, pipes, conduits and appurtenances thereto, on, under or above the Leased Real Property, (e) all matters disclosed in the Company Disclosure Schedule, (f) statutory Encumbrances in favor of lessors arising in connection with any property leased to any Acquired Company, (g) other Encumbrances, defects, irregularities or imperfections of title, encroachments, easements, servitudes, permits, rights of way, flowage rights, restrictions, leases, licenses, covenants, sidetrack agreements and oil, gas, mineral and mining reservations, rights, licenses and leases, which, in each case and in the aggregate, do not materially impair the present use or occupancy of the Leased Real Property, (h) Encumbrances granted to any lender at Closing in connection with any financing by Buyer of the Transactions, (i) Encumbrances that do not, and would not reasonably be expected to, individually or in the aggregate, materially detract from the value of any of the property, rights or assets of the business of the Acquired Companies (taken as a whole) or materially interfere with the use thereof as currently used by the Acquired Companies, and (j) any Encumbrances listed on Section 1.1-PE of the Company Disclosure Schedule.
“Person” means any individual, corporation, company, partnership (limited or general), limited liability company, joint venture, association, trust or other business entity.
“Plan” means each employee benefit plan, program, policy, and contract (including any “employee benefit plan”, as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any bonus, excess benefit, deferred compensation, Share bonus, Share purchase, Restricted Share, option or other equity-based arrangement, sick leave, leave of absence, short or long-term disability and any employment, termination, retention, bonus, change in control or severance plan or any other plan, program, policy or contract whether written or unwritten, funded or unfunded) for the benefit of any current or former officer, employee, director or consultant of an Acquired Company in each case (a) that is sponsored, maintained or contributed to by an Acquired Company, Parent or any Affiliate of Parent or (b) with respect to which an Acquired Company may have any liability or obligation.
“Post-Closing Tax Period” means any taxable period (or portion thereof) that begins after the Closing Date.
“Pre-Closing Communications” has the meaning set forth in Section 10.13(b).
“Pre-Closing Separate Tax Return” has the meaning set forth in Section 8.2(b).
“Pre-Closing Tax Period” means any taxable year or period that ends on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date.

“Preferred Stock Adjustment Amount” means a number of shares of Buyer Preferred Stock, which may be a positive or negative number, equal to (a) the Estimated Adjustment Amount divided by the Liquidation Preference minus (b) the Escrow Amount divided by the Liquidation Preference.
“Prior Company Counsel” has the meaning set forth in Section 10.13(a).
“Privileged Materials” has the meaning set forth in Section 10.13(b).
“Pro Rata Share” means, with respect to each Shareholder, a percentage obtained by dividing (x) the aggregate number of Shares (other than Restricted Shares) held by such Shareholder immediately prior to the Effective Time by (y) the total number of Shares (other than Restricted Shares) issued and outstanding immediately prior to the Effective Time.
“Proceedings” has the meaning set forth in Section 3.9.
“Property Taxes” means real, personal and intangible ad valorem property taxes.
“Ratio” means the quotient of (a) the Per Share Closing Consideration Value divided by (b) the Measurement Price.
“Regulatory Documents” means, with respect to a Person, all forms, reports, registration statements, schedules and other documents filed, or required to be filed, by such Person pursuant to the Securities Laws or the rules and regulations of any United States or foreign governmental or non-governmental or self-regulatory organization agency or authority (including the NYSE and FINRA).
“Released Parties” has the meaning set forth in Section 9.8(a).
“Releasing Parties” has the meaning set forth in Section 9.8(a).
“Representative” has the meaning set forth in Section 10.5(a).
“Requisite Regulatory Consents” has the meaning set forth in Section 6.1(a).
“Restricted Shares” has the meaning set forth in Section 2.13(a).
“Retention Agreement” means each agreement set forth in Section 1.1-R of the Company Disclosure Schedule.
“Revenue Run-Rate” means, as of any date, the aggregate annualized investment advisory, investment management, subadvisory or other similar recurring fees for all Company Clients (including the Company Funds) or accounts of Company Clients payable to an Acquired Company, determined by multiplying the Adjusted Assets Under Management for each such Company Client or account of such Company Client, as of the applicable date, by the applicable fee rate (net of any fee rebates, fee waivers, expense reimbursement (or assumption) arrangements or discounts, and any subadvisory fees paid to a Person other than the Company or any of its Subsidiaries, and taking into account any fee caps) for such Company Client or account of such Company Client, as of the applicable date (excluding any performance-based fees). For the avoidance of doubt, Revenue Run-

Rate does not include broker-dealer fees, registration and filing fees, “A-share” sale loads, underwriting commissions or index licensing fees.
“Routine Inspection” has the meaning set forth in Section 3.11(c).
“Sarbanes-Oxley Act” has the meaning set forth in Section 4.7(b).
“SEC” means the U.S. Securities and Exchange Commission.
“Section 129 Plan” has the meaning set forth in Section 5.11(e).
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.
“Securities Laws” means the Securities Act, the Exchange Act, the Investment Company Act, the Investment Advisers Act, state “blue sky,” securities and investment advisory laws, all applicable foreign securities laws, and, in each case, the rules and regulations promulgated thereunder.
“Seed Capital Redemption Agreement” means the letter agreement among the Company and Parent in substantially the form of Exhibit B.
“Seller Marks” has the meaning set forth in Section 5.14.
“Shareholder” means a holder of Shares.
“Shareholder Indemnitees” has the meaning set forth in Section 9.3(a).
“Shareholder Agreement” means a shareholder agreement among Buyer and Massachusetts Mutual Life Insurance Company in substantially the form of Exhibit C.
“Shares” means, collectively the shares of Class A Common Stock, Class B Common Stock and Class C Common Stock.
“Sponsored Buyer Fund” means any Buyer Fund for which Buyer or any of its Subsidiaries acts as the investment adviser, investment manager or in a similar capacity (other than a Buyer Fund for which Buyer or any of its Subsidiaries acts solely as a sub-adviser or portfolio consultant or in a similar capacity).
“Sponsored Company Fund” means (a) any Sponsored U.S. Company Fund, (b) any Sponsored UCITS and (c) any Company Non-Registered Fund.
“Sponsored U.S. Company Fund” means any U.S. Company Fund for which the Company or any of its Subsidiaries acts as the investment adviser, investment manager or in a similar capacity (other than a U.S. Company Fund for which the Company or any of its Subsidiaries acts solely as a sub-adviser or portfolio consultant or in a similar capacity).
“Sponsored UCITS” means each UCITS for which the Company or any of its Subsidiaries acts as the investment adviser, investment manager or in a similar capacity (other than a UCITS for which the Company or any of its Subsidiaries acts solely as a sub-adviser or portfolio consultant or in a similar capacity).
“SSAR” means a stock-settled appreciation right, each of which represents the right to acquire shares of Class C Common Stock upon the exercise thereof, granted pursuant to a Stock-Settled Appreciation Rights Agreement between the Company and the grantee.
“SSAR Cash Payment” has the meaning set forth in Section 2.13(b).
“Stock Consideration” means, collectively, the Common Stock Consideration and the Adjusted Preferred Stock Consideration.
“Straddle Period” has the meaning set forth in Section 8.2(b).
“Subpart F Income” means “subpart F income” within the meaning of Section 952 of the Code and any income treated as “subpart F income” pursuant to Section 245A(e)(2) of the Code.
“Subsequent Certificate of Merger” has the meaning set forth in Section 2.3.
“Subsequent Effective Time” has the meaning set forth in Section 2.3.
“Subsequent Merger” has the meaning set forth in the recitals hereto.
“Subsequent Surviving Corporation” has the meaning set forth in Section 2.1.
“Subsidiary” means, when used with reference to a Person, any other Person of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other governing body or persons performing similar functions, or more than fifty percent (50%) of the outstanding voting securities of which are owned, directly or indirectly, by such Person; provided, however, that none of the following shall be considered to be Subsidiaries of any Acquired Company or any Affiliate of any such Acquired Company: (a) any entity registered as an investment company under the Investment Company Act; (b) any entity that would, but for Section 3(c)(1) or 3(c)(7) of the Investment Company Act, be required to be so registered; (c) any other entity intended to serve as an investment pool of any kind (regardless of the ownership interest of the Company or any such Affiliate); or (d) any entity in which an Acquired Company or any Affiliate of such Acquired Company has made a “seed money” investment.
“Survival Period Termination Date” has the meaning set forth in Section 9.1.
“Surviving Corporation” has the meaning set forth in Section 2.1.
“Surviving Corporation Share” has the meaning set forth in Section 2.4(b).
“Takeover Laws” has the meaning set forth in Section 4.16.
“Target Net Working Capital” means $260,000,000.
“Tax Benefit” means the Tax effect of any item of loss, deduction or credit or any other item which decreases Taxes paid or payable or increases tax basis, including any interest with respect thereto or interest that would have been payable but for such item.

“Tax Claim” has the meaning set forth in Section 8.6(a).
“Tax Indemnified Party” has the meaning set forth in Section 8.6(a).
“Tax Indemnifying Party” has the meaning set forth in Section 8.6(a).
“Tax Proceeding” has the meaning set forth in Section 8.6(b).
“Tax Qualified Plans” has the meaning set forth in Section 5.11(d).
“Tax Return” means returns, reports, and other forms required to be filed in connection with the assessment or collection of, any Taxes.
“Taxes” means all taxes (and all interest and penalties thereon and additions thereto imposed by any Taxing Authority), including all income, franchise, gains, capital, real property, goods and services, transfer, value added, gross receipts, windfall profits, severance, ad valorem, personal property, production, sales, use, license, stamp, documentary stamp, estimated, social security, Medicare, unemployment or withholding taxes.
“Taxing Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of any Tax.
“Termination Date” has the meaning set forth in Section 7.1(a)(v).
“Third Party Claim” has the meaning set forth in Section 9.5(b).
“Trademarks” has the meaning set forth in the definition of “Intellectual Property.”
“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.
“Transfer Taxes” has the meaning set forth in Section 8.4.
“True-Up Client Consent Adjustment Amount” has the meaning set forth in Section 2.8(e)(ii).
“True-Up Period” has the meaning set forth in Section 2.8(e)(i).
“True-Up Revenue Run-Rate” means the Closing Revenue Run-Rate used to calculate the Client Consent Adjustment Amount (in each case, as finally determined pursuant to Section 2.8(c)), adjusted to add the Adjusted Assets Under Management (determined as of the Calculation Time) of (i) all Non-Consenting Clients who consent to the Transactions in accordance with Section 5.3 during the True-Up Period and (ii) all Non-Consenting Clients for which both of the following are true with respect to such Non-Consenting Client: (A) the Acquired Companies continue, as of the expiration of the True-Up Period, to receive (or accrue) investment advisory, investment management, subadvisory or other similar recurring fees with respect to such Non-Consenting Client and (B) such Non-Consenting Client’s Advisory Agreement is not, pursuant to the terms thereof or Applicable Law, required to be terminated as a result of the Transactions or the failure to obtain consent in connection therewith.

“U.S. Company Fund” means an investment company (or series thereof) registered under the Investment Company Act for which the Company or any of its Subsidiaries provides advisory or subadvisory services pursuant to an Investment Company Advisory Agreement.
“UCITS” means a collective investment scheme governed by the regulations on Undertakings for the Collective Investment of Transferable Securities for which an Acquired Company provides advisory or subadvisory services pursuant to an Advisory Agreement.
“Unaudited Financial Statements” has the meaning set forth in Section 3.5.
“WARN” has the meaning set forth in Section 5.11(h).
“Willful Breach” means, with respect to any breaches of any of the covenants or other agreements contained in this Agreement, a breach that is a consequence of an intentional act or intentional failure to act undertaken by the breaching party with actual knowledge that such party’s act or failure to act would, or would reasonably be expected to, result in or constitute a material breach of this Agreement.

ARTICLE 2
THE TRANSACTIONS
Section 2.1    The Merger and the Subsequent Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL, at the Effective Time (a) Merger Sub shall merge with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease, (b) the Company shall be the surviving corporation (the “Surviving Corporation”) in the Merger as a wholly-owned Subsidiary of Buyer and shall continue to be governed by the laws of the State of Delaware and (c) the separate existence of the Surviving Corporation with all its rights, privileges, immunities, powers and franchise shall continue unaffected by the Merger. The Merger shall have the effects set forth in this Agreement and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, all as provided in the DGCL. Immediately after the Effective Time and as part of a single integrated transaction, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, the Surviving Corporation shall merge with and into Merger Sub 2, and the separate corporate existence of the Surviving Corporation shall cease. Merger Sub 2 shall continue as the surviving corporation and as a wholly-owned Subsidiary of Buyer and shall continue to be governed by the laws of the State of Delaware (as such, the “Subsequent Surviving Corporation”). The Subsequent Merger shall have the effects set forth in this Agreement and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Subsequent Effective Time, all of the property, rights, privileges, powers and franchises of the Surviving Corporation and Merger Sub 2 shall vest in the Subsequent Surviving Corporation, and all debts, liabilities and duties of the Surviving Corporation and Merger Sub 2 shall become the debts, liabilities and duties of the Subsequent Surviving Corporation, all as provided in the DGCL. The parties hereto intend that the Combination qualify as a “reorganization” within the meaning of Section 368(a) of the Code and this Agreement shall be, and is hereby adopted as, a “plan of reorganization” for purposes of Section 354 and 361 of the Code.
Section 2.2    Closing. The consummation of the Combination (the “Closing”) shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, commencing at 10:00 a.m., local time, on the first Friday that is a Business Day of the calendar month following the month in which all of the conditions set forth in Article 6 have been satisfied or waived by the Parties entitled to the benefits thereto (other than conditions which relate to actions to be taken at the Closing, but subject to the satisfaction or applicable waiver of such conditions at the Closing) or, if such first Business Day is not at least five (5) Business Days after the aforementioned satisfaction or waiver, then the first Business Day of the immediately following calendar month, or at such other date, time and place as Buyer and the Company shall mutually agree in writing (the date on which the Closing actually takes place being referred to herein as the “Closing Date”). Notwithstanding the foregoing or anything else in this Agreement, Buyer shall be entitled to delay the Closing to a date not later than May 31, 2019 by (a) giving written notice to Parent and the Company at least five (5) Business Days prior to the date on which the Closing would otherwise be required to occur hereunder (the “Original Closing Date”) and which notice shall set forth the delayed date on which the Closing shall occur (the “Delayed Closing Date”) (taking into account clause (b) below, subject to the satisfaction or applicable waiver of the conditions in Article 6, other than those which relate to actions to be taken at the Closing, but subject to the satisfaction or applicable waiver of such conditions at the Closing) and (b) subject to receipt of the certificate contemplated by Section 6.2(c) dated as of the Original Closing Date, Buyer irrevocably agreeing in writing that the conditions to Closing set forth in Sections 6.2(a), 6.2(b) and 6.2(c) are waived (other than Sections 6.2(b) and 6.2(c) but only in respect of the Company’s and Parent’s continuing obligation thereafter to comply with their covenants hereunder and the obligation to certify the same pursuant to Section 6.2(c)), in which case the Closing shall occur on the Delayed Closing Date (and, in any event, on or before May 31, 2019) or at such other date and time as Buyer and the Company shall mutually agree in writing.
Section 2.3    Effective Time. As soon as practicable following the Closing on the Closing Date, Buyer and the Company will cause a certificate of merger containing such information as is required by the relevant provisions of the DGCL (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the DGCL, and shall make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at the time at which the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is agreed upon in writing by the Parties and specified in the Certificate of Merger in accordance with the DGCL, and such time is hereafter referred to as the “Effective Time”. Immediately following the Effective Time, Buyer and the Surviving Corporation will cause a certificate of merger relating to the Subsequent Merger as is required by the relevant provisions of the DGCL (the “Subsequent Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the DGCL, and shall make all other filings or recordings required by the DGCL in connection with the Subsequent Merger. The Subsequent Merger shall become effective at such time as the Subsequent Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other time as Buyer and the Surviving Corporation shall agree and specify in the Subsequent Certificate of Merger. As used herein, the “Subsequent Effective Time” shall mean the time at which the Subsequent Merger shall become effective.
Section 2.4    Effect on Capital Stock.
(a)    Merger Consideration. At the Effective Time, each Share that is issued and outstanding immediately prior to the Effective Time (other than Restricted Shares and Dissenting Shares) shall, by virtue of the Merger and without any action on the part of any holder thereof, be converted into the right to receive the Per Share Merger Consideration, without interest, and such Shares shall otherwise cease to be outstanding, shall automatically be cancelled and retired and shall cease to exist.
(b)    Merger Sub Interests. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.001 per share, of the Surviving Corporation (the “Surviving Corporation Share”).

(c)    Merger Sub 2 Interests. At the Subsequent Effective Time, each Surviving Corporation Share issued and outstanding immediately prior to the Subsequent Effective Time shall be cancelled and retired and shall cease to exist. At the Subsequent Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub 2 issued and outstanding immediately prior to the Subsequent Effective Time shall be unaffected by the Subsequent Merger and shall remain issued and outstanding.
Section 2.5    Payment of Merger Consideration.
(a)    Exchange Agent. Prior to the Effective Time, Buyer shall engage a bank or trust company reasonably satisfactory to the Company to act as exchange agent in connection with the Merger (the “Exchange Agent”). At or prior to the Effective Time, Buyer shall deposit, or cause to be deposited, with the Exchange Agent, in trust for the benefit of the holders of Shares issued and outstanding immediately prior to the Effective Time, (i) certificates or evidence of book-entry shares representing a number of shares of Buyer Common Stock and Buyer Preferred Stock sufficient to pay the Accredited Shareholders the Per Share Accredited Closing Stock Consideration pursuant to Section 2.4(a) in respect of each Share held by such holders, (ii) an amount of cash sufficient to pay the Non-Accredited Shareholders the Per Share Closing Consideration Value pursuant to Section 2.4(a) in respect of each Share held by such holders and (iii) an amount of cash sufficient to pay such holders in lieu of fractional shares pursuant to Section 2.5(i) (such shares of Buyer Common Stock and Buyer Preferred Stock, together with such cash, the “Exchange Fund”). The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement.
(b)    Exchange Procedures. As soon as reasonably practicable (but in any event within ten (10) Business Days after the date hereof), the Company will deliver or mail or will cause to be delivered or mailed to each holder of Shares (other than Restricted Shares) a letter of transmittal, substantially in the form of Exhibit G hereto (a “Letter of Transmittal”), which shall specify that delivery of Shares (other than Restricted Shares) shall be effected only upon proper delivery of a fully completed and duly executed Letter of Transmittal together with the related certificates representing Shares (“Certificates”), if any in accordance therewith to the Company or the Subsequent Surviving Corporation, as applicable, and instructions for use in surrendering such Shares and receiving the applicable Per Share Merger Consideration in respect of the Shares evidenced thereby. Upon the receipt of a properly completed and duly executed Letter of Transmittal and each such Certificate, if applicable, at least two (2) Business Days prior to the Closing Date, Buyer shall cause the Exchange Agent to, on the Closing Date following the Effective Time, pay the holder of such Shares the applicable Per Share Merger Consideration in consideration therefor, and such Shares and any related Certificate shall be cancelled at and as of the Effective Time. Any Per Share Merger Consideration not paid at Closing due to a failure by a Shareholder to deliver a properly completed and duly executed Letter of Transmittal and any such Certificate at least two (2) Business Days prior to the Closing Date shall be held by the Exchange Agent in the Exchange Fund. Upon the receipt of a properly completed and duly executed Letter of Transmittal and each such Certificate, if applicable, any time after the second (2nd) Business Day prior to the Closing Date, the Exchange Agent shall, as soon as reasonably practicable thereafter, which shall not exceed five (5) Business Days from receipt by the Exchange Agent of such properly completed and duly executed Letter of Transmittal and Certificates, if applicable, pay the holders of such Shares the applicable Per Share Merger Consideration in consideration therefor, and such Shares and any related Certificate shall be cancelled at and as of the Effective Time. Until so surrendered, each such Certificate (other than Certificates representing Dissenting Shares) shall represent solely the right to receive the Per Share Merger Consideration relating thereto.
(c)    Share Transfer Books. From and after the Effective Time, there shall be no transfers on the books of the Company of any Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Shares are presented to the Exchange Agent, they shall be surrendered and cancelled against delivery of the Per Share Merger Consideration as provided in this Article 2.
(d)    Transfers. If payment of the Per Share Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (i) such Certificate shall be properly endorsed or otherwise be in proper form for transfer, (ii) the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment of the Per Share Merger Consideration to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Buyer that such Tax has been paid or is not applicable and (iii) if the Person is to receive any Stock Consideration, such Person qualifies as an Accredited Shareholder hereunder. Payment of the Per Share Merger Consideration with respect to uncertificated Shares shall only be made to the Person in whose name such Shares are registered.
(e)    Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or uncertificated Shares or any holder of a Restricted Share or SSAR with respect to shares of Buyer Common Stock and/or Buyer Preferred Stock issuable upon surrender thereof, and all such dividends and other distributions shall be paid by Buyer to the Exchange Agent and shall be included in the Exchange Fund, in each case until such Certificate or uncertificated Shares (as applicable) have been surrendered in accordance with this Section 2.5. Subject to Applicable Law and the provisions of this Section 2.5, following the receipt of a fully completed and duly executed Letter of Transmittal and any such Certificate, there shall be transferred or paid to the record holder thereof by the Exchange Agent, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to shares of Buyer Common Stock and/or Buyer Preferred Stock to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Buyer Common Stock and/or Buyer Preferred Stock.
(f)    Termination of Exchange Fund. Any portion of the Exchange Fund which has not been transferred to the holders of Certificates or uncertificated Shares (as applicable) as of the one year anniversary of the Effective Time shall be delivered to Buyer. Thereafter, any holder of Certificates or uncertificated Shares (as applicable) who has not complied with this Article 2 prior to the one year anniversary of the Effective Time shall thereafter look only to Buyer for payment of such holder’s claim for the Per Share Merger Consideration (subject to abandoned property, escheat or other similar Applicable Laws) subject to compliance with the procedures set forth in this Article 2.
(g)    No Liability. None of Buyer, Parent, Merger Sub, Merger Sub 2, the Company, the Surviving Corporation, the Subsequent Surviving Corporation or the Exchange Agent or any of their respective directors, officers, employees and agents, or any other Person, shall be liable to any Person in respect of any Per Share Merger Consideration (or dividends or distributions with respect thereto) from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
(h)    Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Per Share Merger Consideration payable in respect thereof as may be required pursuant to Section 2.5(b), and any dividends or other distributions on shares of Buyer Common Stock and/or Buyer Preferred Stock in accordance with Section 2.5(e), without interest; provided, that Buyer or the Exchange Agent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver an agreement of indemnification in a form reasonably satisfactory to Buyer or the Exchange Agent, or a bond in such sum as Buyer or the Exchange Agent may reasonably direct as indemnity, against any claim that may be made against Buyer, the Exchange Agent or any other Person in respect of the Certificates alleged to have been lost, stolen or destroyed.
(i)    No Fractional Shares. Notwithstanding anything to the contrary in this Agreement, no fraction of a share of Buyer Common Stock or Buyer Preferred Stock will be issued by virtue of the Merger, but in lieu thereof each former holder of Shares who would otherwise be entitled to a fraction of a share of Buyer Common Stock or Buyer Preferred Stock (after aggregating all such shares of Buyer Common Stock or Buyer Preferred Stock, as applicable, that would otherwise be received by such holder) shall, upon delivery of a fully completed and duly executed Letter of Transmittal and such holder’s Certificate(s) as provided in Section 2.5(b), or in the case of a lost, stolen or destroyed Certificate, upon delivery of an affidavit in the manner provided in Section 2.5(h), receive from Buyer an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction, multiplied by (ii) in the case of a fraction of Buyer Common Stock, the Measurement Price or, in the case of a fraction of Buyer Preferred Stock, the Liquidation Preference.
(j)    Adjustment to Merger Consideration. If at any time between the date of this Agreement and the Effective Time any change in the number of issued and outstanding shares of Buyer Common Stock shall occur as a result of a reclassification, recapitalization, share split or subdivision (including a reverse share split), or combination, exchange or readjustment of shares, or any bonus issue or dividend or distribution paid in shares of Buyer Common Stock (including any dividend or distribution of securities convertible into shares of Buyer Common Stock) with a record date during such period, the number of shares of Buyer Common Stock to be issued in the Merger shall be equitably adjusted to reflect such change and, if such change occurs during or after the trading days on which the Measurement Price is determined, the Measurement Price shall be equitably adjusted to reflect such change as well.

(k)    Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis; provided, however, that any such investments shall be in short-term obligations of the United States with maturities of no more than thirty (30) days or short-term obligations guaranteed by the United States or backed by the full faith and credit of the United States. Any interest and other income resulting from such investments shall be paid to Buyer upon termination of the Exchange Fund pursuant to this Section 2.5(k). No investment of the Exchange Fund shall relieve Buyer, the Subsequent Surviving Corporation or the Exchange Agent from promptly making the payments required by this Article 2, and following any losses from any such investment, Buyer shall promptly provide additional cash funds to the Exchange Agent for the benefit of the holders of Shares (other than Restricted Shares) at the Effective Time in the amount of such losses, which additional funds will be deemed to be part of the Exchange Fund.
Section 2.6    Escrow Fund.
(a)    Subject to Section 2.6(b), at the Closing, without any act of any Shareholder, Buyer shall deposit with the Escrow Agent to hold in trust pursuant to the terms of the Escrow Agreement and this Agreement, by wire transfer of immediately available funds the Escrow Amount.
(b)    Notwithstanding anything to the contrary herein, the portion of the Escrow Amount attributable to any Non-Escrow Shareholder shall not be deposited in the Escrow Fund at the Closing and the aggregate Per Share Merger Consideration to be delivered to such Non-Escrow Shareholder at the Closing shall be increased by such Non-Escrow Shareholder’s attributable portion of the Escrow Amount. For the avoidance of doubt, such Non-Escrow Shareholder will not be entitled to receive any portion of cash released from the Escrow Fund pursuant to Section 2.8(c)(v)(C).
Section 2.7    Other Closing Deliverables. At the Closing:
(a)    Parent shall deliver, or cause to be delivered, to Buyer or its designee:
(i)    the Escrow Agreement, duly executed by Parent;
(ii)    the Shareholder Agreement, duly executed by Parent;
(iii)    the Seed Capital Redemption Agreement, duly executed by Parent and the Company; and
(iv)    each other Ancillary Agreement to which Parent is a party, duly executed by Parent, and such other agreements, documents and instruments as are required to be executed and delivered by Parent at or prior to the Closing pursuant to Section 6.2 or as are otherwise reasonably required in connection with this Agreement; and
(b)    Buyer shall deliver, or cause to be delivered, to Parent:
(i)    the Escrow Agreement, duly executed by Buyer;
(ii)    the Shareholder Agreement, duly executed by Buyer; and

(iii)    each other Ancillary Agreement to which Buyer is a party, duly executed by Buyer, and such other agreements, documents and instruments as are required to be executed and delivered by Buyer at or prior to the Closing pursuant to Section 6.3 or as are otherwise reasonably required in connection with this Agreement.
Section 2.8    Merger Consideration; Adjustments.
(a)    Estimated Amounts. No later than five (5) Business Days prior to the Closing Date, Parent shall provide to Buyer a written statement (the “Estimated Closing Statement”) setting forth an estimate of the Adjustment Amount (the “Estimated Adjustment Amount”) which shall be based upon a good-faith estimate of the Net Working Capital Adjustment Amount and the Client Consent Adjustment Amount, delivered with reasonable supporting detail with respect to the calculation of such amounts.
(b)    Post-Closing Adjustments.
(i)    As soon as practicable, but no later than forty-five (45) days after the Closing Date, Buyer shall prepare and deliver to Parent a statement (the “Closing Statement”) setting forth Buyer’s calculation of (A) the Net Working Capital Adjustment Amount, (B) the Client Consent Adjustment Amount, if any, and (C) the Adjustment Amount. Buyer’s calculations of such amounts set forth in the Closing Statement (collectively, the “Buyer Proposed Calculations”) shall be delivered with reasonable supporting detail with respect to the calculation of such amounts.
(ii)    Within sixty (60) days of receipt of the Closing Statement, Parent may provide written notice to Buyer disputing all or a part of the Buyer Proposed Calculations (such notice, a “Dispute Notice”). If Parent fails to deliver a Dispute Notice to Buyer within such sixty (60)-day period, or if Parent accepts in writing the Buyer Proposed Calculations before such sixty (60)-day period, then Buyer and Parent shall be deemed to have agreed that the Buyer Proposed Calculations set forth in the applicable Closing Statement shall be finally determined and binding on the Parties for all purposes hereunder. If a Dispute Notice is provided to Buyer, then Buyer and Parent shall use commercially reasonable efforts to resolve the disputed items during the thirty (30)-day period commencing on the date of Buyer’s receipt of the Dispute Notice.
(iii)    If Parent and Buyer do not agree in writing upon a final resolution with respect to any disputed items within such thirty (30)-day period, then the remaining items in dispute shall be submitted immediately to a nationally recognized, independent accounting firm acceptable to Buyer and Parent (in either case, the “Accounting Firm”). The Parties shall instruct the Accounting Firm to render a determination of the applicable dispute within thirty (30) days after referral of the matter to such Accounting Firm, which determination must be in writing and must set forth, in reasonable detail, the basis therefor. The terms of appointment and engagement of the Accounting Firm shall be as reasonably agreed upon between Parent and Buyer, and any associated engagement fees shall be initially borne 50% by Parent and 50% by Buyer; provided that all such fees shall ultimately be borne by Parent and Buyer in inverse proportion as such Party ultimately prevails on the matters resolved by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the disputed items. Except as provided in the preceding sentence, all other costs and expenses incurred by the Parties hereto in connection with resolving any dispute hereunder before the Accounting Firm shall be borne by the Party incurring such cost and expense. In resolving the disputed items, the Accounting Firm shall (A) be bound by the provisions of this Section 2.8, (B) not assign a value to any item greater than the greatest value claimed for such item or less than the smallest value for such item claimed by either Buyer or Parent, (C) rely solely on the written submissions of the Parties and shall not conduct an independent investigation and (D) limit its decision to only such items as are in dispute and to only those adjustments as are necessary for the Buyer Proposed Calculations to comply with the provisions of this Agreement. Such determination of the Accounting Firm shall be conclusive and binding upon the Parties for all purposes hereunder upon which a judgment may be rendered by a court having proper jurisdiction over the Party against which such determination is sought to be enforced.
(iv)    The Parties shall, and shall cause their respective independent accountants and their respective Affiliates to, cooperate and assist in the calculation of the Adjustment Amount and the components thereof, and in the conduct of the review by the Accounting Firm of any proposed calculations of the Adjustment Amount or the components thereof, including making available (to the extent necessary to resolve the items in dispute and subject to customary confidentiality and indemnity agreements) books, records, work papers and relevant personnel.
(v)    Within three (3) Business Days after the date on which the Adjustment Amount (and the components thereof) is finally determined pursuant to this Section 2.8(c) (such amount, the “Final Adjustment Amount”):
(A)    Excess Amount owed to Equityholders: If the Final Adjustment Amount exceeds the Estimated Adjustment Amount (such amount, the “Excess Amount”):
(I)    the Representative will in good faith compute or re-compute, as the case may be the following, assuming that the Estimated Adjustment Amount was increased by the Aggregate Incremental Consideration: (i) Closing Consideration Value, (ii) the Closing SSAR Consideration Value, (iii) the number of Deemed SSAR Shares, (iv) the Fully-Diluted Shares, and (v) the resulting Aggregate Stockholder Consideration Value, the Per Share Closing Consideration Value, Ratio and Per Share Portion; and
(II)    Buyer shall:
1.    pay to the Exchange Agent by wire transfer of immediately available funds an aggregate amount in cash equal to the excess of the Aggregate Stockholder Consideration Value (as re-calculated pursuant to this Section 2.8(c)(v)(A)) over the Aggregate

Stockholder Consideration Value as of immediately prior to such recalculation, which cash amount shall be deemed part of the Exchange Fund;
2.    cause the Exchange Agent to promptly (and in any event within five (5) Business Days) cause to be distributed to each Shareholder an amount, for each Share held by such Person which was converted into the right to receive the Per Share Merger Consideration pursuant to Section 2.4, equal to the aggregate amount transferred pursuant to the preceding clause (1) divided by the number of Shares converted into the right to receive the Per Share Merger Consideration pursuant to Section 2.4 (such amount, the “Per Share Excess Amount”);
3.    with respect to Restricted Shares that were converted into Buyer Restricted Shares pursuant to Section 2.13 and that vested after the Closing Date and on or prior to the date of payment under this Section 2.8(c)(v), pay to the holder of such Buyer Restricted Share an amount in cash per such Buyer Restricted Share equal to the quotient obtained by dividing the Per Share Excess Amount by the Ratio (the “Per Buyer Restricted Share Excess Amount”);
4.    with respect to Restricted Shares that were converted into Buyer Restricted Shares pursuant to Section 2.13 and are not vested on or prior to the date of payment under this Section 2.8(c)(v), credit each such Buyer Restricted Share with a right to receive an amount in cash from Buyer equal to the Per Buyer Restricted Share Excess Amount, such cash payment to be made subject to the same vesting requirements as the underlying Buyer Restricted Shares; and
5.    with respect to each SSAR that was cancelled pursuant to Section 2.13(b), whether or not a SSAR Cash Payment was made in respect thereto, pay to the holder of such SSAR an amount in cash per SSAR equal to the excess of (x) the Per Share Closing Consideration Value multiplied by the Deemed SSAR Shares attributable to such SSAR (in each case of this clause (x) as recalculated pursuant to this Section 2.8(c)(v)) over (y) the Per Share Closing Consideration Value multiplied by the Deemed SSAR Shares attributable to such SSAR (in each case of this clause (y) as determined as of immediately prior to such recalculation).
(B)    Deficiency Amount owed to Buyer: If the Final Adjustment Amount is less than Estimated Adjustment Amount (the “Deficiency Amount”), then:
(I)    each Non-Escrow Shareholder shall promptly (and in any event within five (5) Business Days) pay Buyer, by wire transfer of immediately available funds and/or transfer of shares of Buyer Common Stock or Buyer Preferred Stock, an amount equal to such Non-Escrow Shareholder’s Pro Rata Share of the Deficiency Amount (with any Buyer Common Stock valued at the Measurement Price and Buyer Preferred Stock valued at the Liquidation Preference);
(II)    Parent shall, in addition to any amounts pursuant to clause (I) above, pay Buyer, by wire transfer of immediately available funds and/or transfer of shares of Buyer Common Stock or Buyer Preferred Stock, an amount equal to the shortfall, if any, of (1) the amount paid pursuant to the preceding clause (I) and released pursuant to the following clause (III) over (2) the Deficiency Amount (with any Buyer Common Stock valued at the Measurement Price and Buyer Preferred Stock valued at the Liquidation Preference); and
(III)    Buyer and Parent shall promptly (and in any event within five (5) Business Days) deliver joint written instructions to the Escrow Agent to release the Deficiency Amount (less the amounts paid pursuant to the preceding clause (I)) to Buyer from the Escrow Fund.
(C)    Remaining Escrow Release: If any funds would remain in the Escrow Account (assuming any payments pursuant to clauses (A) and (B) above were made, the “Escrow Release Amount”), then:
(I)    the Representative will in good faith compute or re-compute, as the case may be the following, assuming that the Estimated Adjustment Amount was increased by the Aggregate Incremental Consideration: (i) Closing Consideration Value, (ii) the Closing SSAR Consideration Value, (iii) the number of Deemed SSAR Shares, (iv) the Fully-Diluted Shares, and (v) the resulting Aggregate Stockholder Consideration Value, the Per Share Closing Consideration Value, Ratio and Per Share Portion;
(II)    Buyer and Parent shall promptly (and in any event within five (5) Business Days) deliver joint written instructions to the Escrow Agent to release to:
1.    Buyer an amount in cash equal to the aggregate amount payable pursuant to clause (IV)(4) below; and
2.    the Exchange Agent the remaining funds in the Escrow Account (taking into account the payment pursuant to the immediately preceding clause (1)), which funds shall be deemed part of the Exchange Fund; and
(III)    Buyer shall:

1.    cause the Exchange Agent to promptly (and in any event within five (5) Business Days) cause to be distributed to each Shareholder an amount, for each Share held by such Person which was converted into the right to receive the Per Share Merger Consideration pursuant to Section 2.4, equal to the aggregate amount transferred pursuant to the preceding clause (II)(1) divided by the number of Shares converted into the right to receive the Per Share Merger Consideration pursuant to Section 2.4 (such amount, the “Per Share Escrow Release Amount”);
2.    with respect to Restricted Shares that were converted into Buyer Restricted Shares pursuant to Section 2.13 and that vested after the Closing Date and on or prior to the date of payment under this Section 2.8(c)(v)(C), pay to the holder of such Buyer Restricted Share an amount in cash per such Buyer Restricted Share equal to the quotient obtained by dividing the Per Share Escrow Release Amount by the Ratio (the “Per Buyer Restricted Share Escrow Release Amount”);
3.    with respect to Restricted Shares that were converted into Buyer Restricted Shares pursuant to Section 2.13 and are not vested on or prior to the date of payment under this Section 2.8(c)(v)(C), credit each such Buyer Restricted Share with a right to receive an amount in cash from Buyer equal to the Per Buyer Restricted Share Escrow Release Amount, such cash payment to be made subject to the same vesting requirements as the underlying Buyer Restricted Shares; and
4.    with respect to each SSAR that was cancelled pursuant to Section 2.13(b),whether or not a SSAR Cash Payment was made in respect thereto, pay to the holder of such SSAR an amount in cash per SSAR equal to the excess of (x) the Per Share Closing Consideration Value multiplied by the Deemed SSAR Shares attributable to such SSAR (in each case of this clause (x) as recalculated pursuant to this Section 2.8(c)(v)(C)) over (y) the Per Share Closing Consideration Value multiplied by the Deemed SSAR Shares attributable to such SSAR (in each case of this clause (y) as determined as of immediately prior to such recalculation).
(vi)    Any cash amount paid pursuant to Section 2.8(c)(v) shall be made by wire transfer of immediately available funds to an account designated by the receiving party and treated as an adjustment to the Merger Consideration for Tax reporting purposes. Notwithstanding the foregoing, all cash amounts paid in respect of Restricted Shares and SSARS pursuant to this Section 2.8(c) shall be processed by Buyer or its applicable Affiliate through payroll.

(vii)    Notwithstanding anything in this Agreement to the contrary, if any amount to be paid to Parent in Buyer Common Stock or Buyer Preferred Stock would cause Buyer to be a surrogate foreign corporation (as defined in Section 7874(a)(2)(B) of the Code) or Parent to own Buyer stock in excess of the limitation set forth in Treasury Regulations Sections 1.367(a)-3(c)(1)(i) and 1.367(a)-3(c)(1)(ii), such amounts will instead be paid to Parent in cash. Notwithstanding the foregoing, in no event shall the amount of cash paid pursuant to Section 8.1(b) or Article 9 or this Section 2.8 be sufficient to prevent the Combination from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
(c)    Accounting Procedures. The Estimated Adjustment Amount, the Buyer Proposed Calculations, the Final Adjustment Amount and the calculations contained therein (other than the calculation of the Client Consent Adjustment Amount) shall be determined based on the consolidated balance sheets of the Acquired Companies as at the Calculation Time, prepared consistently with the Audited Financial Statements and in accordance with GAAP and the principles, methodologies, policies, notes and procedures set forth in Exhibit A, which, for the avoidance of doubt, includes an illustrative calculation of (i) the Net Working Capital Adjustment Amount and (ii) the Final Adjustment Amount. Notwithstanding the foregoing, such principles, methodologies, policies, notes, procedures and determinations shall (A) not include any purchase accounting or other adjustment arising out of the consummation of the Transactions, (B) be based on facts and circumstances as they exist as at the Calculation Time and shall exclude the effect of any act, decision or event occurring after such time (other than any action, decision or event taken by any Acquired Company in breach of this Agreement), (C) follow the defined terms contained in this Agreement whether or not such terms are consistent with GAAP and (D) calculate any reserves, accruals or other non-cash expense items on a daily accrual (as opposed to monthly accrual) basis to account for a Calculation Time that occurs on any date other than the last day of a calendar month. For the avoidance of doubt, in the event that there is any inconsistency between GAAP and the principles, methodologies, policies, notes and procedures set forth in Exhibit A for the sample calculation of the Closing Date Net Working Capital, the principles, methodologies, policies, notes and procedures set forth in Exhibit A shall prevail.
(d)    Post-Closing Consent True-up. If the Client Consent Adjustment Amount (as finally determined pursuant to Section 2.8(c), the “Initial Client Consent Adjustment Amount”) is greater than zero, then:
(i)    upon the expiration of the period beginning on the Closing Date and ending on the date that is (6) months after the Closing Date (such period the “True-Up Period”), Buyer shall recalculate the Client Consent Adjustment Amount as of the Calculation Time and provide such calculation and reasonable supporting documentation for such calculation to Parent; provided that the True-Up Revenue Run-Rate shall be used in such calculation instead of the Closing Revenue Run-Rate. Any disputes that arise with respect to such calculation shall be resolved in the same manner provided in the dispute resolution procedures set forth in Sections 2.8(c)(iii) and 2.8(c)(iv).

(ii)    If the Client Consent Adjustment Amount as recalculated and finally determined pursuant to Section 2.8(e)(i) (such amount, the “True-Up Client Consent Adjustment Amount”) is less than the Initial Client Consent Adjustment Amount, then
(A)    the Representative will in good faith compute or re-compute, as the case may be the following, assuming that the Estimated Adjustment Amount was increased by the Aggregate Incremental Consideration: (i) Closing Consideration Value, (ii) the Closing SSAR Consideration Value, (iii) the number of Deemed SSAR Shares, (iv) the Fully-Diluted Shares, and (v) the resulting Aggregate Stockholder Consideration Value, the Per Share Closing Consideration Value, Ratio and Per Share Portion; and
(B)    Buyer shall:
(I)    pay to the Exchange Agent by wire transfer of immediately available funds an aggregate amount in cash equal to the excess of the Aggregate Stockholder Consideration Value (as re-calculated pursuant to Section 2.8(e)(ii)) over the Aggregate Stockholder Consideration Value as of immediately prior to such recalculation, which cash amount shall be deemed part of the Exchange Fund;
(II)    cause the Exchange Agent to promptly (and in any event within five (5) Business Days) cause to be distributed to each Shareholder, an amount for each Share held by such Person which was converted into the right to receive the Per Share Merger Consideration pursuant to Section 2.4, equal to the aggregate amount transferred pursuant to the preceding clause (I) divided by the number of Shares which were converted into the right to receive the Per Share Merger Consideration pursuant to Section 2.4 (such amount, the “Per Share True-Up Amount”);
(III)    with respect to Restricted Shares that were converted into Buyer Restricted Shares pursuant to Section 2.13 and that vested after the Closing Date and on or prior to the date of payment under this Section 2.8(e)(ii), pay to the holder of such Buyer Restricted Share an amount in cash per such Buyer Restricted Share equal to the quotient obtained by dividing the Per Share True-Up Amount by the Ratio (the “Per Buyer Restricted Share True-Up Amount”);
(IV)    with respect to Restricted Shares that were converted into Buyer Restricted Shares pursuant to Section 2.13 and are not vested on or prior to the date of payment under this Section 2.8(e)(ii), credit each such Buyer Restricted Share with a right to receive an amount in cash from Buyer equal to the Per Buyer Restricted Share True-Up Amount, such cash payment to be made subject to the same vesting requirements as the underlying Buyer Restricted Shares; and

(V)    with respect to each SSAR that was cancelled pursuant to Section 2.13(b),whether or not a SSAR Cash Payment was made in respect thereto, pay to each holder of such SSAR an amount in cash per SSAR equal to the excess of (x) the Per Share Closing Consideration Value multiplied by the Deemed SSAR Shares attributable to such SSAR (in each case of this clause (x) as recalculated pursuant to this Section 2.8(e)(ii)), over (y) the Per Share Closing Consideration Value multiplied by the Deemed SSAR Shares attributable to such SSAR (in each case of this clause (y) as determined immediately prior to such recalculation).
(iii)    Any cash amount paid pursuant to Section 2.8(e)(ii) shall be made by wire transfer of immediately available funds to an account designated by the receiving party and treated as an adjustment to the Merger Consideration for Tax reporting purposes. Notwithstanding the foregoing, all cash amounts paid in respect of Restricted Shares and SSARS pursuant to this Section 2.8(e)(ii) shall be processed by Buyer or its applicable Affiliate through payroll.
(iv)    During the True-Up Period, Buyer shall periodically (and no less frequently than once every thirty (30) days) provide Parent with written updates regarding consents or other correspondence received by Buyer or its Affiliates (including the Acquired Companies) from any Company Clients that bear on the calculations to be performed pursuant to this Section 2.8(e), together with reasonable supporting documentation.
Section 2.9    Organizational Documents. As of the Effective Time, the certificate of incorporation and the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws of the Surviving Corporation, until thereafter amended in accordance with Applicable Law and the applicable provisions of such certificate of incorporation and bylaws. The certificate of incorporation and the bylaws of Merger Sub 2, as in effect immediately prior to the Subsequent Effective Time, shall be the certificate of incorporation and the bylaws, respectively, of the Subsequent Surviving Corporation, until thereafter changed or amended as provided therein or by Applicable Law, except as otherwise contemplated by this Agreement.
Section 2.10    Directors. The directors of Merger Sub at the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal. The directors of Merger Sub 2 at the Subsequent Effective Time shall be the initial directors of the Subsequent Surviving Corporation and shall hold office in accordance with the certificate of incorporation and bylaws of the Subsequent Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

Section 2.11    Officers. The officers of Merger Sub at the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal. The officers of the Surviving Corporation at the Subsequent Effective Time shall be the initial officers of the Subsequent Surviving Corporation and shall hold office in accordance with the certificate of incorporation and bylaws of the Subsequent Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.
Section 2.12    Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time that are owned by a Shareholder (a “Dissenting Shareholder”) who has perfected and not withdrawn a demand for appraisal pursuant to Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Per Share Merger Consideration, and Dissenting Shareholders shall instead be entitled to payment of the fair value of their Dissenting Shares in accordance with the provisions of Section 262 of the DGCL. At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each Dissenting Shareholder shall cease to have any rights with respect to such Dissenting Shares, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL. Notwithstanding the foregoing, if any such Dissenting Shareholder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction shall determine that such Dissenting Shareholder is not entitled to the relief provided by Section 262 of the DGCL, then the right of such Dissenting Shareholder to be paid the fair value of their Dissenting Shares under Section 262 of the DGCL shall cease and such Dissenting Share shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Per Share Merger Consideration, without any interest thereon. The Company shall give Buyer prompt notice of any written demands for appraisal, withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company. Prior to the Effective Time, the Company shall not, without the prior written consent of Buyer, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.
Section 2.13    Treatment of Equity Awards.
(a)    Restricted Shares. At the Effective Time, each award of shares of Class C Common Stock granted subject to ongoing vesting restrictions that was granted pursuant to a restricted stock award agreement between the Company and a grantee (collectively, “Restricted Shares”) that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of any holder thereof, be converted into (i) an award, on the same terms and conditions (including applicable vesting requirements) applicable to the award of Restricted Shares immediately prior to the Effective Time, including all such terms in any applicable Retention Agreement (such converted awards, the “Buyer Restricted Shares”), (A) with respect to the number of shares of Buyer Common Stock that is equal to the number of Restricted Shares that were subject to the award immediately prior to the Effective Time, multiplied by the Ratio (rounded down to the nearest whole share) and (B) with respect to any fractional share of Buyer Common Stock that results from application of the formula in clause (A) prior to the rounding, the right to receive an amount in cash equal to such fraction multiplied by the Measurement Price and (ii) a contingent right to receive an amount in cash from Buyer as described in Sections 2.8(c)(v) and 2.8(e).
(b)    SSARs. At the Effective Time, each SSAR award that, immediately prior to the Effective Time, is outstanding, unexercised and either (i) vested or unvested with an exercise price per share of Class C Common Stock that is equal to or greater than the Per Share Closing Consideration Value (any such SSAR described in this clause (i), an “Out-of-the-Money SSAR”) or (ii) vested or unvested with an exercise price per share of Class C Common Stock that is less than the Per Share Closing Consideration Value (any such SSAR described in this clause (ii), an “In-the-Money SSAR”) shall, by virtue of the Merger and without any action on the part of any holder thereof, cease to represent a right to acquire shares of Class C Common Stock, and shall be cancelled and converted into (I) the right to receive a cash payment (a “SSAR Cash Payment”) equal to the product of (1) the number of Deemed SSAR Shares attributable to such SSAR, multiplied by (2) the  Per Share Closing Consideration Value and (II) a contingent right to receive a cash payment (a “Contingent Payment”) as described in Sections 2.8(c)(v) and 2.8(e).
(c)    No later than the fifth (5th) Business Day following the Closing Date, Buyer shall cause all SSAR Cash Payments to be processed by Buyer or its applicable Affiliate through payroll. Following the Effective Time, no holder of any Restricted Shares or SSARs (or former holder of a Restricted Share or SSAR, or any current or former participant in any Company Stock Plan) will have any right thereunder to acquire any capital stock of the Company or any Subsidiary of the Company or any other equity interest therein.
(d)    At the Effective Time and, upon the conversion of the Restricted Shares to Buyer Restricted Shares under Section 2.13(a), Buyer shall assume (i) all of the obligations of the Company in respect of each award of Restricted Shares that is outstanding immediately prior to the Effective Time and converted to an award of Buyer Restricted Shares and (ii) the agreements evidencing the grants and terms thereof, including, for the avoidance of doubt, the Company Stock Plans, as adjusted or modified to give effect to the transactions contemplated hereby, and the Retention Agreements. As soon as practicable after the Effective Time, Buyer shall deliver to the holders of the Buyer Restricted Shares appropriate notices setting forth such holders’ rights pursuant to the respective Company Stock Plans and the agreements evidencing the grants and terms of such Restricted Shares, which shall continue in effect on the same terms and conditions, subject to the adjustments and modifications required by this Section 2.13(d) after giving effect to the Transactions.
(e)    Buyer agrees to file with the SEC within five (5) Business Days after the Closing Date a registration statement on Form S-8 (or other successor or appropriate forms) under the Securities Act to register shares of Buyer Common Stock issuable upon vesting of the Buyer Restricted Shares contemplated by Section 2.13(d), unless Buyer has as of the Closing Date an existing effective registration statement on Form S-8 (or other successor or appropriate forms) available to it for such purpose. Buyer agrees to use its reasonable efforts to cause such new or existing registration statement to remain effective until the vesting or forfeiture of the Buyer Restricted Shares, as applicable.

(f)    At or prior to the Effective Time, the Company board of directors and its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 2.13.
Section 2.14    Withholding. Each Party and its Affiliates, and the Exchange Agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted or withheld with respect to the making of such payment under the Code, or any other applicable state, local or foreign Applicable Law; provided that each Party and its Affiliates, if applicable, will provide reasonable advanced notice of any such withholding or deduction and shall work with the other Party in good faith to reduce or eliminate any such deduction or withholding (it being agreed and understood that general disclosure of U.S. federal backup withholding of the type customarily included in letters of transmittal and similar forms provided to payees constitutes “reasonable advance notice” for purposes of this Section 2.14). To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in a correspondingly labeled section of the written disclosure schedule delivered to Buyer by the Company concurrently with the execution and delivery of this Agreement (the “Company Disclosure Schedule”) (it being agreed that any matter disclosed in any section or subsection of the Company Disclosure Schedule shall be deemed disclosed with respect to any representation, warranty or covenant corresponding to any other section of this Agreement and the Company Disclosure Schedule to the extent its relevance to such section, representation, warranty or covenant is reasonably apparent from the face of the Company Disclosure Schedule), the Company hereby represents and warrants to Buyer, Merger Sub and Merger Sub 2 as follows:
Section 3.1    Organization and Related Matters. The Company (a) is a corporation duly organized and validly existing under the Laws of the State of Delaware, (b) has the requisite corporate power and authority necessary to carry on its respective Business substantially in the manner as it is now being conducted and to own, lease and operate all of its properties and assets and (c) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such qualification or licensing necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 3.2    Authority; No Violations.
(a)    The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party and, subject to the receipt of the Company Stockholder Approval, to consummate the Transactions. The execution and delivery of this Agreement and the Ancillary Agreements to which the Company is or will be a party and the consummation of the Transactions by the Company have been duly authorized by all requisite action of the Company subject to the receipt of the affirmative vote or consent of the holders of a majority of the issued and outstanding shares of Class A Common Stock and Class B Common Stock, voting together as a single class, approving the Merger and adopting this Agreement in accordance with the DGCL and the certificate of incorporation and by-laws of the Company (the “Company Stockholder Approval”). This Agreement has been (and the execution and delivery of each Ancillary Agreement to which the Company will be a party will be) duly executed and delivered by the Company and constitutes (and each such Ancillary Agreement when so executed and delivered by the Company will constitute) a valid, legal and binding agreement of the Company (assuming that this Agreement has been, and the Ancillary Agreements to which the Company is a party will be, duly and validly authorized, executed and delivered by the other Persons party thereto), enforceable against the Company in accordance with their terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.
(b)    Assuming the accuracy of the representations and warranties of Buyer, Merger Sub and Merger Sub 2 set forth in Section 4.2(b), no notices to, filings with or authorizations, consents or approvals of any Governmental Authority are necessary to be made by or received by the Company for the execution, delivery or performance by the Company of this Agreement or the Ancillary Agreements to which the Company is or will be a party or the consummation by the Company of the Transactions, except for (i) compliance with and filings under the HSR Act and any other applicable Competition Laws, (ii) filings listed on Section 3.2(b) of the Company Disclosure Schedule and (iii) those the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(c)    The board of directors of the Company has duly adopted resolutions (i) approving the execution, delivery and performance by the Company of this Agreement and each other Ancillary Agreement to which it is or will be a party, (ii) determining that entering into this Agreement and such other Ancillary Agreements is fair to, and in the best interests of, the Company and its Shareholders, (iii) declaring this Agreement and such other Ancillary Agreements advisable and (iv) recommending that the Company’s Shareholders adopt this Agreement.
Section 3.3    Non-Contravention. The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which the Company is or will be a party and the performance of its obligations hereunder and thereunder (including the consummation of the Transactions) do not (a) violate any provision of the Organizational Documents of the Company, (b) assuming compliance with the matters referred to in Section 3.2(b), violate any Applicable Law, (c) except as listed on Section 3.3 of the Company Disclosure Schedule, require any consent of or notice to any Person under, or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, any Material Contract or (d) except as contemplated by this Agreement, result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any asset of the Company, except, in the case of clauses (b), (c) and (d), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 3.4    Capital Structure; Subsidiaries.
(a)    The authorized capital stock of the Company consists of 21,600,000 shares of Class A Common Stock, 18,400,000 shares of Class B Common Stock and 45,000,000 shares of Class C Common Stock. As of the date hereof, (i) 21,600,000 shares of Class A Common Stock, 13,013,900 shares of Class B Common Stock and 608,647 shares of Class C Common Stock were issued and outstanding (not including Restricted Shares, of which 1,463,985 were issued and outstanding), (ii) 2,512,429 shares of Class C Common Stock were subject to outstanding SSARs and (iii) 12,632,570 shares of Class C Common Stock were reserved and remained available for future issuance under the Company Stock Plan. All of the issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights. Neither the Company nor any of its Subsidiaries directly or indirectly owns beneficially or of record any equity interest in any Person, other than the Subsidiaries of the Company.
(b)    Other than as set forth in Section 3.4(b) of the Company Disclosure Schedule, there are no outstanding securities, options, warrants, calls, or other similar rights, commitments, agreements, arrangements or undertakings (“Equity Rights”) (i) obligating any Acquired Company to issue, deliver, redeem, purchase or sell, or cause to be issued, delivered, redeemed, purchased or sold, any Shares or any other equity interests in any Acquired Company or in any of their respective properties or assets or any instruments or obligations convertible or exchangeable into or exercisable for any Shares or any other equity interests in any Acquired Company or in any of their respective properties or assets, (ii) giving any Person a right to subscribe for or acquire any Shares or any other equity interests in any Acquired Company or in any of their respective properties or assets or (iii) obligating any Acquired Company to issue, grant, adopt or enter into any such Equity Right. Except as set forth in Section 3.4(a), as of the date hereof there are no outstanding restricted shares, restricted share units, stock options, stock appreciation rights, performance shares, performance units, deferred stock units, contingent value rights, “phantom” stock or similar rights issued or granted by any Acquired Company that are linked to the value of the Shares.
(c)    Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other similar obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of the Company on any matter. Except for the Company Equityholders’ Agreement or as otherwise set forth in Section 3.4(c) of the Company Disclosure Schedule, there are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the holding, voting, registration, redemption, repurchase or disposition, or that restricts the transfer of, any capital stock or other voting securities or equity interests of the Company.
(d)    Section 3.4(d) of the Company Disclosure Schedule sets forth a correct and complete list, as of the date of this Agreement, of each Subsidiary of the Company, indicating the type of entity and jurisdiction of organization. The Company owns, directly or indirectly, all of the issued and outstanding equity interests in, and other securities of, each Subsidiary of the Company, free and clear of any Encumbrances. All of the issued and outstanding equity interests of each Subsidiary of the Company have been duly authorized and are validly issued, fully paid and non-assessable and are free of preemptive rights. Each Subsidiary of the Company (i) is duly organized and validly existing under the Laws of the jurisdiction of its formation, (ii) has the requisite power and authority necessary to carry on its respective Business substantially in the manner as it is now being conducted and to own, lease and operate all of its properties and assets and (iii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such qualification or licensing necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 3.5    Financial Statements. Set forth in Section 3.5 of the Company Disclosure Schedule are true and correct copies of (a) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2017 and December 31, 2016, and the related audited statements of income, changes in shareholders’ equity and cash flows for the fiscal years ended December 31, 2017 and December 31, 2016, with respect to the Company and its Subsidiaries (collectively, the “Audited Financial Statements”) and (b) the unaudited consolidated balance sheets of the Company and its Subsidiaries as of June 30, 2018 (the “Balance Sheet Date”), and the related unaudited statements of income for the three-month period ended June 30, 2018, with respect to the Company and its Subsidiaries (collectively, the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements have been prepared in all material respects in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the results of operations for the periods then ended (subject, in the case of the Unaudited Financial Statements, to the absence of footnotes and normal year-end adjustments and to any other adjustments described therein). The Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (A) all transactions are executed in accordance with the general or specific authorization of the management of the Company and (B) transactions are recorded as necessary to permit the preparation of financial statements for external purposes in conformity with GAAP.
Section 3.6    Absence of Liabilities. Except for liabilities and obligations (a) incurred in the ordinary course of business since the Balance Sheet Date, (b) incurred under or in accordance with this Agreement or in connection with the Transactions, (c) of a partner (or Person serving in a comparable capacity) of a Non-Registered Fund arising in the ordinary course of business under Applicable Law or (d) that would not be required to be disclosed on a consolidated balance sheet for the Company and its Subsidiaries prepared in accordance with GAAP in a manner consistent with the Financial Statements, since the Balance Sheet Date none of the Acquired Companies has incurred liabilities or obligations that would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 3.7    Absence of Certain Changes. Since the Balance Sheet Date, there has not occurred any Company Material Adverse Effect or any development, or combination of developments that, individually or in the aggregate, is reasonably expected to have a Company Material Adverse Effect.
Section 3.8    Contracts.
(a)    Except as set forth in Section 3.8(a) of the Company Disclosure Schedule, none of the Acquired Companies is a party to or bound by any of the following as of the date hereof (collectively, the “Material Contracts”):
(i)    any Contract relating to the incurring of Indebtedness by such Acquired Company in an amount in excess of $500,000 individually or $10,000,000 in the aggregate;
(ii)    any Contract prohibiting or restricting in any material respect the ability of any Acquired Company (or, following the Closing, Buyer and its Affiliates) to engage in any business, to operate in any geographical area or to compete with any Person, or that requires any Acquired Company (or, following the Closing, Buyer and its Affiliates) to deal exclusively with any Person;
(iii)    except as set forth on Section 3.12(a) of the Company Disclosure Schedule, any Advisory Agreement (including any side letters or side agreements modifying or supplementing the terms of any Advisory Agreement);
(iv)    any joint venture, partnership or similar agreement material to the Business, as currently conducted;
(v)    any Contract that requires an Acquired Company after the Closing to make referrals of business or make available business opportunities or products or services to any person on a priority or exclusive basis;
(vi)    any Contract relating to the acquisition or disposition of any business, capital stock or assets of any Person (whether by merger, sale of stock, sale of assets or otherwise) for consideration greater than $500,000 or that has any remaining obligations under any “earn-out” or other contingent consideration provisions;
(vii)    any Contract involving a remaining commitment by such Acquired Company to pay capital expenditures in excess of $500,000;
(viii)    any Contract providing for future aggregate annual payments by or to such Acquired Company of more than $500,000 and that is not terminable on less than sixty (60) days’ notice by such Acquired Company;
(ix)    any Contract providing for the placement, distribution or sale of shares, units or other ownership interests of a Company Fund that required, or is reasonably expected to require, the provision of payments to, or the provision of payments from, the Acquired Companies in excess of $500,000 in 2017 or 2018;

(x)    any administration agreement or any other Contract providing for administrative services to a Company Fund that is required, or is reasonably expected to require, the provision of payments to, or for the provision of payments from, the Acquired Companies in 2017 or 2018 in excess of $500,000 and by its terms is not terminable without penalty upon notice of sixty (60) days or less;
(xi)    any Contract containing (A) a “clawback” or similar undertaking by the Acquired Companies requiring the reimbursement or refund of any fees or (B) a “most favored nation” or similar provision; or
(xii)    any Contract by which (A) a third Person licenses Intellectual Property to such Acquired Company that is material to their Business, taken as a whole, as currently conducted (except for any licenses for “off-the-shelf” or commercially available software) or (B) an Acquired Company licenses Intellectual Property to a third Person, other than non-exclusive licenses in the ordinary course of business.
(b)    The Company has delivered or made available to Buyer correct and complete copies of each Material Contract, in each case, in effect on the date hereof. Each Material Contract is a legal, valid and binding agreement of the applicable Acquired Company and is in full force and effect. Except as otherwise disclosed in Section 3.8(b) of the Company Disclosure Schedule, as of the date hereof, no Acquired Company has received written notice of (i) a material breach or default under such Material Contract or (ii) cancellation or termination of, or intent to cancel or terminate, such Material Contract. Except as otherwise disclosed in Section 3.8(b) of the Company Disclosure Schedule, no Acquired Company is, and, to the Knowledge of the Company, no other party is, in material breach or default of any Material Contract and no event has occurred that (with the giving of notice or the lapse of time or both) would constitute such a material breach or default by any Acquired Company or, to the Knowledge of the Company, any other party thereto.
Section 3.9    Legal Proceedings. (a) There are no legal, administrative, arbitral or other proceedings (including disciplinary proceedings), claims, suits, actions or governmental or regulatory investigations or inquiries of any nature (collectively, “Proceedings”) that are pending or, to the Knowledge of the Company, threatened in writing against or relating to any Acquired Company or any of their respective properties, assets or businesses, and (b) there is no Order imposed upon any Acquired Company or any of their respective properties, assets or business, in each case, that would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
Section 3.10    Compliance with Applicable Law.
(a)    Since January 1, 2016, each Acquired Company has complied with all Applicable Laws and as of the date hereof no Acquired Company has received any written notice asserting any material violation by such Acquired Company of any Applicable Law, except for violations that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(b)    The Acquired Companies hold, and at all times since January 1, 2016 have held, all Permits necessary for the conduct of the Business under and pursuant to Applicable Law, except, in each case, where any such failure would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. All material Permits of the Business are in full force and effect and are not subject to any suspension, cancellation, modification or revocation or any Proceedings related thereto, and, to the Knowledge of the Company, no such suspension, cancellation, modification or revocation or Proceeding is threatened, except for any failure to be in full force and effect or suspension, cancellation, modification or revocation or Proceedings that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
Section 3.11    Other Compliance Matters.
(a)    Since January 1, 2016, the applicable Acquired Companies have timely filed all Regulatory Documents that were required to be filed with any Governmental Authority and have timely paid in full all fees and assessments due and payable in connection therewith other than such failures to timely file or pay that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Since January 1, 2016, the Acquired Companies set forth in Section 3.11(a) of the Company Disclosure Schedule (each, a “Company Advisor”), which comprise the only Acquired Companies that provide investment advisory or sub-advisory services, have been (i) duly registered as an investment adviser under the Investment Advisers Act and under all other Applicable Laws (if required to be so registered under the Investment Advisers Act or other Applicable Laws) and (ii) duly registered and licensed as an investment adviser under all other Applicable Laws or is exempt therefrom, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Since January 1, 2016, the Company Broker-Dealer has been has been (i) duly registered as a broker or dealer under the Exchange Act (if required to be so registered under the Exchange Act) and (ii) duly registered and licensed as a broker or dealer under all other Applicable Laws or exempt therefrom, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company Broker-Dealer currently maintains and, at all times since January 1, 2016 has maintained, “net capital” (as such term is defined in Rule 15c3-1(c)(2) under the Exchange Act) equal to or in excess of the minimum “net capital” required to be maintained by it under the Exchange Act. Section 3.11(a) of the Company Disclosure Schedule lists the jurisdictions in which the Company or any of its Subsidiaries (1) is registered as an investment adviser or broker-dealer, as applicable, or (2) is required to give notice that it is acting as an investment adviser or broker-dealer. Each such registration or license is in full force and effect.
(b)    Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their directors, officers or employees is ineligible pursuant to Section 9(a) or Section 9(b) of the Investment Company Act to serve as an investment adviser, depositor or principal underwriter to a registered investment company nor is there any Proceeding pending or, to the Knowledge of the Company, threatened by any Governmental Authority, that would result in the ineligibility of the Company, any of its Subsidiaries or any of their directors, officers or employees to serve in any such capacities. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of their directors, officers or employees is ineligible pursuant to

Section 203 of the Investment Advisers Act to serve as a registered investment adviser or as an “associated person” (as defined in the Exchange Act) of a registered investment adviser, nor is there any Proceeding pending or, to the Knowledge of the Company, threatened by any Governmental Authority that would reasonably be expected to result in the ineligibility of the Company, any of its Subsidiaries or any of their directors, officers or employees to serve in such capacities or, to the Knowledge of the Company, that would provide a basis for such ineligibility. None of the Company, its Subsidiaries nor, to the Knowledge of the Company, any of their directors, officers or employees is ineligible pursuant to Section 15(b) of the Exchange Act to serve as a broker-dealer or as an “associated person” (as defined in the Exchange Act) of a registered broker-dealer, as applicable, and there is no action, proceeding or investigation pending or, to the Knowledge of the Company, threatened by any Governmental Authority that would reasonably be expected to result in the ineligibility of the Company, its Subsidiaries or such persons or, to the Knowledge of the Company, that would provide a basis for such ineligibility.
(c)    Except for routine examinations, inquiries or inspections conducted by any Governmental Authority in the ordinary course of the business of the Company or of any Company Fund (including, for the avoidance of doubt, industry-wide “sweeps” and similar inquiries not involving any specific allegation of wrongdoing on the part of any member of the Company or any of its Subsidiaries or any Company Fund) (a “Routine Inspection”), since January 1, 2016 through the date hereof, no Governmental Authority has, to the Knowledge of the Company, initiated or provided notice of any investigation into the Company or any Company Fund. There is no deficiency, violation or exception claimed or asserted by any Governmental Authority with respect to any examination of the Company or any Company Fund that has not been resolved, except for a deficiency, violation or exception that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except to the extent restricted from doing so by Applicable Law, the Company has made available to Buyer complete and correct copies of all (i) material investigation, examination, audit or inspection reports (other than Routine Inspection reports) provided by any Governmental Authority in respect of the Company or, to the Knowledge of the Company, any Company Fund, (ii) material, written responses to any such reports made by the Company or, to the Knowledge of the Company, any Company Fund and (iii) other material correspondence relating to any investigation, examination, audit or inspection of the Company or, to the Knowledge of the Company, any Company Fund by any Governmental Authority, in each case since January 1, 2016 through the date hereof.
(d)    Each Company Advisor is in compliance with (i) the applicable provisions of the Investment Advisers Act and the Investment Company Act and (ii) all Applicable Laws of the jurisdictions in which such Company Advisor acts as an investment adviser, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company Broker-Dealer is in compliance in with (A) the applicable provisions of the Exchange Act and (B) all other Applicable Laws of the jurisdictions in which the Company Broker-Dealer acts as a broker-dealer. The Company Broker-Dealer is a member in good standing with FINRA and is in compliance in all material respects with all applicable rules and regulations of FINRA except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(e)    Each Company Advisor has in effect, and at all times required by Applicable Law since January 1, 2016 has had in effect, to the extent necessary to comply with Applicable Law, the following written policies and procedures reasonably designed to effectuate the purposes thereof: (i) a code of ethics and a written policy regarding insider trading and the protection of material non-public information, adopted under the Investment Advisers Act (including with respect to insider trading and personal trading under Section 204A thereof and Rule 204A-1 thereunder) and the Investment Company Act (including Section 17(j) thereof and Rule 17j-1 thereunder); (ii) a proxy voting policy as required by Rule 206(4)-6 under the Investment Advisers Act; and (iii) such other written policies and procedures required by Rule 206(4)-7 under the Investment Advisers Act, except, in each of (i)-(iii) as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(f)    As of the date hereof, except as set forth in Section 3.11(f) of the Company Disclosure Schedule, no Acquired Company (i) is required to be registered, licensed or qualified as a bank, trust company, commodity trading advisor, commodity pool operator, commodity broker-dealer, futures commission merchant, transfer agent, real estate broker, introducing broker, municipal advisor, insurance company or insurance broker; (ii) is required to be registered as an investment adviser under United States Law; and (iii) is required to be registered as a broker-dealer.
(g)    Neither (%4) any Acquired Company nor (%4) any affiliate thereof (as defined in Section VI(d) of Department of Labor Class Exemption 84-14 (“PTE 84-14”)) who is an officer, director or employee of an Acquired Company has been convicted of or released from imprisonment with respect to any felony or other crime that would prevent Buyer from qualifying as a qualified professional asset manager as defined in PTE 84-14 after the Closing. Each Acquired Company has complied with its obligations under ERISA and has no liability for any violation of Section 406 of ERISA or Section 4975 of the Code except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(h)    The Acquired Companies currently maintain the investment management performance composites listed in Section 3.11(h) of the Company Disclosure Schedule. The performance history of the Composites is accurate and complete in all material respects and the Acquired Companies are in compliance with the Global Investment Performance Standards.
Section 3.12    Company Clients.
(a)    Except as otherwise indicated thereon, Section 3.12(a) of the Company Disclosure Schedule sets forth: (i) a complete and correct list, as of the Base Date, of each Advisory Agreement, and the name of each Company Client for which the Company or any of its Subsidiaries is the investment adviser or subadviser thereunder; (ii) the total net assets under management by the Company and its Subsidiaries for each Company Client as of the Base Date (collectively, the “Base Date Assets Under Management”) calculated in the same manner as provided for in the calculation of base investment management fees payable in respect of each such Company Client account pursuant to the terms of the Advisory Agreement applicable to such account (provided, however, that Base Date Assets Under Management shall not include assets (other than seed capital) owned by Parent or its Affiliates, for which Parent or its Affiliates have investment discretion, in excess of the Parent Base Date Assets Under Management; provided, further, that for the avoidance of doubt and by way of example, Parent and its Affiliates do not have investment discretion over retirement assets offered through Parent’s and their Affiliates’ retirement platform or sub-advised funds, funds distributed through Parent’s and their Affiliates’ financial adviser channel and broker dealer, and products contained within variable annuity or insurance products, purchased by third parties); (iii) the Base Date Revenue Run-Rate with respect to each such Company Client; (iv) the investment advisory, investment management, subadvisory or other similar recurring fees payable to the Company or any of its Subsidiaries by each such Company Client under the applicable Advisory Agreement; and (v) except as set forth in an Advisory Agreement or otherwise disclosed in the applicable prospectus, registration statement, private placement memorandum or other similar applicable offering document, the terms for each Company Fund of the fee rebates, fee waivers, fee caps, expense reimbursement (or assumption) arrangements or discounts and subadvisory fees paid by any Acquired Company.
(b)    Since January 1, 2016, each Company Advisor has provided its investment advisory services to each Company Client in compliance with the Investment Advisers Act and the Investment Company Act, to the extent applicable, except for such failures to comply as, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
(c)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company be material to the Company and its Subsidiaries, taken as a whole, (i) each Advisory Agreement with respect to a U.S. Company Fund includes all provisions required by and complies in all respects with the Investment Advisers Act and (b) each Investment Company Advisory Agreement has been duly approved and continued in compliance with the Investment Company Act and complies in all respects with the Investment Company Act.
Section 3.13    Company Funds.
(a)    Section 3.13 of the Company Disclosure Schedule lists each Company Fund. Each Sponsored U.S. Company Fund is, and at all times required under Applicable Law has been, duly registered with the SEC as an investment company under the Investment Company Act. Each Sponsored UCITS is, and at all times required under Applicable Law has been, duly registered as an investment company (or comparable company) in accordance with Applicable Law. No Company Non-Registered Fund is required to register with the SEC as an investment company under the Investment Company Act.
(b)    Each Investment Company Advisory Agreement has been duly approved, continued and at all times has been in compliance in all material respects with Section 15 of the Investment Company Act. Neither the Company nor any of its Subsidiaries is in default under any Investment Company Advisory Agreement, except where such default would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
(c)    Each Sponsored Company Fund that is a juridical entity is duly organized, validly existing and, with respect to entities in jurisdictions that recognize the concept of “good standing,” in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate, trust, company or partnership power and authority to own its properties and to carry on its business as currently conducted, and is qualified to do business in each jurisdiction where the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such qualification or licensing necessary, except where any failure to be so duly organized, validly existing, in good standing, licensed or qualified or to have such power would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. No Company Non-Registered Fund is in material violation of any provision of its Organizational Documents.
(d)    Each Sponsored Company Fund is, and has since the later of January 1, 2016 and its inception date, operated in compliance (i) with Applicable Law and (ii) with its respective investment policies and restrictions, as set forth in the applicable prospectus and registration statement for such Company Fund (or, in the case of a Company Non-Registered Fund, its private placement memorandum or other similar applicable offering document and its Organizational Documents), except where any failure to be in compliance would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Since the later of January 1, 2016 and its inception date, each Sponsored Company Fund has filed all Regulatory Documents in compliance with Applicable Law, except where such failure would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
(e)    The shares, units or other ownership interests of each Sponsored Company Fund (i) have been issued and sold in compliance with Applicable Law and (ii) except with respect to Company Non-Registered Funds, are qualified for public offering and sale in each jurisdiction where offers are made to the extent required under Applicable Law, in each case except where any failure to be in compliance or qualified would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(f)    The audited balance sheet of each Sponsored Company Fund as of each such Sponsored Company Fund’s two most recently completed fiscal years and the related other audited financial statements for such two most recently completed fiscal years have been prepared in accordance with GAAP (or in the case of a UCITS, generally accepted accounting practice in Ireland), and to the Knowledge of the Company present fairly in all material respects the financial position and other financial results of such Sponsored Company Fund at the dates and for the periods stated therein.
(g)    There is no Proceeding pending or, to the Knowledge of the Company, threatened against any Sponsored Company Fund that would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
(h)    Each Sponsored U.S. Company Fund has adopted and maintained, at all times since the later of January 1, 2016 and its inception date, as required by, and to the extent necessary to comply with, Applicable Law the following written policies and procedures reasonably designed to effectuate the purposes thereof: (i) a code of ethics pursuant to the applicable provisions of the Investment Company Act (including Section 17(j) thereof and Rule 17j-1 thereunder), (ii) written policies and procedures pursuant to Rule 38a-1 under the Investment Company Act, and (iii) anti-

money laundering policies and procedures that incorporate, among other things, a written customer identification program in compliance with Applicable Law, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
(i)    Except as set forth in Section 3.13(i) of the Company Disclosure Schedule, for all taxable years since its inception, each Sponsored U.S. Company Fund has elected to be treated as, and has qualified to be classified as, a regulated investment company taxable under Subchapter M of Chapter 1 of the Code.
(j)    Other than the exemptive orders and no-action letters listed in Section 3.13(j) of the Company Disclosure Schedule, neither the Company, any of its Subsidiaries, nor any Sponsored U.S. Company Fund has been the recipient of any exemptive order or no-action letter upon which a Sponsored U.S. Company Fund currently relies for the operation of its business.
(k)    None of the assets of any of the Sponsored Company Funds constitute “plan assets” within the meaning of Department of Labor Regulation Section 2510.3-101, as modified by Section 3(42) of ERISA.
Section 3.14    Insurance. Each insurance policy and bond covering the Acquired Companies or any of their assets, properties or employees is in full force and effect, all premiums due and payable thereon have been paid and, in in the past twelve (12) months from the date hereof, no Acquired Company has received written notice from any insurer or agent of any intent to cancel any such insurance policy or bond. A complete and correct list of such insurance policies and bonds is set forth in Section 3.14 of the Company Disclosure Schedule.
Section 3.15    Employees; Employee Benefit Plans; ERISA.
(a)    Section 3.15(a) of the Company Disclosure Schedule lists all material Plans and identifies each such Plan that is an Assumed Plan. The Company has made available to Buyer complete and correct copies of, to the extent applicable, (i) with respect to each material Plan, the Plan document (and in the case of any such material Plan that is unwritten, a description of such Plan), trust documents or other funding vehicles, the most recent summary plan description, and the most recent IRS determination letter and (ii) with respect to each Assumed Plan, the most recent annual report (Form 5500 series) and any material communication with any Governmental Authority relating to any Assumed Plan.
(b)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, each Assumed Plan (and any related trust or other funding vehicle) has been maintained and administered in compliance with its terms, the applicable requirements of ERISA, the Code and any other Applicable Law. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, all contributions, premiums and expenses required to be made to or paid in respect of a Plan on behalf of an employee, officer or director of an Acquired Company, whether by Law or by the terms of the Plan or any agreement relating thereto has been timely made or to the extent not yet required to be made or paid, have been fully accrued and reflected on the books and records of the Company in accordance with normal accounting practices. Except as set forth in Section 3.15(b) of the Company Disclosure Schedule, (i) no Plan is a Multiemployer Plan or a defined benefit plan or a plan that is subject to Title IV of ERISA or subject to 412 of the Code or Section 302 of ERISA, and (ii) no Plan provides health or other welfare benefits to former employees of an Acquired Company other than health continuation coverage pursuant to Section 4980B of the Code. Each Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS and, to the Knowledge of the Company, there are no existing circumstances or events that would reasonably be expected to result in any revocation of, or a change to, such determination letter.
(c)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, there are no pending or, to the Knowledge of the Company, threatened claims, lawsuits or arbitrations which have been asserted or instituted, and to the Knowledge of the Company, no set of circumstances exist which may reasonably give rise to a claim or a lawsuit against any Assumed Plan or otherwise involving any Assumed Plan or the assets of any Assumed Plan or any of the fiduciaries of the Assumed Plans, and none of the Assumed Plans is presently under audit or examination by the IRS, the Department of Labor or any other Governmental Authority.
(d)    Except as disclosed on Section 3.15(d) of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the Transactions, will not (alone or in combination with any other event) result in (i) severance pay or benefits, a material increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any current or former employee, officer or director of the Acquired Companies, (ii) any materially increased or accelerated funding obligation with respect to any Assumed Plan or (iii) any amount being nondeductible by any Acquired Company or Buyer or any of its Affiliates under Section 280G of the Code or subject to an excise tax under Section 4999 of the Code. None of the Acquired Companies is a party to any plan or agreement that provides for the gross-up or reimbursement of Taxes imposed under Section 4999 or 409A of the Code (or any corresponding provisions of state or local Law relating to Tax).
(e)    (i) None of the Acquired Companies has any material liability under Title IV of ERISA or Section 412, 430 or 4971 of the Code or a defined benefit plan within the meaning of section 3(35) of ERISA (without regard to whether such plan is subject to ERISA, including any Plan maintained outside the U.S.), and (ii) no event has occurred or may occur that is reasonably likely to result in any Acquired Company or any entity, whether or not incorporated, that is under common control with any Acquired Company within the meaning of Section 4001 of ERISA or is part of a group that includes any Acquired Company and that is treated as a single employer under Section 414 of the Code, incurring material liability under Title IV of ERISA or the Code which liability under clauses (i) and (ii) is or could reasonably be expected to become a liability of an Acquired Company or Buyer or any of its Affiliates on or after the Closing.

(f)    No Acquired Company is a party to or is otherwise bound by any collective bargaining agreement, and as of the date hereof, there are no labor unions, works council or other organizations or groups representing, or to the Knowledge of the Company, purporting to represent or attempting to represent any employees employed by the Acquired Companies. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is no pending or, to the Knowledge of the Company, threatened, strike, slowdown, picketing or work stoppage by, or lockout of, or other similar labor activity or organizing campaign with respect to, any employees of the Company or any of its Subsidiaries. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, the Company and each of its Subsidiaries are in compliance with all Applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, employee classification and wages and hours. As of the date of this Agreement, Section 3.15(f) of the Seller Disclosure Schedule sets forth a list of all employees of an Acquired Company who are providing services pursuant to a work visa, a description of the type of visa and related expiration thereof and a list of work visas that will need to be transferred in connection with the transactions contemplated by this Agreement.
(g)    Section 3.15(g) of the Disclosure Schedule sets forth a list (the “Continuing Employee Information List”) containing the following information with respect to each employee of an Acquired Company: name; original date of hire and any subsequent hire date, job title; employment status (full- or part-time, absent or on leave); internal job code; work location and legal entity that employs such employee; credited service date; current rate of annual base salary or current wages; fiscal year 2017 bonus and target fiscal year 2018 bonus; and whether such employee is an investment employee for purposes of incentive compensation (an “Investment Employee”). Within ten (10) days after the date of this Agreement, the Company shall provide a supplement to such Continuing Employee Information List containing the following information with respect to each employee on the list: equity or equity based entitlements (including phantom restricted stock units or awards, SSARs and restricted stock including to the extent applicable vesting date, grant date value, accrued dividends and exercise price, if any); and long-term cash or cash appreciation awards including vesting date.
Section 3.16    Company Tax Representations.
(a)    All material Tax Returns required to be filed by the Acquired Companies have been duly and timely filed, and all such Tax Returns are true, correct and complete in all material respects. All material Taxes (whether or not shown as due on such Tax Returns) required to be paid with respect to, or that could give rise to an Encumbrance (other than a Permitted Encumbrance) on the assets of, the Acquired Companies have been duly and timely paid or are being contested in good faith with adequate reserves established with respect to such unpaid Taxes in accordance with GAAP. All material monies required to be withheld by the Acquired Companies in connection with any amounts paid or owing to any Company Employee, independent contractor, creditor, equity holder or other third party for Taxes have been duly and timely withheld, and such withheld Taxes have been either duly and timely paid to the proper Governmental Authority or set aside in accounts for such purpose, or accrued, reserved against, and entered on the books and records of the applicable Acquired Company.

(b)    Except with respect to any Combined Tax Return, (i) no written agreement or consents waiving or extending the statute of limitations or the period of assessment or collection of any material Taxes of any of the Acquired Companies are currently in effect, no written requests for any such waivers or extensions are currently pending, and no written power of attorney with respect to any Acquired Company has been filed or entered into with any Governmental Authority; (ii) no material Tax Returns of any of the Acquired Companies are under audit, examination or investigation by any Governmental Authority, and no such audit, examination or investigation has been threatened in writing; and (iii) no Governmental Authority has asserted in writing any deficiency, adjustment or claim with respect to material Taxes against any of the Acquired Companies that has not been resolved with respect to any taxable period for which the period of assessment or collection remains open.
(c)    None of the Acquired Companies (i) has received or applied for a material Tax ruling or entered into a material closing agreement pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of state, local or non-U.S. Applicable Law), in either case that would be binding upon any of the Acquired Companies after the Closing Date, (ii) is, or during any taxable period for which the period of assessment or collection remains open has been, a member of any affiliated, consolidated, combined or unitary group (other than any such group consisting only of the Acquired Companies or a subset thereof or the common parent of which is disclosed in Section 3.16(c) of the Company Disclosure Schedule) for purposes of filing income Tax Returns or (iii) has any material liability for the Taxes of any Person other than the applicable Acquired Companies under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or non-U.S. Applicable Law.
(d)    None of the Acquired Companies will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) that begins after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or before the Closing Date, (ii) installment sale or open transaction disposition or intercompany transaction made or existing on or before the Closing Date, (iii) prepaid amount received on or prior to the Closing Date, (iv) “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Applicable Law) executed on or before the Closing Date or (v) election pursuant to Section 108(i) of the Code (or any similar provision of state, local or non-U.S. Applicable Law).
(e)    No written claim has been made by any Governmental Authority in a jurisdiction where any Acquired Company has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction.
(f)    There are no Encumbrances for material Taxes upon the assets of any of the Acquired Companies, other than Permitted Encumbrances.
(g)    During the two-year period ending on the date hereof, none of the Acquired Companies has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(h)    The Company has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to (i) prevent the Combination from qualifying as a reorganization within the meaning of Section 368(a) of the Code, (ii) result in gain recognition to Parent or one or more of its Affiliates pursuant to Section 367 of the Code (assuming that Parent (or one or more of its Affiliates, if applicable) enters into a gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8) or (iii) result in the Company being treated as an “expatriated entity” within the meaning of Section 7874(a)(2) of the Code as a result of the Transactions.
(i)    This Section 3.16, Section 3.15 and Section 3.13(i) contain the sole and exclusive representations made by the Company relating to Taxes and Tax Returns regarding the Acquired Companies. No representation or warranty contained in this Agreement shall be deemed to apply directly or indirectly with respect to any taxable period (or portion thereof) that begins on or after the Closing Date (except for the representations contained in Section 3.16(d)), nor be deemed to represent the amount, sufficiency, or usability of any net operating loss, capital loss, Tax basis, or other Tax attribute in a taxable period (or portion thereof) beginning on or after the Closing Date.
Section 3.17    Intellectual Property.
(a)    Section 3.17(a) of the Company Disclosure Schedule lists all (i) Intellectual Property registrations and applications owned by the Acquired Companies and (ii) unregistered Trademarks that are material to the Acquired Companies, in each case as of the date hereof. No Affiliate other than the Company and its Subsidiaries owns any material proprietary Intellectual Property used in the business of the Acquired Companies.
(b)    Except as set forth in Section 3.17(a) of the Company Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each item in Section 3.17(a) of the Company Disclosure Schedule is owned by the applicable Acquired Company, free and clear of all Encumbrances other than Permitted Encumbrances, and such items are subsisting and unexpired, and to the Knowledge of the Company, valid and enforceable, (ii) to the Knowledge of the Company, the operation of the Business by each Acquired Company does not infringe, violate or misappropriate (“Infringe”) any Intellectual Property of third Persons, (iii) no Person is infringing any Intellectual Property owned by the Acquired Companies and (iv) no claims are pending (or to the Knowledge of the Company, threatened) against the Acquired Companies alleging that their Business Infringes the Intellectual Property of any third Person.
(c)    The Acquired Companies use commercially reasonable efforts to protect the security of the personal information that they collect and store in the operation of the Business, and there have been no material breaches or unauthorized accesses to same, other than those that were resolved without material cost or liability or the duty to notify any third Person. The Acquired Companies are in compliance in all material respects with all Applicable Laws and with their internal and posted written policies relating to privacy, and the collection, destruction, storage, use and onward transfer of third party information, including any personally identifiable information of any person. Except as would not be, and would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, since January 1, 2016, there has been no unauthorized access to, use of, or disruption of any of the Acquired Companies’ products, services, systems (including IT systems), or applications.
(d)    This Section 3.17 and Section 3.8 contain the sole and exclusive representations and warranties of the Company with respect to the Infringement of any Intellectual Property of a third Person.
Section 3.18    Real Estate.
(a)    Section 3.18(a) of the Company Disclosure Schedule lists all real property owned by the Acquired Companies (the “Owned Real Property”). Except as set forth in Section 3.18(a) of the Company Disclosure Schedule, the applicable Acquired Company owns good and marketable title to the Owned Real Property, free and clear of all Encumbrances (other than Permitted Encumbrances), except as would not be material to the Acquired Companies taken as a whole. As of the date hereof, there are no pending or, to the Knowledge of the Company, threatened condemnation proceedings against any Owned Real Property.
(b)    Section 3.18(b) of the Company Disclosure Schedule lists all real estate leases and subleases to which any Acquired Company is a party (the “Leases”). Correct and complete copies of the Leases have been delivered or made available to Buyer. Except as otherwise disclosed in Section 3.18(b) of the Company Disclosure Schedule, no Acquired Company is, and, to the Knowledge of the Company, no other party is, in material breach or default of any Material Lease and, to the Knowledge of the Company, no event has occurred that (with the giving of notice or the lapse of time or both) would constitute such a material breach or default by any Acquired Company or, to the Knowledge of the Company, any other party thereto.
(c)    Each of the Acquired Companies is complying and since January 1, 2016 has complied with all applicable Environmental Laws that pertain to any of the properties of the Acquired Companies and the use and ownership thereof and the operation of the Business, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. As of the date hereof, there are no Proceedings pending or, to the Knowledge of the Company, threatened against any Acquired Company under any Environmental Law, except for any Proceedings that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, there has been no disposal or other release of any wastes, hazardous substances or other similar materials at any properties of any Acquired Company (including any previously owned or operated properties) that would reasonably be expected to give rise to any liability under any applicable Environmental Law that would, individually or in the aggregate, be material to the Acquired Companies, taken as a whole. To the Knowledge of the Company, the Company has made available to Buyer copies of all reports of any environmental audits, site assessments, investigations, impact reviews, or other similar documents, containing material information regarding the real property owned by any Acquired Company, that are in the Company’s possession.
Section 3.19    Contracts with Affiliates. Section 3.19 of the Company Disclosure Schedule lists all Contracts to which an Acquired Company, on the one hand, and Parent or any of its Affiliates

(other than the Acquired Companies), on the other hand, are parties or are otherwise bound (collectively, the “Affiliate Contracts”).
Section 3.20    No Broker. Except for Lazard Frères & Co. LLC, whose fee will be a borne by Parent, no broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from, Parent or any Acquired Company or any of their Affiliates in connection with this Agreement or the Transactions.
Section 3.21    Disclaimer Regarding Projections. Parent, the Company or any of their respective agents, directors, officers, employees, representatives, financing sources or Affiliates, may be in possession of certain projections and other forecasts regarding Buyer and its Subsidiaries, including projected financial statements, forecasts, estimates, plans, budgets of or relating to future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of Buyer and its Subsidiaries, or similar materials (and such projections and forecasts may be hereafter made available to Parent, the Company or any of their respective agents, directors, officers, employees, representatives, financing sources or Affiliates). Parent and the Company acknowledge and agree that (a) there are substantial uncertainties inherent in attempting to make such projections and other forecasts and plans, and Parent and the Company are familiar with such uncertainties, (b) Parent and the Company are not relying on such projections and other forecasts and plans, (c) Parent and the Company are taking full responsibility for making their own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to them, and (d) Parent and the Company shall not have any claim against any Person with respect thereto. Accordingly, Parent and the Company acknowledge that none of Buyer, any of its Affiliates nor any other Person on behalf of any of them, makes or shall be deemed to make any representation or warranty to Parent, the Company or any other Person, express or implied, at law or in equity, with respect to such projections and other forecasts and plans.
Section 3.22    Investigation; No Additional Representations. In entering into this Agreement, each of Parent and the Company acknowledges and agrees, without limiting its right to rely on the representations, warranties, covenants and agreements contained herein, that it (a) has conducted its own independent investigation, review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of Buyer, (b) has had full access to the books, records, facilities and personnel of Buyer, and has been furnished with or given full access to such information about Buyer and its Subsidiaries, businesses and operations as it has reasonably requested, (c) has relied solely upon its own independent investigation, review and analysis, and (d) has such knowledge and experience as to be aware of the risks and uncertainties inherent in the purchase of interests of the type contemplated by this Agreement, as well as the knowledge of Buyer and its operations in particular, and has independently made its own analysis and decision to enter into this Agreement. Each of Parent and the Company acknowledges and agrees that, except for the representations and warranties expressly set forth in Article 4 none of Buyer, Merger Sub, Merger Sub 2, any of their Affiliates nor any other Person on behalf of any of them, makes or shall be deemed to make any representation or warranty to Parent, the Company or any other Person with respect to Buyer, Merger Sub, Merger Sub 2 or the Transactions, express or implied, at law or in equity (including as to the accuracy of completeness of any of the information provided or made available to Parent, the Company or any of their agents, representatives, or Affiliates prior to the execution of this Agreement) and the Company and Parent by this Agreement disclaim any such representation or warranty, whether by Buyer, Merger Sub, Merger Sub 2, their Affiliates or any other Person, notwithstanding the delivery or disclosure to Parent, the Company or any of their officers, directors, employees, agents or representatives or any other Person, of any documentation or other information by Buyer, Merger Sub, Merger Sub 2, their Affiliates or any other Person with respect to any one or more of the foregoing.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER, MERGER SUB AND MERGER SUB 2
Except (a) as set forth in the Buyer SEC Reports furnished or filed with the SEC and publicly available on or after January 1, 2018 and prior to the date hereof (other than disclosures in the “Risk Factors” sections of any such filings and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature) or (b) as set forth in a correspondingly labeled section of the written disclosure schedule delivered to the Company by Buyer concurrently with the execution and delivery of this Agreement (the “Buyer Disclosure Schedule”) (it being agreed that any matter disclosed in any section or subsection of the Buyer Disclosure Schedule shall be deemed disclosed with respect to any representation, warranty or covenant corresponding to any other section of this Agreement and the Buyer Disclosure Schedule to the extent its relevance to such section, representation, warranty or covenant is reasonably apparent from the face of the Buyer Disclosure Schedule), Buyer, Merger Sub and Merger Sub 2 hereby, jointly and severally, represent and warrant to Parent (on behalf of itself and the other Shareholders) and the Company as follows:
Section 4.1    Organization and Related Matters. Buyer is an exempted company, duly organized and validly existing under the Laws of Bermuda, and Buyer has the requisite organizational power and authority to carry on its business as it is now being conducted and to own, lease and operate all of its properties and assets. Merger Sub is a corporation, duly organized and validly existing under the Laws of Delaware, and Merger Sub has the requisite organizational power and authority to carry on its business as it is now being conducted and to own, lease and operate all of its properties and assets. Merger Sub 2 is a corporation, duly organized and validly existing under the laws of the State of Delaware, and Merger Sub 2 has the requisite organizational power and authority to carry on its business as it is now being conducted and to own, lease and operate all of its properties and assets. Each of Merger Sub and Merger Sub 2 is wholly owned by Buyer. Each of Merger Sub and Merger Sub 2 has been formed solely for the purpose of engaging in the Transactions and prior to the Closing Date has engaged in no other business activities and has incurred no liabilities or obligations other than as contemplated herein or otherwise in connection with the Transactions. Buyer is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such qualification or licensing necessary except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

Section 4.2    Authority; No Violation.
(a)    Each of Buyer, Merger Sub and Merger Sub 2 has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party and to consummate the Transactions. The execution and delivery of this Agreement and the Ancillary Agreements to which Buyer, Merger Sub and/or Merger Sub 2 is or will be a party and the consummation of the Transactions by Buyer, Merger Sub and Merger Sub 2 have been duly authorized by all requisite action of Buyer, Merger Sub and Merger Sub 2. This Agreement has been (and the execution and delivery of each of the Ancillary Agreements to which Buyer, Merger Sub and/or Merger Sub 2 will be a party will be) duly executed and delivered by Buyer, Merger Sub and Merger Sub 2, as the case may be, and constitutes (and each such Ancillary Agreement when so executed and delivered by Buyer, Merger Sub or Merger Sub 2, as the case may be, will constitute) a valid, legal and binding agreement of Buyer or Merger Sub, as the case may be (assuming that this Agreement has been, and the Ancillary Agreements to which Buyer, Merger Sub and/or Merger Sub 2 is a party will be, duly and validly authorized, executed and delivered by the other Persons party thereto), enforceable against Buyer, Merger Sub or Merger Sub 2, as the case may be, in accordance with their terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.
(b)    Assuming the accuracy of the representations and warranties of Parent set forth in Section 3.2(b), no notices to, filings with or authorizations, consents or approvals of any Governmental Authority are necessary to be made by or received by Buyer, Merger Sub or Merger Sub 2 for the execution, delivery or performance by Buyer, Merger Sub or Merger Sub 2, as the case may be, of this Agreement or the Ancillary Agreements to which Buyer, Merger Sub or Merger Sub 2 is a party or the consummation by Buyer, Merger Sub or Merger Sub 2 of the Transactions, except for (i) such filings and approvals as are required to be made or obtained under the Securities Act and the securities or “blue sky” laws of various states in connection with the issuance of the shares of Buyer Common Stock and Buyer Preferred Stock pursuant to this Agreement, and approval of the listing of such Buyer Common Stock on the NYSE, (ii) compliance with and filings under the HSR Act and any other applicable Competition Laws and (iii) those the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.
(c)    No vote of the holders of any class or series of capital stock of Buyer is necessary to approve this Agreement or to consummate the Transaction.
Section 4.3    Non-Contravention. The execution and delivery by Buyer, Merger Sub and Merger Sub 2 of this Agreement and the Ancillary Agreements to which Buyer, Merger Sub or Merger Sub 2 is or will be a party and the performance of its obligations hereunder and thereunder (including the consummation of the Transactions) do not (a) violate any provision of the Organizational Documents of Buyer, Merger Sub or Merger Sub 2, (b) assuming compliance with the matters referred to in Section 4.2(b), violate any Applicable Law, (c) require any consent of or notice to any Person under, or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, any material Contract of Buyer, Merger Sub or Merger Sub 2 or (d) except as contemplated by this Agreement, result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any asset of Buyer, Merger Sub or Merger Sub 2, except, in the case of clauses (b), (c) and (d), as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.
Section 4.4    Availability of Funds. Buyer has available and will have available at Closing sufficient cash in immediately available funds to pay the aggregate cash amounts required to be paid pursuant to Article II and any and all other amounts payable by Buyer pursuant to this Agreement and to effect the Transactions.
Section 4.5    Capital Structure; Subsidiaries.
(a)    The authorized capital stock of Buyer consists of 1,050,000,000 shares of Buyer Common Stock and 20,000,000 undesignated shares, par value $0.20 per share (“Buyer Undesignated Stock”). As of October 15, 2018, (i) 411,353,306 shares of Buyer Common Stock were issued and outstanding. As of the date hereof, except as described in Section 4.5(b), no shares of Buyer Undesignated Stock are issued and outstanding, reserved for issuance or designated into any class or series. Since the close of business on October 15, 2018 through the date hereof, neither Buyer nor any of its Subsidiaries have issued any Buyer Common Stock or Buyer Undesignated Stock, or other equity securities, or any securities convertible into, or exchangeable or exercisable for, any shares of Buyer Common Stock, Buyer Undesignated Stock or other equity securities. All of the issued and outstanding shares of capital stock of Buyer are duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights.
(b)    Other than as set forth in Section 4.5(b) of the Buyer Disclosure Schedule, there are no Equity Rights (i) obligating Buyer or any of its Subsidiaries to issue, deliver, redeem, purchase or sell, or cause to be issued, delivered, redeemed, purchased or sold, any shares of capital stock or any other equity interests in Buyer or any of its properties or assets or any instruments or obligations convertible or exchangeable into or exercisable for any shares of capital stock or any other equity interests in Buyer or any of its Subsidiaries or in any of their respective properties or assets, (ii) giving any Person a right to subscribe for or acquire any shares of capital stock or any other equity interests in Buyer or in any of its properties or assets or (iii) obligating Buyer to issue, grant, adopt or enter into any such Equity Right. Except for restricted stock units relating to 3,998,225 shares of Buyer Common Stock, as of October 15, 2018, there are no outstanding restricted share units, stock appreciation rights, performance shares, performance units, deferred stock units, contingent value rights, “phantom” stock or similar rights issued or granted by Buyer or its Subsidiaries that are linked to the value of the Buyer Common Stock.
(c)    Neither Buyer nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other similar obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the shareholders of Buyer on any matter. Buyer does not have a shareholder rights plan, “poison pill” or similar arrangement in place. There are no shareholder agreements, voting trusts or other agreements or understandings to which Buyer or any of its Subsidiaries is a party with respect to the holding, voting, registration, redemption, repurchase or disposition, or that restricts the transfer of, any capital stock or other voting securities or equity interests of Buyer.
Section 4.6    Stock Consideration.
(a)    The Stock Consideration has been duly authorized and reserved for issuance and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and free and clear of all Encumbrances, other than restrictions on transfer imposed under Securities Laws. The Certificate of Designation has been duly authorized by Buyer and will be adopted and be binding upon Buyer prior to the Effective Time. As of the Closing Date, the shares of the Buyer Preferred Stock will have the designation and the voting and other powers, preferences, participating, option or other rights, and subject to the qualifications, limitations and restrictions as set forth in the Certificate of Designation. The issuance of the Stock Consideration will not be subject to any preemptive rights, rights of first offer, anti-dilution provisions or similar rights.
(b)    The Stock Consideration issued pursuant to the terms of this Agreement will be issued in compliance with all applicable federal and state securities Laws and the rules and regulations of the NYSE.
Section 4.7    SEC Reports; Financial Statements.
(a)    Buyer has timely filed or otherwise furnished (as applicable) to the SEC all registration statements, prospectuses, forms, reports and other documents (including all exhibits, schedules and annexes thereto) required to be filed or furnished by it with the SEC since January 1, 2016 (such documents and other any documents filed by Buyer with the SEC, as have been supplemented, modified or amended since the time of filing, including all information incorporated therein by reference, and also including those filed or furnished subsequent to the date hereof, collectively, the “Buyer SEC Reports”). As of their respective filing or furnishing dates (or, if supplemented, modified or amended since the time of filing or furnishing, as of the date of the most recent supplement, modification or amendment), (i) none of the Buyer SEC Reports contained (and no Buyer SEC Reports filed with or furnished to the SEC subsequent to the date hereof will contain) any untrue statement of a material fact or omitted (or will omit) to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading and (ii) the Buyer SEC Reports complied as to form in all material respects with all applicable requirements of Securities Laws, in each case as in effect on the date each such document was filed with or furnished to the SEC.
(b)    As of the date hereof, there are no outstanding or unresolved comments in any comment letters received from the SEC with respect to any of the Buyer SEC Reports and, as of the date hereof, to Buyer’s Knowledge, none of the Buyer SEC Reports is the subject of ongoing SEC review. As of the date hereof, there are no internal investigations with respect to which Buyer has retained outside counsel, SEC inquiries or investigations or other governmental inquiries or investigations, or to Buyer’s Knowledge, pending or threatened, in each case regarding any accounting practices of Buyer. Buyer is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”) and the applicable listing and corporate governance rules and regulations of the NYSE. Buyer has made available to the Company complete and correct copies of all written comment letters from the staff of the SEC received since January 1, 2016 and prior to the date hereof relating to the Buyer SEC Reports and all written responses of Buyer thereto prior to the date hereof. The Buyer Common Stock is registered pursuant to Section 12(b) of the Exchange Act and listed on the NYSE, and Buyer has taken no action designed to (or which, to the Knowledge of Buyer, is reasonably likely to) have the effect of, terminating the registration of the Buyer Common Stock under the Exchange Act or delisting the Buyer Common Stock from the NYSE, nor has Buyer received any notification that the SEC or the NYSE is contemplating termination such registration or listing.
(c)    The financial statements (including all related notes and schedules thereto), contained or that will be contained in the Buyer SEC Reports (or incorporated therein by reference) (the “Buyer Financial Statements”) have been prepared in all material respects in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position of Buyer and its Subsidiaries as of the dates thereof and the results of operations, stockholders’ equity and cash flows for the periods then ended (subject, in the case of the unaudited Buyer Financial Statements, to the absence of footnotes and normal year-end adjustments and to any other adjustments described therein). Other than as disclosed in the Buyer SEC Reports, neither Buyer nor any of its Subsidiaries is, or since June 30, 2018 has been, a party to any “off balance sheet arrangements” (as defined in Item 303(a)) of Regulation S-K promulgated by the SEC).
(d)    Buyer has established and maintains disclosure controls and procedures and internal control over financial reports (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 13d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. Buyer’s disclosure controls and procedures are designed to provide reasonable assurances that all information that is required to be disclosed in the reports that Buyer files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to Buyer’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since January 1, 2017, neither Buyer nor its independent auditors have identified (i) any significant deficiency or material weakness in the design or operation of its internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that would reasonably be expected to adversely affect Buyer’s ability to record, process, summarize and report financial information, (ii) any fraud, whether or not material, that involves Buyer’s management or other employees who have a significant role in the preparation of financial statements or Buyer’s internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) or (iii) through the date hereof, any claim or allegation regarding any of the foregoing. For purposes of this Section 4.7(d), the terms “material weakness” and “significant deficiency” shall have the meanings assigned to such terms in Rule 1-02 of Regulation S-K, as in effect on the date hereof. Neither Buyer nor any of its Subsidiaries nor, to the Knowledge of Buyer, any director, officer, auditor, accountant, consultant or representative of Buyer or any of its Subsidiaries has, since January 1, 2017 through the date hereof, received written notice of any substantive complaint, allegation, assertion or claim that Buyer or any of its Subsidiaries has engaged in questionable accounting or auditing practices.
Section 4.8    Absence of Liabilities. Except for liabilities and obligations (a) incurred in the ordinary course of business since June 30, 2018, (b) incurred under or in accordance with this Agreement or in connection with the Transactions or (c) that would be required to be disclosed on a consolidated balance sheet for Buyer and its Subsidiaries prepared in accordance with GAAP in a manner consistent with the Buyer Financial Statements, since June 30 2018, neither Buyer nor its Subsidiaries has incurred liabilities or obligations that would, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.
Section 4.9    Absence of Certain Changes. Since June 30, 2018, there has not occurred any Buyer Material Adverse Effect or any development, or combination of developments that, individually or in the aggregate, is reasonably expected to have a Buyer Material Adverse Effect.
Section 4.10    Legal Proceedings. (a) There are no Proceedings that are pending or, to the Knowledge of Buyer, threatened in writing against or relating to Buyer, Merger Sub or Merger Sub 2 or any of their respective properties, assets or businesses that could reasonably be expected, individually or in the aggregate, to have a Buyer Material Adverse Effect and (b) there is no Order imposed upon Buyer, Merger Sub or Merger Sub 2 or any of their respective properties, assets or business that would reasonably be expected, individually or in the aggregate, to have a Buyer Material Adverse Effect.
Section 4.11    Compliance with Applicable Law.
(a)    Since January 1, 2016, Buyer and its Subsidiaries have complied with all Applicable Laws and as of the date hereof have not received any written notice asserting any material violation by Buyer and its Subsidiaries of any Applicable Law, except for violations that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.
(b)    Buyer and its Subsidiaries hold, and at all times since January 1, 2016 have held, all Permits necessary for the conduct of their respective businesses under and pursuant to Applicable Law, except where any such failure would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect. All material Permits of Buyer and its Subsidiaries are in full force and effect and are not subject to any suspension, cancellation, modification or revocation or any Proceedings related thereto, and, to the Knowledge of Buyer, no such suspension, cancellation, modification or revocation or Proceeding is threatened, except for any failure to be in full force and effect or suspension, cancellation, modification or revocation or Proceedings that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.
Section 4.12    Other Compliance Matters.
(a)    Since January 1, 2016, Buyer and its Subsidiaries have timely filed all Regulatory Documents that were required to be filed with any Governmental Authority and have timely paid in full all fees and assessments due and payable in connection therewith other than such failures to timely file or pay that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect. Since January 1, 2016, the Buyer entities who provide advisory and sub-advisory services to clients (including Buyer Funds) (each, a “Buyer Advisor”) have been (i) duly registered as an investment adviser under the Investment Advisers Act and under all other Applicable Laws (if required to be so registered under the Investment Advisers Act or other Applicable Laws) and (ii) duly registered and licensed as an investment adviser under all other Applicable Laws or exempt therefrom, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.
(b)    Neither Buyer nor any of its Subsidiaries, nor, to the Knowledge of Buyer, any of their directors, officers or employees is ineligible pursuant to Section 9(a) or Section 9(b) of the Investment Company Act to serve as an investment adviser, depositor or principal underwriter to a registered investment company nor is there any Proceeding pending or, to the Knowledge of Buyer, threatened by any Governmental Authority, that would result in the ineligibility of Buyer, any of its Subsidiaries or any of their directors, officers or employees to serve in any such capacities. Neither Buyer nor any of its Subsidiaries nor, to the Knowledge of Buyer, any of their directors, officers or employees is ineligible pursuant to Section 203 of the Investment Advisers Act to serve as a registered investment adviser or as an “associated person” (as defined in the Exchange Act) of a registered investment adviser, nor is there any action, proceeding or investigation pending or, to the Knowledge of Buyer, threatened by any Governmental Authority that would reasonably be expected to result in the ineligibility of Buyer, any of its Subsidiaries or any of their directors, officers or employees to serve in such capacities or, to the Knowledge of Buyer, that would provide a basis for such ineligibility.
(c)    Except for Routine Inspections in the ordinary course of the business of Buyer, since January 1, 2016 through the date hereof, no Governmental Authority has, to the Knowledge of Buyer, initiated or provided notice of any investigation into Buyer or its Subsidiaries, that would, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect. There is no deficiency, violation or exception claimed or asserted by any Governmental Authority with respect to any examination of Buyer or its Subsidiaries that has not been resolved, except for a deficiency, violation or exception that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.
(d)    Each Buyer Advisor is in compliance with (i) the applicable provisions of the Investment Advisers Act and the Investment Company Act and (ii) all Applicable Laws of the jurisdictions in which such Buyer Advisor acts as an investment adviser, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.
(e)    Each Buyer Advisor has in effect, and at all times required by Applicable Law since January 1, 2017 has had in effect, to the extent necessary to comply with Applicable Law, the following written policies and procedures reasonably designed to effectuate the purposes thereof: (i) a code of ethics and a written policy regarding insider trading and the protection of material non-public information, adopted under the Investment Advisers Act (including with respect to insider trading and personal trading under Section 204A thereof and Rule 204A-1 thereunder) and the Investment Company Act (including Section 17(j) thereof and Rule 17j-1 thereunder); (ii) a proxy voting policy as required by Rule 206(4)-6 under the Investment Advisers Act; and (iii) such other written policies and procedures required by Rule 206(4)-7 under the Investment Advisers Act, except, in each of (i) – (iii), as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.
(f)    As of the date hereof, except as set forth in Section 4.12(f) of the Buyer Disclosure Schedule, neither Buyer nor any of its Subsidiaries (i) is required to be registered, licensed or qualified as a bank, trust company, commodity trading advisor, commodity pool operator, commodity broker-dealer, futures commission merchant, transfer agent, real estate broker, introducing broker, municipal advisor, insurance company or insurance broker; (ii) is required to be registered as an investment adviser under United States Law; and (iii) is required to be registered as a broker-dealer, in each of (i) – (iii) except for such Subsidiaries that are so registered.
Section 4.13    Buyer Clients.
(a)    Since January 1, 2016, each Buyer Advisor has provided its investment advisory services to each Buyer Client in compliance with the Investment Advisers Act and the Investment Company Act, except for such failures to comply as, would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.
(b)    Except as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect, each Advisory Agreement includes all provisions required by and complies in all respects with the Investment Advisers Act and each Investment Company Advisory Agreement has been duly approved and continued in compliance with the Investment Company Act and complies in all respects with the Investment Company Act.
Section 4.14    Buyer Funds.
(a)    Except as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect, each Sponsored Buyer Fund is, and at all times required under Applicable Law has been, duly registered with the SEC as an investment company under the Investment Company Act.
(b)    Each Investment Company Advisory Agreement has been duly approved, continued and at all times has been in compliance in all material respects with Section 15 of the Investment Company Act. Neither Buyer nor any of its Subsidiaries is in default under any Investment Company Advisory Agreement, except where such default would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.
(c)    Each Sponsored Buyer Fund that is a juridical entity is duly organized, validly existing and, with respect to entities in jurisdictions that recognize the concept of “good standing,” in good standing under the laws of the jurisdiction of its organization and has the requisite corporate, trust, company or partnership power and authority to own its properties and to carry on its business as currently conducted, and is qualified to do business in each jurisdiction where the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such qualification or licensing necessary, except where any failure to be so duly organized, validly existing, in good standing, licensed or qualified or to have such power would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.
(d)    Each Sponsored Buyer Fund is, and has since the later of January 1, 2016 and its inception date, operated in compliance (i) with Applicable Law and (ii) with its respective investment policies and restrictions, as set forth in the applicable prospectus and registration statement for such Buyer Fund, except where any failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect. Since the later of January 1, 2016 and its inception date, each Sponsored Buyer Fund has filed all Regulatory Documents in compliance with Applicable Law, except where such failure would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.
(e)    The shares, units or other ownership interests of each Sponsored Buyer Fund (i) have been issued and sold in compliance with Applicable Law and (ii) are qualified for public offering and sale in each jurisdiction where offers are made to the extent required under Applicable Law, except where any failure to be in compliance or qualified would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.
(f)    The audited balance sheet of each Sponsored Buyer Fund as of each such Sponsored Buyer Fund’s two most recently completed fiscal years and the related other audited financial statements for such two most recently completed fiscal years have been prepared in accordance with GAAP, and, to the Knowledge of Buyer, present fairly in all material respects the financial position and other financial results of such Buyer Fund at the dates and for the periods stated therein.
(g)    There is no Proceeding pending or, to the Knowledge of Buyer, threatened against any Sponsored Buyer Fund that would, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.
(h)    Each Sponsored Buyer Fund has adopted and maintained, at all times since the later of January 1, 2016 and its inception date, as required by, and to the extent necessary to comply with, Applicable Law the following written policies and procedures reasonably designed to effectuate the purposes thereof: (i) a code of ethics pursuant to the applicable provisions of the Investment Company Act (including Section 17(j) thereof and Rule 17j-1 thereunder), (ii) written policies and procedures pursuant to Rule 38a-1 under the Investment Company Act, and (iii) anti-money laundering policies and procedures that incorporate, among other things, a written customer identification program in compliance with Applicable Law, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.
Section 4.15    Purchase for Investment. Buyer is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act. Buyer is acquiring the Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment. Buyer acknowledges that the Shares have not been registered under the Securities Act or any state securities Laws, and agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with foreign Securities Laws, in each case, to the extent applicable.
Section 4.16    Takeover Laws. Buyer and its board of directors have taken all necessary action in order to render inapplicable to the Transactions any control share acquisition, fair price, interested shareholder, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under its memorandum of association, bye-laws or Applicable Laws (“Takeover Laws”), including as a result of Buyer’s issuance of the Buyer Preferred Stock and the Buyer Common Stock to Parent and the exercise of rights under the Certificate of Designation and the Shareholder Agreement (for the avoidance of doubt including any acquisition of Buyer’s securities by Parent and/or its Affiliates permitted thereunder).
Section 4.17    Taxes.
(a)    Buyer has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to (i) prevent the Combination from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) result in gain recognition to Parent or one or more of its Affiliates pursuant to Section 367 of the Code (assuming that Parent (or one or more of its Affiliates, if applicable) enters into a gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8).
(b)    Buyer has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to result in Buyer being treated as a surrogate foreign corporation, as defined in Section 7874(a)(2)(B) of the Code as a result of the Transactions .
(c)    Buyer has complied with the requirements to satisfy the active trade or business test as set forth in Treasury Regulations Section 1.367(a)-3(c)(3).
Section 4.18    No Broker. No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from Buyer or any of its Affiliates in connection with this Agreement or the Transactions.
Section 4.19    Disclaimer Regarding Projections. Buyer, or any of its respective agents, directors, officers, employees, representatives, financing sources or Affiliates, may be in possession of certain projections and other forecasts regarding the Acquired Companies, including projected financial statements, forecasts, estimates, plans, budgets of or relating to future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Acquired Companies, or similar materials (and such projections and forecasts may be hereafter made available to Buyer, or any of its respective agents, directors, officers, employees, representatives, financing sources or Affiliates). Buyer acknowledges and agrees that (a) there are substantial uncertainties inherent in attempting to make such projections and other forecasts and plans, and Buyer is familiar with such uncertainties, (b) Buyer is not relying on such projections and other forecasts and plans, (c) Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it, and (d) Buyer shall not have any claim against any Person with respect thereto. Accordingly, Buyer acknowledges that none of the Company, Parent, any of their Affiliates nor any other Person on behalf of any of them, makes or shall be deemed to make any representation or warranty to Buyer or any other Person, express or implied, at law or in equity, with respect to such projections and other forecasts and plans.
Section 4.20    Investigation; No Additional Representations. In entering into this Agreement, each of Buyer, Merger Sub and Merger Sub 2 acknowledges and agrees, without limiting its right to rely on the representations, warranties, covenants and agreements contained herein, that it (a) has conducted its own independent investigation, review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Acquired Companies, (b) has had full access to the books, records, facilities and personnel of the Acquired Companies, and has been furnished with or given full access to such information about the Acquired Companies and their respective businesses and operations, as it has reasonably requested, (c) has relied solely upon its own independent investigation, review and analysis, and (d) has such knowledge and experience as to be aware of the risks and uncertainties inherent in the purchase of interests of the type contemplated by this Agreement, as well as the knowledge of the Acquired Companies and their operations in particular, and has independently made its own analysis and decision to enter into this Agreement. Each of Buyer, Merger Sub and Merger Sub 2 acknowledges and agrees that, except for the representations and warranties expressly set forth in Article 3 none of the Company, Parent, any of their Affiliates nor any other Person on behalf of any of them, makes or shall be deemed to make any representation or warranty to Buyer, Merger Sub, Merger Sub 2 or any other Person with respect to Parent, the Acquired Companies or the Transactions, express or implied, at law or in equity (including as to the accuracy of completeness of any of the information provided or made available to Buyer, Merger Sub, Merger Sub 2 or any of their agents, representatives, lenders or Affiliates prior to the execution of this Agreement) and the Company and Parent by this Agreement disclaim any such representation or warranty, whether by the Company, Parent, their Affiliates or any other Person, notwithstanding the delivery or disclosure to Buyer, Merger Sub, Merger Sub 2 or any of their officers, directors, employees, agents or representatives or any other Person, of any documentation or other information by the Company, Parent, their Affiliates or any other Person with respect to any one or more of the foregoing.
ARTICLE 5
COVENANTS
Section 5.1    Conduct of Business by the Company.
(a)    During the Interim Period, except as required or permitted by this Agreement, as set forth in Section 5.1 of the Company Disclosure Schedule, or with the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall (x) carry on its business in the ordinary course consistent with past practice and (y) use commercially reasonable efforts to preserve its present business organization and material business relationships.

Without limiting the generality of the foregoing, during the Interim Period, except as required or permitted by this Agreement, as set forth in Section 5.1 of the Company Disclosure Schedule, or with the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause each of its Subsidiaries not to, directly or indirectly:
(i)    amend its Organizational Documents (other than any immaterial amendment by a Subsidiary);
(ii)    amalgamate, merge with or into or consolidate with other Person;
(iii)    adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, recapitalization or other reorganization of the Company or any of its Subsidiaries;
(iv)    authorize, issue, split, combine, subdivide or reclassify any capital stock, or securities exercisable for, exchangeable for or convertible into capital stock, or other equity or voting interests, other than the issuance of capital stock, or securities exercisable for, exchangeable for or convertible into capital stock, (A) of the Company in the ordinary course of business pursuant to any awards of SSARS that are outstanding as of the date hereof or (B) of a Subsidiary of the Company to any other Acquired Company;
(v)    except for Indebtedness that shall be discharged prior to the Calculation Time, incur, create, assume or otherwise become liable for any Indebtedness of the type referred to in clause (a) or (b) of the definition thereof (or, to the extent relating thereto, clause (d) of the definition thereof);
(vi)    except as required by Applicable Law or GAAP, make any material change in its accounting methods or practices;
(vii)    sell, transfer, lease, offer to sell, abandon or make any other disposition of any of its assets, other than with a fair value not in excess of $500,000 individually;
(viii)    other than in the ordinary course of business, enter into, amend or modify in any material or adverse respect or assign (other than to another Acquired Company) or terminate any Material Contract or any Contract that would be a Material Contract if existing on the date hereof; provided, that no Acquired Company shall enter into, amend or modify in any material or adverse respect or assign (other than to another Acquired Company) any Material Contract, or any Contract that would be a Material Contract if existing on the date hereof, to the extent such Contract is or would be a Material Contract pursuant to clauses (ii), (iv), (v), (vi) or (xi) of Section 3.8(a) or of the sort set forth on Section 5.1(a)(viii) of the Company Disclosure Schedule;
(ix)    acquire, including by way of merger, consolidation or purchase of any capital stock or assets, other than the purchase of (A) assets or securities on behalf of clients in the ordinary course of business or (B) the purchase of an interest in a proprietary seed capital account or portfolio in the ordinary course of business;
(x)    except (A) to the extent required by Applicable Law, or (B) to the extent required by any Plan, policy or Contract as in effect on the date of this Agreement, (1) with respect to any employee of an Acquired Company, grant any (x) increase in the compensation, commissions or benefits, including severance pay, or (y) grant or promise to pay or accelerate the payment or vesting of, conditionally or otherwise any bonus, equity-based awards or benefits; (2) hire or terminate (other than for cause) the employment of any officer or employee having a title that is at or above Vice President; (3) grant any equity award or other long-term incentive compensation; or (4) enter into any agreement which provides for, or amend any agreement to provide for, payment in connection with a change in control (either alone or together with any other event);
(xi)    except, for the avoidance of doubt, with respect to any Combined Tax Returns, make, change, or revoke any material Tax election, change any material method of Tax accounting, file any material amended Tax Return, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Applicable Law), surrender any right to claim a material Tax refund, or take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected (i) to prevent the Combination from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) result in gain recognition to Parent or one or more of its Affiliates pursuant to Section 367 of the Code or (iii) cause the Company to be treated as an “expatriated entity” within the meaning of Section 7874(a)(2) of the Code as a result of the Transactions;
(xii)    settle any Proceeding, other than settlements that result solely in monetary obligations of the Company or its Subsidiaries (without the admission of wrongdoing or a nolo contendere or similar plea, the imposition of injunctive or other equitable relief, or restrictions on the future activity or conduct, by, of or on behalf of the Company or any of its Subsidiaries) involving payment by the Company or any of its Subsidiaries in an amount not greater than $2,000,000 individually or $10,000,000 in the aggregate;
(xiii)    make or incur any capital expenditures in excess of $13,000,000 in the aggregate; or
(xiv)    agree or commit to do any of the foregoing.
(b)    Nothing contained in Section 5.1(a) is intended to give Buyer the right to control or direct the operations of the Company or any of its Subsidiaries prior to the Closing. Prior to the Closing, the Company and its Subsidiaries shall exercise complete control and supervision over their respective operations, as applicable.
Section 5.2    Conduct of Business by Buyer.
(a)    During the Interim Period, except as required or permitted by this Agreement, as set forth in Section 5.2 of the Buyer Disclosure Schedule, or with the prior written consent of Parent

(which consent shall not be unreasonably withheld, conditioned or delayed), Buyer shall (x) carry on its business in the ordinary course consistent with past practice and (y) use commercially reasonable efforts to preserve its present business organization and material business relationships. Without limiting the generality of the foregoing, during the Interim Period, except as required or permitted by this Agreement, as set forth in Section 5.2 of the Buyer Disclosure Schedule, or with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), Buyer shall not (and with respect to clauses (ii), (vi) (vii), (viii), (ix) or (x) below or, with respect to the foregoing, clause (xi) below, it shall cause each of its Subsidiaries not to), directly or indirectly:
(i)    establish a record date for, declare, set aside for payment or make payment in respect of, any dividend or other distribution (whether in cash, stock, property or otherwise) upon any shares of capital stock of Buyer other than regular quarterly dividends to holders of Buyer Common Stock in an amount not greater than the amount set forth in Section 5.2(a)(i) of the Buyer Disclosure Schedule;
(ii)    amend its Organizational Documents in a manner that would disproportionately adversely affect the Accredited Shareholders after Closing relative to other shareholders of Buyer;
(iii)    merge with or into or consolidate with any other Person;
(iv)    adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, recapitalization or other reorganization of Buyer;
(v)    authorize, issue, split, combine, subdivide or reclassify any capital stock, or securities exercisable for, exchangeable for or convertible into capital stock, or other equity or voting interests other than (A) the authorization and issuance of the Stock Consideration in accordance with this Agreement and (B) the issuance of capital stock, or securities exercisable for, exchangeable for or convertible into capital stock, of Buyer in the ordinary course of business as set forth in Section 5.2(a)(v) of the Buyer Disclosure Schedule;
(vi)    redeem, repurchase or otherwise acquire any capital stock or other equity or voting interests of Buyer, or any Equity Rights to acquire any shares of Buyer’s capital stock or other equity or voting interests, other than repurchases of capital stock pursuant to board-authorized share repurchase programs;
(vii)    make any material change in its accounting methods or practices reasonably likely to have a disproportionately adverse impact on Parent as compared to other Buyer shareholders, in each case except as required by changes in GAAP or Applicable Law;
(viii)    take any action for which consent would have been required pursuant to the Shareholder Agreement or the Certificate of Designation had the Shareholder Agreement and Certificate of Designation been in effect as of the date hereof;

(ix)    take any action that causes, or would reasonably be expected to cause, the Buyer Common Stock to cease to be eligible for listing on the NYSE;
(x)    take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected (i) to prevent the Combination from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) result in gain recognition to Parent or one or more of its Affiliates pursuant to Section 367 of the Code or (iii) cause the Company to be treated as an “expatriated entity” within the meaning of Section 7874(a)(2) of the Code as a result of the Transactions; or
(xi)    agree or commit to do any of the foregoing.
(b)    In addition to the foregoing, the Company shall give Buyer three (3) Business Days advanced written notice prior to the entry into any revenue sharing agreement having an expected annual cost of $750,000 or more, together with a copy of the proposed agreement.
(c)    Nothing contained in Section 5.2(a) is intended to give the Company the right to control or direct the operations of Buyer or any of its Subsidiaries prior to the Closing. Prior to the Closing, Buyer and its Subsidiaries shall exercise complete control and supervision over their respective operations, as applicable.
Section 5.3    Advisory Agreement Consents.
(a)    U.S. Company Fund Approvals.
(i)    The Company shall, and shall cause each Company Advisor to, use its reasonable best efforts, as soon as reasonably practicable following the date hereof, to obtain (A) the required consents and approvals (including by each Fund Board and the shareholders of each U.S. Company Fund) necessary for each Fund Merger and (B) all required approvals by the Fund Board of such U.S. Company Fund of an “interim” new advisory contract between such U.S. Company Fund and a Subsidiary of Buyer pursuant to Rule 15a-4 of the Investment Company Act (but (1) only to the extent all required consents and approvals for such Fund Merger are not obtained prior to Closing or (2) it is reasonably expected that such Fund Merger will not close at the time of the Closing). Notwithstanding the foregoing, with respect to the Co-Branded Company Fund and any U.S. Company Fund that is only sub-advised by a Company Advisor, in lieu of a Fund Merger, the Company shall, and shall cause each Company Advisor to, use its reasonable best efforts, as soon as reasonably practicable following the date hereof, to obtain (A) the required consents and approvals (including by each Fund Board and, other than in the case of any Exempt Sub-Advised Fund, the shareholders of each applicable U.S. Company Fund) necessary for obtain approval of a new Investment Company Advisory Agreement and, with respect to the Company Co-Branded Fund, a new subadvisory agreement (with such new Investment Company Advisory Agreement and new subadvisory agreement to be effective on the Closing Date with the same advisory and non-advisory fee (including net fee) terms and on other terms substantially the same as those in effect on the date hereof, with the exception of its effective and termination dates) pursuant to Section 15(c) of the Investment Company Act for such U.S.

Company Fund with its existing Company Advisor or a Subsidiary of Buyer; and (B) all required approvals by the Fund Board of such U.S. Company Fund of an “interim” new advisory contract between such U.S. Company Fund and a Subsidiary of Buyer and, with respect to the Company Co-Branded Fund, an “interim” new subadvisory agreement between the Company Co-Branded Adviser and the subadvisor to the Company Co-Branded Fund, each pursuant to Rule 15a-4 of the Investment Company Act (but only to the extent all required consents and approvals for such new Investment Company Advisory Agreement and new subadvisory agreement are not obtained prior to Closing).
(ii)    Seller shall, and shall cause each Company Advisor to, use its reasonable best efforts to cause each such U.S. Company Fund to call a special meeting of the shareholders of such U.S. Company Fund to be held as soon as reasonably practicable after the date of this Agreement for purposes of obtaining the requisite approval of such shareholders for such Fund Merger or, as provided in the preceding clause (i), such new Investment Company Advisory Agreement and, with respect to the Company Co-Branded Fund, a new subadvisory agreement. In connection therewith, (A) with respect to each U.S. Company Fund, Buyer shall, and shall cause its applicable Subsidiaries to, use its reasonable best efforts to (x) obtain the required consents and approvals (including by the board of trustees/directors of each Buyer Fund and, if applicable, the shareholders of each Buyer Fund) necessary for each Fund Merger and (y) cause the Buyer Fund that will be the party to such U.S. Company Fund’s proposed Fund Merger to prepare and to file with the SEC (to the extent such filing is required) all securities registrations statements and prospectuses and proxy solicitation materials necessary to comply in all material respects with the applicable provisions of the Securities Act, Section 14 of the Exchange Act and Section 20 of the Investment Company Act, including a securities registration statement on SEC Form N-14 (or successor form thereto) containing a joint proxy statement and prospectus (a “Fund Merger Proxy Statement/Prospectus”), (B) Seller shall, and shall cause each Company Advisor to, use its reasonable best efforts to cause each such U.S. Company Fund (1) to mail such proxy solicitation materials (including, as applicable, a Fund Merger Proxy Statement/Prospectus) to the shareholders of such U.S. Company Fund as promptly as practicable after review by the SEC and (2) as soon as practicable following the mailing of such proxy solicitation materials, submit, or cause to be submitted, to the shareholders of such U.S. Company Fund, for a vote at such shareholders meeting, the proposal described in the first sentence of this Section 5.3(a)(ii). For the avoidance of doubt, (i) the Investment Company Advisory Agreement of each U.S. Company Fund shall be assigned to Buyer or one of its subsidiaries at Closing in the event that the Fund Merger with respect to such U.S. Company Fund have not been satisfied as of Closing, which purported assignment will have the effect of terminating such Investment Company Advisory Agreement and thereby permit the Fund Board to appoint interim adviser(s) pursuant to Rule 15a-4(b)(2) of the Investment Company Act, but (ii) approval of any interim advisory contract pursuant to Rule 15a-4 shall not constitute “consent” for purposes of this Agreement.
(iii)    The Parties agree that consent for any Investment Company Advisory Agreement with a U.S. Company Fund shall be deemed given for all purposes under this Agreement only if (A) a Fund Merger (or, in the case of a sub-advised U.S. Company Fund, and the Company Co-Branded Fund, a new Investment Company Advisory Agreement and new subadvisory agreement) has been approved by the Fund Board of such U.S. Company Fund and, other than in the case of any Exempt Sub-Advised Fund, by the shareholders of the applicable U.S. Company Fund in accordance with this Section 5.3(a) and Applicable Law, on substantially the same economic terms (when considered together with any administrative agreement between a Subsidiary of Buyer and Buyer Fund) in effect on the date hereof or, in the case of any applicable U.S. Company Fund launched after the Base Date, as of immediately prior to the Closing Date and (B) in addition, in the case of any U.S. Company Fund that is an exchange traded fund that licenses the right to use an index from a third-party licensor where the Transactions will require the consent of such licensor in order to continue to engage in such use, the receipt of the consent of such licensor to the assignment of the applicable index license agreement (a “License Consent”), or, in the case of any applicable U.S. Company Fund launched after the Base Date, as of immediately prior to the Closing Date.
(iv)    Buyer agrees to recommend to (A) the governance committee of each Buyer Non-ETF Fund Board that the Buyer Non-ETF Fund Board expand by five (5) members and appoint five (5) members of the current Fund Boards of the U.S. Company Funds that are not exchange traded funds to the Buyer Non-ETF Fund Board and (B) the governance committee of the Buyer ETF Fund Board that the Buyer ETF Fund Board expand by two (2) members and appoint two (2) members (subject, in the case of the Buyer ETF Fund Boards, to the extent to which such trustees are not required to be elected pursuant to Section 16(a) of the 1940 Act) from one of the current Fund Boards of the U.S. Company Funds. Buyer will cooperate to facilitate the foregoing consideration in good faith; provided, that Parent and the Company acknowledge and agree that Buyer does not have the power or authority to cause or unduly influence any decision by such boards and governance committees to add trustees, which decision is solely within the discretion of the independent members of such boards and committees, and no failure of any such board of trustees to agree with or act on such recommendation shall be a breach of this Agreement.
(b)    Company Non-Registered Fund Approvals. The Company shall, and shall cause each Company Advisor to, as soon as reasonably practicable following the date hereof, if and to the extent required by Applicable Law, such Company Non-Registered Fund’s Advisory Agreement or the Organizational Documents of a Company Non-Registered Fund, use its reasonable best efforts to (i) obtain the consent of each Company Non-Registered Fund to the assignment or deemed assignment resulting from the Transactions of such Advisory Agreement, (ii) solicit (if reasonably necessary to obtain such Company Non-Registered Fund’s consent under the Company Non-Registered Fund’s Organizational Documents or Advisory Agreement or Applicable Law) the limited partners, shareholders or other investors of such Company Non-Registered Fund describing the Transactions, and (iii) if any such Company Non-Registered Fund has a board of directors, advisory committee or other governing body, solicit the consent of a majority of the members of which are not employed by any member of the Acquired Companies (or such greater number of members as may be required under the Company Non-Registered Fund’s Organizational Documents, Advisory Agreement or Applicable Law). The Parties agree that, if the consent or approval of any such Company Non-Registered Fund is required for the assignment or deemed assignment of such Company Non-Registered Fund’s Advisory Agreement resulting from the Transactions, then such consent and approval shall be deemed given for all purposes hereunder if (1) where the consent of limited partners, shareholders or other investors of such Company Non-Registered Fund is required under the Company Non-Registered Fund’s Advisory Agreement, its Organizational Documents or Applicable Law, either (A) such consent representing the required percentage for investors or limited partners to provide consents under the applicable Organizational Documents, Advisory Agreements and Applicable Law for such Company Non-Registered Fund) has been obtained (and has not been withdrawn or superseded) to the assignment or deemed assignment of the applicable Advisory Agreement or (B) if consent other than written consent is not prohibited by Applicable Law, the applicable Organizational Documents and Advisory Agreements, if no such written consent is obtained, if written notice has been sent to the limited partners, shareholders or other investors of such Company Non-Registered Fund (which “negative” consent may be included in the notice required by this Section 5.3(b)) describing the proposed transactions hereunder, informing them of the intention to consummate the Transactions, which will result in an assignment or deemed assignment of such Company Non-Registered Fund’s Advisory Agreement (or other consequences triggering a consent requirement under Applicable Law, Organizational Documents or Advisory Agreement), requesting such consent and explaining that each limited partner, shareholder or other investor that does not object to the assignment of the applicable Advisory Agreement within forty-five (45) days following delivery of such notice will be deemed to have consented to such assignment and (2) in all cases where any such Company Non-Registered Fund has a board of directors, advisory committee or other governing body, the majority of the members of which are not employed by any member of the Acquired Companies, upon receipt of such consent of such board, committee or body (or consent of such greater number of members as may be required under the Company Non-Registered Fund’s Organizational Documents, Advisory Agreement or Applicable Law); provided, however, that such Company Non-Registered Fund shall not be deemed to have been given for any purpose under this Agreement if at any time prior to the Closing such Company Non-Registered Fund shall have affirmatively notified such Company Advisor in writing that it does not so consent or shall have terminated its Advisory Contract.
(c)    UCITS. The Company shall, and shall cause each Company Advisor to, as soon as reasonably practicable following the date hereof, if required by Applicable Law or such Company Client’s Advisory Agreement, use its reasonable best efforts to obtain any approvals in respect of a Sponsored UCITS for the continuation of its Advisory Agreement in connection with the Transactions on its current terms. The Parties agree that a Sponsored UCITS shall be deemed to have consented for all purposes under this Agreement to the Transactions and the continued management of such UCITS by the applicable Acquired Company following the Closing if continued management of such Sponsored UCITS by the applicable Acquired Company following the Closing has been approved in accordance with the immediately preceding sentence.
(d)    Other Client Approvals. The Company shall cause each Company Advisor to, as soon as reasonably practicable following the date hereof, if required by Applicable Law or such Company Client’s Advisory Agreement, send notices complying with Applicable Law and such Company Client’s Advisory Agreement (each a “Client Notice”), to each Company Client (other than the U.S. Company Funds, which are governed by Section 5.3(a), the Company Non-Registered

Funds, which are governed by Section 5.3(b), and Sponsored UCITS, which are governed by Section 5.3(c)) (i) informing such Company Client of the Transactions and (ii) if required, requesting such Company Client’s written consent or approval of the assignment or deemed assignment of its applicable Advisory Agreement. Buyer agrees that, if the consent or approval of any such Company Client is required for the assignment or deemed assignment of such Company Client’s Advisory Agreement resulting from the Transactions, then such consent and approval shall be deemed given for all purposes hereunder (A) upon receipt of such Company Client’s written consent or approval requested in the Client Notice or (B) if consent other than written consent is not prohibited by Applicable Law and the Company Client’s Advisory Agreement, forty-five (45) days shall have elapsed since the date such Company Advisor shall have sent to such Company Client a written notice (“Negative Consent Notice”) requesting such Company Client’s written consent or approval as aforesaid and informing such Company Client: (1) of the intention to consummate the Transactions, which will result in an assignment or deemed assignment of such Company Client’s Advisory Agreement; (2) of such Company Advisor’s intention to continue to provide the advisory services contemplated pursuant to the existing Advisory Agreement with such Company Client after the Closing if such Company Client does not terminate such agreement prior to the Closing; and (3) that the requested consent and approval of such Company Client will be deemed to have been granted for all purposes with respect to the Transactions if such Company Client continues to accept such advisory services for a period of at least forty-five (45) days after the date of the Negative Consent Notice without termination (provided, that such Company Client shall not have affirmatively notified such Company Advisor in writing that it does not so consent, or have terminated its respective Advisory Agreement prior to the Closing). The Company shall, and shall cause each Company Advisor to, use its reasonable best efforts to obtain any required written consents and approvals.
(e)    Cooperation. The Parties shall provide all cooperation necessary or advisable in connection with obtaining the approvals and consents sought pursuant to this Section 5.3 and shall promptly correct such information if and to the extent that such information becomes false or misleading in any material respect. Without limiting the foregoing, (i) each of Parent, the Company and Buyer agrees to provide promptly in writing all information concerning itself and its Affiliates required to be included in the proxy solicitation, or other consent solicitation, materials or government filings contemplated by this Section 5.3 (including the information required for the Fund Merger Proxy Statement/Prospectuses under the Exchange Act or the Investment Company Act or under other Applicable Laws) and (ii) Buyer shall provide all reasonable cooperation in connection with each Fund Board’s consideration of the approvals required pursuant to Section 5.3(a)(i), including using its reasonable best efforts to provide all information concerning itself, its Affiliates and the Buyer Funds requested by each Fund Board as soon as reasonably practicable following any such requests, and in any event no later than the reasonable deadline requested by each Fund Board. Each of Parent, the Company and Buyer agrees that such information supplied by it or on its behalf shall not (in the case of any proxy solicitation or other consent solicitation, including the Fund Merger Proxy Statement/Prospectuses, at the time of the mailing of such proxy, or other consent, materials or any amendments or supplements thereto, and at the time of the shareholders or investors meeting held in relation thereto) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. From and after the date hereof and until the end of the True-Up Period, the Company (or, following the Closing, the Subsequent Surviving Corporation), Parent and Buyer shall communicate on a regular basis to stay apprised of such efforts to satisfy the requirements required to obtain the requisite Company Client consent under this Section 5.3, and, upon reasonable request, the Company shall make available to Buyer (and, after the Closing, Buyer and the Subsequent Surviving Corporation shall make available to Parent) copies of all executed client consents and other documents evidencing satisfaction of the foregoing.
(f)    Post-Closing Efforts. In the event that the requirements for obtaining the consent of any Company Client hereunder are not satisfied on or prior to the Closing Date and, as a result, the Client Consent Adjustment Amount is greater than $0, then, following the Closing Date, Buyer and the Subsequent Surviving Corporation shall use (and shall cause their respective Affiliates to use) their respective reasonable best efforts to satisfy such consent requirements as soon as practicable and in any event within 180 days after the Closing Date.
(g)    Expenses. Buyer and Parent shall each bear and pay fifty percent (50%) of all of the costs, fees and expenses incurred in connection with each Company Client (including any Fund Board) consent or approval sought pursuant to this Section 5.3, including fees and expenses of Company Funds’ and Fund Boards’ respective attorneys, accountants and third party solicitation agents and expenses related to the preparation of any documents, instruments or materials related to seeking or obtaining such consents or approvals.
(h)    Revenue Run-Rate. During the Interim Period, within fifteen (15) Business Days following the end of each calendar month, the Company shall deliver to Buyer a schedule setting forth its estimate of the Revenue Run-Rate as of such month end, in reasonable detail, which schedule shall identify each Company Client that (a) has not consented in accordance with Section 5.3 to the Transactions or (b) has so consented but has withdrawn in writing such consent or approval on or prior to such month end or terminated its Advisory Agreement on or prior to such month end.
Section 5.4    Access to Information; Confidentiality; Books and Records.
(a)    During the Interim Period, upon reasonable advance notice, the Company shall, and shall cause its Subsidiaries to, provide to Buyer and its authorized representatives during normal business hours reasonable access to all books and records of the Company and its Subsidiaries and employees of the Company and its Subsidiaries (in a manner so as to not interfere with the normal business operations of the Company and its Subsidiaries). Except as otherwise expressly permitted pursuant to this Agreement, during the Interim Period, Buyer shall not contact any of the Company’s or its Subsidiaries’ employees, vendors, Company Clients or Contract counterparties, in each case, without receiving prior written authorization from the Company and, if such authorization is given, subject to the scope of such authorization; provided that the foregoing shall not apply with respect to contacts in the ordinary course of business unrelated to this Agreement or the Transactions.
(b)    Notwithstanding anything to the contrary in Section 5.4(a), the Acquired Company granting access may withhold any document (or any portion thereof) or information (i) that may constitute privileged attorney-client communications or attorney work product and the transfer of which, or the provision of access to which, as reasonably determined by such Acquired Company’s counsel, may constitute a waiver of any such privilege, (iii) if the provision of access to such document (or applicable portion thereof) or information, as determined by such Acquired Company’s counsel, could reasonably be expected to conflict with Applicable Laws, (iv) pertaining to Taxes of the Shareholders or their Affiliates (other than documents and information relating solely to the Acquired Companies) or (v) relating to the sale process regarding the Acquired Companies or any potential alternative transaction with respect to all or a portion of the Business, bids received from other Persons in connection with such sale process or potential alternative transactions and information and analysis (including financial analysis) relating to such bids, sale process or potential alternative transactions; provided that the Company shall use commercially reasonable efforts to allow for such access in a manner that does not result in the events set out in the preceding clauses (i) and (ii).
(c)    In addition, during the Interim Period, the Company shall provide Buyer with (i) a copy of the Company’s audited consolidated balance sheet, statements of income, changes in shareholders’ equity and cash flows for the fiscal year ended December 31, 2018 following the receipt thereof from the Company’s auditors and (ii) if the Closing has not occurred prior to March 31, 2019, a copy of the Company’s quarterly unaudited consolidated balance sheet as of March 31, 2019, and income statements, changes in shareholders’ equity and cash flows for the period ending March 31, 2019, including the related notes, prepared in accordance with GAAP, on or before May 31, 2019. Buyer shall, upon demand, reimburse the Company and its Affiliates for their out-of-pocket costs incurred in connection with preparing such quarterly unaudited financial statements.
(d)    All information provided to Buyer pursuant to this Section 5.4 shall be held by Buyer as confidential and as Confidential Information (as defined in the Confidentiality Agreement) under the terms of the Confidentiality Agreement and shall be subject to the Confidentiality Agreement in all respects, the terms of which are incorporated herein by reference. Effective upon, and only upon, the occurrence of the Closing, the Confidentiality Agreement shall terminate with respect to information and other Confidential Information (as defined in the Confidentiality Agreement) relating solely to the Acquired Companies.
(e)    Buyer acknowledges and agrees that Shareholders and their Affiliates that are parties to or would be bound by the Shareholder Agreement or who enter into confidentiality agreements with the Company or Buyer protecting the following information shall have the right to retain copies of all books, data, files, information, materials and records in any form or media of the Acquired Companies relating to periods ending on or prior to the Closing Date (i) as may be required by any Governmental Authority, including pursuant to any Applicable Law or regulatory request or for purposes of preparing or filing any Tax Return or participating in an audit or other proceeding with respect to Taxes or (ii) as may be necessary for the Shareholders or their Affiliates to perform their respective obligations pursuant to this Agreement or any of the Ancillary Agreements, in each case, subject to compliance with all applicable privacy Laws.
(f)    After the Closing, Buyer shall, and shall cause each Acquired Company to, until at least the seventh (7th) anniversary of the Closing Date, (i) retain all books, records and other documents pertaining to the Business in existence on the Closing Date and make the same available for inspection and copying by the Shareholders and their Affiliates and their respective representatives (in each case, at such Shareholder’s expense) and (ii) cause the employees, counsel and financial advisors of Buyer and its Affiliates (including, following the Closing, each Acquired Company) to reasonably cooperate with the Shareholders and their Affiliates and their respective representatives in connection with the Shareholders’ (or any of its Affiliate’s) ongoing financial reporting, accounting or other purpose related to their ownership or operation of the Business (including the provision of relevant parts of the books and records of each Acquired Company), during normal business hours, upon reasonable request and upon reasonable advance notice; provided that neither Buyer nor any Acquired Company shall be required to provide access to information (i) that may constitute privileged attorney-client communications or attorney work product and the transfer of which, or the provision of access to which, as reasonably determined by Buyer’s counsel, may constitute a waiver of any such privilege, or (ii) if the provision of access to such document (or applicable portion thereof) or information, as determined by such Buyer’s counsel, could reasonably be expected to conflict with Applicable Laws; provided, further, that Buyer shall use commercially reasonable efforts to allow for such access and disclosure in a manner that does not result in the events set out in the preceding clauses (i) and (ii). After the seventh (7th) anniversary of the Closing Date, Buyer shall, and shall cause each Acquired Company to, use commercially reasonable efforts to notify Parent prior to the destruction of any such books, records or documents by Buyer or such Acquired Company and give Parent a reasonable opportunity to obtain possession thereof.
(g)    Buyer shall promptly advise the Company, and the Company shall promptly advise Buyer, of any change or event (i) that has had or is reasonably likely to have a Buyer Material Adverse Effect or Company Material Adverse Effect, respectively, or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article 6; provided, that, without limiting the consequences of any underlying change or event, any failure to give notice in accordance with the foregoing with respect to any breach shall not in and of itself be deemed to result in the failure of any condition set forth in Section 6.2 or Section 6.3 to be satisfied, or give rise to any indemnification rights under Article 8 or 9 in respect thereof.
Section 5.5    Public Announcements. Neither Buyer, Merger Sub, Merger Sub 2, the Company nor Parent shall make, nor permit any of their respective Affiliates or representatives to make, any public announcement or issue any public communication in respect of this Agreement, the Ancillary Agreements or the Transactions without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), in the case of an announcement or communication by Parent or any of its Affiliates or representatives, or of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), in the case of an announcement or communication by Buyer or any of its Affiliates, except, in each case, if such announcement or communication is (a) required to obtain consents and approvals, and to provide such notices and make such filings, necessary to consummate the Transactions, (b) required by Law, rule or regulation applicable to Buyer, Merger Sub, Merger Sub 2, the Company, Parent or any of their respective Affiliates (and only to the extent so required) or (c) in the case of Parent, the Company and their Affiliates, pursuant to internal announcements to employees not relating to post-Closing employment matters (other than those matters that have been previously disclosed publicly or to such employees) and not providing material non-public information regarding the Transactions; provided, that, in the case of an announcement or communication described in clauses (a) or (b), the Parties shall use commercially reasonable efforts to discuss and coordinate such announcement or communication with the other Parties, as applicable, prior to such announcement or issuance.
Section 5.6    Regulatory Matters; Third Party Consents.
(a)    During the Interim Period, subject to the terms and conditions herein provided, each of Buyer and the Company shall, and shall cause their Subsidiaries to, to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions (including the satisfaction of the conditions precedent set forth in Article 6), including preparing and filing as promptly as practicable all documentation to effect all necessary or advisable notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any Governmental Authority or third party to consummate the Transactions (including the Requisite Regulatory Approvals) and to comply with the terms and conditions of all such consents, registrations, approvals, permits and authorizations; provided that pursuing consents or approvals with respect to Advisory Agreements shall be governed by Section 5.3. Without limiting the generality of the foregoing, Buyer and, if applicable, the Company, shall within ten (10) Business Days after the date hereof file a pre-merger notification and report form under the HSR Act (requesting early termination of the waiting period with respect to the Transactions) and, shall, within twenty (20) Business Days after the date hereof, make all other filings pursuant to any other Applicable Law.
(b)    Neither Buyer nor its Subsidiaries may withdraw any filings without the prior written consent of the Company, and neither of Buyer nor its Subsidiaries shall extend any waiting period or comparable period under the HSR Act or other Applicable Laws or enter into any agreement with any Governmental Authority not to consummate the Transactions, except with the prior written consent of the Company. In the event any filings made in connection herewith are rejected for any reason whatsoever by the relevant Governmental Authority, each Party shall cure the reason for such rejection and resubmit any filings as soon as is reasonably practicable. Buyer and the Company shall deliver as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act or other Applicable Law. In addition to the foregoing, Buyer agrees to take the actions set forth on Section 5.6 of the Buyer Disclosure Schedule.
(c)    Each of Buyer and the Company shall (i) promptly notify the other Parties of any written communication made to or received by Buyer or the Company, as the case may be, from any Governmental Authority regarding this Agreement or any of the Transactions, and, if permitted by Applicable Law and reasonably practicable, permit the other Parties hereto to review in advance any proposed written communication to any such Governmental Authority and incorporate such other Parties’ (and any of its outside counsel’s) reasonable comments to such proposed written communication, (ii) not agree to participate in any substantive meeting or discussion with any Governmental Authority in respect of any filing, investigation or inquiry regarding this Agreement or any of the Transactions unless, to the extent reasonably practicable, it consults with such other

Parties in advance and, to the extent permitted by such Governmental Authority, gives such other Parties the opportunity to attend, and (iii) furnish the other Parties with copies of all correspondence, filings and written communications between it and its Affiliates and representatives, on the one hand, and such Governmental Authority or its respective staff, on the other hand, with respect to this Agreement and the Transactions (provided, however, that such materials (or any other information or materials provided to or received by any party under this Section 5.6) may be redacted as necessary to address reasonable attorney-client or other privilege or confidentiality concerns, to the extent that such attorney-client or other privilege or confidentiality concerns are not governed by a common interest privilege or doctrine and provided, further, that no party shall have any obligation to provide to any other party the HSR Act filing or Item 4(c) and Item 4(d) documents in connection with the HSR Act filing, and that the parties may, as each deems advisable, reasonably designate any material or information provided to or received by any party under this Section 5.6 as “outside counsel only material”). To the extent permitted by Applicable Law, the Parties shall promptly advise each other upon receiving any communication from any Governmental Authority whose consent or approval is required for consummation of the Transactions that causes such Party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.
(d)    During the Interim Period, Buyer shall not, and shall cause its Subsidiaries to not, directly or indirectly, enter or agree to enter into any agreement to acquire, whether by merger, consolidation, business combination, the purchase of assets or equity or otherwise, any business or Person, or take any other action, if such transaction or other action could reasonably be expected to delay or impede the consummation of the Transactions in any material respect.
(e)    Notwithstanding anything to the contrary in this Agreement, nothing herein shall obligate or be construed to obligate the Company or any of its Affiliates (including any of the Acquired Companies) to make, or to cause to be made, any payment to any third Person in order to obtain the consent or approval of such third Person under any Contract.
(f)    All filing fees incurred in connection with the HSR Act or paid to any Governmental Authority in connection with the Transactions shall be borne by Buyer.
Section 5.7    Non-Solicitation of Alternative Transactions.
(a)    Unless and until this Agreement will have been terminated in accordance with its terms, Parent shall not, and Parent shall cause the Company and its other controlled Affiliates not to, and shall direct its and its Affiliates’ officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors not to, directly or indirectly, (i) solicit, initiate or take any action to facilitate or knowingly encourage the submission of any proposal to acquire or purchase any capital stock of, or merger consolidation, combination, sale of all or any material portion of the assets of, reorganization or similar transaction involving, the Acquired Companies or the Business (an “Acquisition Proposal”), (ii) (A) enter into or participate in any discussions or negotiations with, (B) furnish any non-public information relating to the Acquired Companies or the Business (other than as to the existence of these provisions) to, or (C) otherwise knowingly cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by, in each case of this clause (ii), any Person other than Buyer and its Affiliates in connection with making an Acquisition Proposal, (iii) enter into any agreement with any party other than Buyer and its Affiliates with respect to such an Acquisition Proposal, or (iv) authorize any of the foregoing actions.
(b)    Parent shall, and shall cause the Company and each of its other controlled Affiliates, to immediately terminate and cause to be terminated any and all existing discussions or negotiations with any Persons (other than Buyer and its Affiliates) conducted heretofore with respect to any of the foregoing actions described in Section 5.7(a). Parent shall not, and shall cause its controlled Affiliates not to, release any third party from any confidentiality or use restrictions to the extent relating to non-public information concerning the Acquired Companies or the Business to which Parent, the Company or any of their controlled Affiliates is a party and relating to any Acquisition Proposal and request the return or destruction of all information provided to any other Person relating to an Acquisition Proposal.
Section 5.8    Section 15(f).
(a)    Buyer acknowledges that the Company is entering into this Agreement and the Ancillary Agreements in reliance upon the benefits and protections provided by Section 15(f) of the Investment Company Act. Buyer shall not take, and shall cause its Affiliates not to take, any action that would have the effect, directly or indirectly, of causing the requirements of any of the provisions of Section 15(f) of the Investment Company Act not to be met in respect of the Transactions, and shall not fail to take, and, after the Closing, shall cause its Affiliates not to fail to take, any action if the failure to take such action would have the effect, directly or indirectly, of causing the requirements of any of the provisions of Section 15(f) of the Investment Company Act not to be met in respect of the Transactions. In that regard, Buyer shall conduct its business and shall cause each of its Affiliates to conduct its business so as to assure that:
(i)    for a consecutive period of not less than three (3) years immediately after the Closing, at least seventy-five percent (75%) of the members of the boards of directors or trustees of each U.S. Company Fund, and any Buyer Fund into which a U.S. Company Fund may be merged, are not (A) “interested persons” (within the meaning of Section 2(a)(19) of the Investment Company Act) of the investment adviser of such U.S. Company Fund or Buyer Fund after the Closing or (B) “interested persons” (within the meaning of Section 2(a)(19) of the Investment Company Act) of the investment adviser of such U.S. Company Fund immediately prior to the Closing; and
(ii)    there shall not be imposed on any U.S. Company Fund, or any Buyer Fund into which a U.S. Company Fund may be merged, an “unfair burden” (as set forth and described in Section 15(f) of the Investment Company Act) as a result of the Transactions, or any express or implied terms, conditions or understandings applicable thereto including, for the avoidance of doubt, any costs associated with obtaining consents as described in Section 5.3(d).
(b)    For a consecutive period of three (3) years immediately after the Closing, Buyer shall not engage, and shall cause its Affiliates not to engage, in any transaction or series of related transactions that would constitute an “assignment” (as defined in the Investment Company Act) to any third party of any Investment Company Advisory Agreement between (i) either (A) Buyer or any of its Affiliates or (B) the Subsequent Surviving Corporation or any of its Subsidiaries, and (ii) any investment company registered under the Investment Company Act for which the Company or any of its Subsidiaries serves as an investment adviser or sub-adviser as of the Closing without first obtaining a covenant, for the benefit of Parent (on behalf of itself and the other Shareholders), in all material respects the same as that contained in this Section 5.8; provided, however, that if Buyer or any of its Affiliates obtains an exemptive order from the SEC as contemplated by Section 15(f)(3) of the Investment Company Act, then this covenant shall be deemed to be modified to the extent necessary to permit Buyer and its Affiliates to act in a manner consistent with such SEC exemptive order.
(c)    The provisions of this Section 5.8 are intended to be for the benefit of, and shall be enforceable by, the Shareholders.
Section 5.9    D&O Indemnification and Insurance.
(a)    From and after the Closing Date until the sixth (6th) anniversary of the Closing Date, Buyer shall, and shall cause the Acquired Companies to, indemnify, defend and hold harmless to the fullest extent permitted under Law and the applicable Acquired Company’s Organizational Documents in effect as of the date hereof, each individual who on or prior to the Closing Date was a director or officer of an Acquired Company with respect to all acts or omissions by them in their capacities as such or taken at the request of an Acquired Company at any time on or prior to the Closing Date. In addition, Buyer shall, or shall cause the applicable Acquired Company to, pay or reimburse any costs and expenses of any directors or officers of the Acquired Companies entitled to indemnification hereunder as incurred to the fullest extent that the Company itself would be permitted under, and in accordance with, Applicable Law and the applicable Acquired Company’s Organizational Documents in effect as of the date hereof.
(b)    Buyer shall cause the Organizational Documents of the Acquired Companies not to be amended, repealed or otherwise modified for a period of six (6) years after the Closing Date in any manner that would adversely affect the rights thereunder of individuals who at or at any time prior to the Closing Date were directors, officers, employees or agents of the Acquired Companies or otherwise entitled to indemnification pursuant to any Acquired Company’s Organizational Documents.
(c)    Buyer shall, or shall cause one or more Acquired Companies to, obtain with effect from and after the Closing Date and shall, or shall cause such Acquired Company or Acquired Companies to, maintain in effect for six (6) years after the Closing Date a “run-off” or “tail” directors’ and officers’ liability insurance policy to the current policy (the “Current Policy”) covering the directors and officers of the Acquired Companies and the officers of the Company Funds and members of the Fund Boards with respect to matters occurring prior to the Closing and having coverage limits in the same aggregate amount as provided in the current policy for such six (6)-year period and terms and conditions otherwise no less advantageous to the indemnitees than the terms and conditions of the current policy covering the directors and officers of the Acquired Companies and officers of the Company Funds and members of the Fund Boards; provided that in no event shall Buyer be required to pay or cause or permit any other Person to pay an aggregate amount exceeding 250% of the annual premium under the Current Policy as of the date of this Agreement to purchase the “run-off” or “tail” insurance policy contemplated by this Section 5.9(c)); and provided, further, that if the cost of such “run-off” or “tail” insurance policy exceeds such applicable amount, Buyer and/or the Subsequent Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.
(d)    The provisions of this Section 5.9 are intended to be for the benefit of, and shall be enforceable by, each director, officer, employee or agent entitled to indemnification under this Section 5.9, his or her heirs and his or her representatives and are in addition to, and not in substitution for or limitation of, any other rights to indemnification or contribution that any such person may have by contract or otherwise.
Section 5.10    Affiliate Agreements. Prior to the Closing, the Company shall cause all Affiliate Contracts with respect to which there would otherwise be liability on the part of Buyer or any of its Affiliates (including any Acquired Company after the Closing), and all intercompany accounts between Parent and its Affiliates (other than the Acquired Companies), on the one hand, and the Acquired Companies, on the other hand, to be settled or otherwise terminated prior to the Closing, and effective prior to the Calculation Time, without any liability on the part of Buyer or any of its Affiliates (including liability arising from such termination), except for this Agreement, the Ancillary Agreements and those Contracts or other transactions set forth in Section 5.10 of the Company Disclosure Schedule.
Section 5.11    Employees and Employee Benefits.
(a)    Prior to the Closing Date, Company shall provide to Buyer an updated Continuing Employee Information List to reflect any terminations of employment and new hires, only, and not, for the avoidance of doubt, to update any other data on such Continuing Employee Information List for employees who have not been terminated or newly hired, not later than the tenth (10th) day of each month prior to the Closing Date and at least five (5) days prior to the Closing Date. Prior to the Closing, the Company shall provide such other employee information as reasonably requested by Buyer.
(b)    For a period beginning on the Closing Date and continuing thereafter for twelve (12) months (the “Continuation Period”), Buyer shall provide, or shall cause its Affiliates or the Acquired Companies to provide, employees of the Acquired Companies as of the Closing who continue employment with the Acquired Companies following the Closing (the “Continuing Employees”), for so long as the applicable Continuing Employee remains so employed, with (i) (A) rates of annual base salary or wage level that is at least equal to that provided to each such Continuing Employee by the Acquired Companies immediately prior to the Closing and (B) (1) with respect to each Investment Employee, for the remainder of the calendar year in which the Closing occurs annual cash bonus opportunities and long-term incentive opportunities that are at least equal to those opportunities provided to each such Investment Employee by the Acquired Companies immediately prior to the Closing and for the portion of the Continuation Period, if any, immediately following the close of such calendar year, annual cash bonus opportunities and long-term incentive opportunities that, in each case, are no less favorable in the aggregate to those opportunities provided to employees of Buyer and its Subsidiaries who are similarly situated to each such Investment

Employee and (2) with respect to all other Continuing Employees, for the entire Continuation Period, annual cash bonus opportunities (including sales and commission incentives) and long-term incentive opportunities that, in each case, are substantially comparable to those opportunities provided to employees of Buyer and its Subsidiaries who are similarly situated to each such Continuing Employee, and (ii) employee benefits and other terms and conditions of employment (including paid time off programs and location of performance) that are substantially comparable in the aggregate to the benefits and terms and conditions provided to employees of Buyer and its Subsidiaries who are similarly situated to each such Continuing Employee; provided, that, nothing herein shall be deemed to limit the right of Buyer, any of its Affiliates or any Acquired Company to (x) terminate the employment of any Continuing Employee at any time or (y) change or modify any Assumed Plan or other employee benefit plan or arrangement in accordance with its terms. For the avoidance of doubt, notwithstanding the generality of the foregoing, nothing in this Section 5.11 is intended to reduce or amend any obligation or commitment by any Acquired Company pursuant to any Assumed Plan.
(c)    Without in any way limiting the provisions of Section 5.11(b), effective immediately following the Closing through the Continuation Period, each Continuing Employee shall be eligible for participation in those benefit plans of Buyer and its Affiliates that satisfy the requirements of Section 5.11(b), which for the avoidance of doubt, shall include group medical, dental, vision, group term life and shall not include the plans that are set forth on Section 5.11(c) of the Buyer Disclosure Schedule (which plans shall be made available after the Closing as part of the normal enrollment process). For all purposes under the employee benefit plans, programs and arrangements established or maintained by Buyer and its Affiliates in which Continuing Employees may be eligible to participate after the Closing (the “New Benefit Plans”), each Continuing Employee shall be credited with the same amount of service as was credited by the Acquired Companies and their Affiliates as of the Closing under similar or comparable Plans (including for purposes of eligibility to participate, vesting, benefit accrual (other than with respect to any defined benefit pension plan or retiree welfare plan) and eligibility to receive benefits); provided that such crediting of service shall not operate to duplicate any benefit or the funding of any benefit or be provided for newly adopted plans or awards for which past service before such adoption is not granted to similarly situated employees of Buyer and its Affiliates. In addition, and without limiting the generality of the foregoing, (i) with respect to any New Benefit Plans in which the Continuing Employees may be eligible to participate following the Closing, each Continuing Employee will immediately be eligible to participate in such New Benefit Plans without regard to any waiting period or initial eligibility period other than the New Benefit Plans set forth in Section 5.11(c) of the Buyer Disclosure Schedule where the eligibility to participate will be part of the normal enrollment process, to the extent coverage under the New Benefit Plans in either case replaces coverage under a similar or comparable Plan in which such Continuing Employee was eligible to participate immediately before such commencement of participation (such plans, collectively, the “Old Benefit Plans”) and (ii) for purposes of each New Benefit Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee, Buyer shall, and shall cause its Affiliates and the Acquired Companies to, cause all pre-existing condition exclusions and “actively-at-work” requirements of such New Benefit Plan to be waived for such Continuing Employee and his or her covered dependents or other beneficiaries, to the extent any such exclusions or requirements were waived or were inapplicable under any similar or comparable Old Benefit Plan. Buyer shall, and shall cause its Affiliates and the Acquired

Companies to, cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents or other beneficiaries during the portion of the plan year of the Old Benefit Plan ending on the date such Continuing Employee’s participation in the corresponding New Benefit Plan begins to be taken into account under such New Benefit Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents or other beneficiaries for the applicable plan year as if such amounts had been paid in accordance with such New Benefit Plan.
(d)    If requested by Buyer not less than fifteen (15) Business Days before the Closing Date, an Acquired Company shall adopt resolutions and take such corporate action as Buyer may request to amend or terminate the Plans that are intended to be tax-qualified defined contribution plans and sponsored by any of the Acquired Companies (the “Tax Qualified Plans”), effective as of no later than the day prior to the Closing Date. The form and substance of such resolutions and any other actions taken in connection with the foregoing sentence shall be subject to the review and comment of Buyer with such comments to be considered in good faith by the Acquired Companies. If Buyer requests that an Acquired Company amend or terminate a Tax Qualified Plan then Buyer shall take any and all actions as may be required to permit each Continuing Employee to elect to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 402(c)(4) of the Code) in cash or loans notes in an amount equal to the entire eligible rollover distribution distributable to such Continuing Employee from the Tax Qualified Plan to a defined contribution plan intended to be tax-qualified designated by Buyer.
(e)    Buyer shall, and shall cause its Affiliates and the Acquired Companies to, honor all Assumed Plans, including for the avoidance of doubt, each Retention Agreement, in accordance with their terms as in effect immediately prior to the Closing, subject to any amendment or termination thereof that may be permitted by such Plans, agreements or written arrangements or employee waivers or under Applicable Law. Without in any way limiting the provisions of Section 5.11(c), (i) each Continuing Employee shall be credited by Buyer with any unused sick days that are earned as of the Closing Date under the paid time off policy of the Acquired Companies, Parent or its Affiliates in which such Continuing Employee participated immediately before the Effective Time, (ii) each Continuing Employee who, under applicable Company policies in effect prior to the Closing has any earned and unused vacation time, shall be credited by Buyer with the same amount of unused vacation time, (iii) for each Continuing Employee who under applicable Company policies in effect immediately prior to the Closing does not earn or accrue vacation time, such Continuing Employee shall continue to be covered by a responsible time off policy of the Company or one of its Affiliates for the remainder of the calendar year in which the Closing occurs and (iv) if (A) any Continuing Employee participated, immediately prior to the Effective Time, in a Plan that is subject to Section 129 of the Code that is not an Assumed Plan (each, a “Section 129 Plan”), and (B) Buyer or one of its Affiliates sponsors a comparable spending account plan with respect to the calendar year during which the Effective Time occurs, then, to the extent permitted by Applicable Law, Buyer agrees to give effect, or cause its applicable Affiliate to give effect, under such spending account plans to contributions and elections made by the Continuing Employees prior to the Closing in each Parent Section 129 Plan to the extent the account balances with respect to such Continuing Employees are transferred to such spending account plan.

(f)    Except as otherwise expressly provided in this Section 5.11, as of the Closing Date, the Acquired Companies shall terminate their participation in each Plan that is not an Assumed Plan, and in no event shall any Continuing Employee be entitled to accrue any benefits under such Plans with respect to services rendered or compensation paid on or after the Closing Date. Health and welfare claims that are incurred by Continuing Employees and their eligible dependents at any time on or before the Closing Date will be assumed and retained by the Seller and its Affiliates. For these purposes, (i) a medical, dental, pharmaceutical or vision claim is deemed to be incurred on the date the services are rendered or supplies provided or the prescription is actually filled and not the date when the condition arose, (ii) a disability claim shall be considered incurred on the date of the occurrence of the event or condition giving rise to the liability and (iii) a life insurance claim is deemed to be incurred on the date of the individual’s death. For the avoidance of doubt, Seller shall assume or retain all liability for medical, dental or vision benefits or availability of any health exchange or health reimbursement account contributions with respect to (i) employees who retire or separate from service from an Acquired Company before the Closing Date and (ii) any retiree coverage for any Continuing Employee who has satisfied the age and service requirements for such retiree coverage.
(g)    With respect to any Continuing Employee whose employment is terminated by Buyer, any of its Affiliates or any Acquired Company during the Continuation Period (or, for Continuing Employees who are part-time employees, within thirty (30) days after the Closing), Buyer shall, or shall cause its Affiliates or the Acquired Companies to, provide severance benefits to such Continuing Employee, which shall be determined and payable in accordance with the severance benefit plan set forth on Section 5.11(g) of the Buyer Disclosure Schedule (the “Buyer Severance Plan”), taking into account all service with the applicable Acquired Company, including before the Effective Time, in determining the amount of severance benefits payable; provided, that, (i) Buyer may make changes in the severance benefit plan other than changes to eligibility for benefits or in the level of benefits and (ii) for Continuing Employees who receive commissions, Buyer shall take into account such commissions in a manner consistent with the treatment of commissions for employees of Buyer and its Subsidiaries who are similarly situated to such Continuing Employee.
(h)    Buyer agrees that, from and after the Closing, either it or its applicable Affiliate shall provide any required notice under the Worker Adjustment and Retraining Notification Act of 1988 (“WARN”) and any other Applicable Law and shall otherwise comply with any such statute with respect to any “plant closing” or “mass layoff” (as defined in WARN) or any similar triggering event under any other Applicable Law, affecting in whole or in part any site of employment, facility, operating unit or Continuing Employee occurring on or after the Closing. On the Closing Date, Company shall deliver to Buyer a true and complete list of each employee and former employee of the Acquired Companies who experienced an “employment loss” (as defined by WARN) during the ninety (90) days prior to the Closing Date.
(i)    With respect to any employee of the Acquired Companies whose principal place of employment is outside of the United States, Buyer’s obligations under this Section 5.11 shall be modified to the extent necessary to comply with Applicable Law of the foreign countries and political subdivisions thereof in which such employee primarily performs his or her duties. Prior to Closing,

Company shall comply in all material respects with all Applicable Laws or other legal requirements to consult with any such employees, a relevant trade union, works council or other employee representatives in connection with the Transactions and Company. At and following Closing, Buyer shall comply in all material respects with all Applicable Laws or other legal requirements to consult with any such employees, a relevant trade union, works council or other employee representatives in connection with the Transactions. Buyer shall use commercially reasonable efforts to provide any relevant required information to, and undertake any required consultation with, representatives of such employees in a timely manner.
(j)    With respect to the Retention Agreements, for the avoidance of doubt, Parent shall be obligated to make payment of all amounts due and payable under the Retention Agreements upon the Closing.
(k)    This Section 5.11 shall be binding upon and inure solely to the benefit of each of the Parties to this Agreement, and nothing in this Section 5.11, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.11. Without limiting the foregoing, no provision of this Section 5.11 will create any third party beneficiary rights in any current or former employee, director or consultant of any Acquired Company in respect of continued employment (or resumed employment) or any other matter or constitute the amendment of any Plan, Assumed Plan, New Benefit Plan, Old Benefit Plan or other employee benefit plan, program, policy, practice, agreement or arrangement.
Section 5.12    Insurance. Buyer shall be solely responsible for providing insurance to the Acquired Companies for any event or occurrence after the Closing, and from and after the Closing the Acquired Companies will not be insured under any insurance policy of Parent or its Affiliates.
Section 5.13    Stock Consideration Matters. Buyer shall promptly prepare and submit to NYSE a supplemental listing application covering the shares of Buyer Common Stock issuable in the Merger, and Buyer shall use its reasonable best efforts to cause such Buyer Common Stock to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing.
Section 5.14    Trademarks.
(a)    Buyer agrees, on behalf of itself and the Company and its Subsidiaries, that none of them shall have any right, title and interest in or (except as set forth below) any right to use any Trademarks owned by Parent and/or its Affiliates (other than the Company and its Subsidiaries) (the “Seller Marks”) after the Closing Date. Buyer shall (and shall cause the Subsequent Surviving Corporation and its Subsidiaries to) cease all use of the Seller Marks beginning on the Closing Date, except (i) to the extent required by Applicable Laws; (ii) in a neutral, non-trademark manner to describe the history of the Company and its Subsidiaries; and (iii) on internal legal and business documents created prior to the Closing Date. For the avoidance of doubt, Seller Marks do not include any Trademarks indicated as owned by an Acquired Company on Section 3.17(a) of the Company Disclosure Schedule.
(b)    Subject to any contractual restrictions set forth in an applicable license agreement, Buyer may use the “Oppenheimer” name (including any related names and any derivatives

(including “OFI”) utilized in the Company Funds) prior to the Closing as the name of the Buyer Funds into which the Company Funds will merge and for use in the related Fund Merger Proxy Statement/Prospectus and other related securities law filings and communications, it being understood that all such limited rights shall terminate (and such Buyer Fund names changed to eliminate such use) if this Agreement terminates.
Section 5.15    Board of Directors. At or prior to the Effective Time, Buyer shall cause the number of directors that will comprise the full board of directors of Buyer at the Effective Time to be increased by one and to appoint an individual, as selected in accordance with the terms of the Shareholder Agreement (as though the Shareholder Agreement was in effect prior to the Closing), to the board of directors of Buyer to fill the vacancy resulting from such increase.
Section 5.16    Takeover Laws. No Party nor their respective board of directors or similar governing body shall take any action that would cause any Takeover Law to become applicable to this Agreement, the Combination, or any of the other Transactions, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Combination and the other Transactions from any applicable Takeover Law now or hereafter in effect. If any Takeover Law may become, or may purport to be, applicable to the Transactions, each Party and the members of their respective boards of directors (or similar governing body) will grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of any Takeover Law on any of the Transactions, including, if necessary, challenging the validity or applicability of any such Takeover Law. Without limiting the generality of the foregoing, prior to the Closing, Buyer and the Buyer Board shall take any necessary action to exempt any interested shareholder provision of Buyer’s bye-laws from applying to any acquisition of Buyer securities by Parent and/or its Affiliates that is permitted by the Shareholder Agreement.
Section 5.17    Client List.
(a)    For a period of eighteen (18) months from and after the Closing Date, Parent shall not, and it shall cause its Controlled Affiliates not to, use the information with respect to institutional separate accounts set forth on Section 3.12(a) of the Company Disclosure Schedule to solicit customers for the provision of investment management products or services; provided, that (A) the foregoing shall not preclude Parent or its Affiliates from using such information to offer or solicit customers for any other non-investment management product or service, and (B) the foregoing shall not apply to Company Clients who are also clients or customers of Parent and its Affiliates (other than the Acquired Companies).
(b)    If any provision contained in this Section 5.17 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 5.17, but this Section 5.17 shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by Applicable Law, or in any way construed to be too broad or to any extent invalid, such provision not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under Applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such Applicable Law.
Section 5.18    Transition Services. Following the date hereof, Buyer and Parent agree to cooperate and use their respective reasonable best efforts to identify and agree in good faith, as soon as reasonably practicable after the date hereof, any reasonable and customary transition services to be provided by (a) Parent and its Affiliates following the Closing to the Company and its Subsidiaries so that the Company and its Subsidiaries shall continue to operate the Business and (b) Buyer and its Affiliates following the Closing to Parent and its Affiliates so that Parent and its Affiliates shall continue to operate their respective businesses, in either case in all material respects in the ordinary course of business consistent with past practice following the Closing. Following the Closing, (i) Parent agrees to provide, or cause to be provided, to the Company and its Subsidiaries and (ii) Buyer agrees to provide, or cause to be provided, to Parent and its Affiliates, in either case any such services so agreed to the extent permissible under Applicable Law and subject to third party contractual restrictions and otherwise as reasonably practicable, at actual third party cost (without markup for internal overhead or margin), for a reasonable period of not more than twelve (12) months, and at levels (both quantity and quality) generally consistent with past practice. Following agreement on any such services to be provided, the Parties agree to cooperate and use their respective reasonable efforts to negotiate and, concurrently with the Closing, enter into a definitive transition services agreement on customary terms and conditions.
ARTICLE 6
CONDITIONS TO THE CONSUMMATION OF THE TRANSACTION
Section 6.1    Mutual Conditions. The obligations of each Party to consummate the Transactions shall be subject to the satisfaction (or waiver by each Party) of each of the following conditions:
(a)    Regulatory Approvals. (i) Any applicable waiting period under the HSR Act relating to the Transactions shall have expired or been terminated, (ii) either (A) FINRA shall have provided written approval of the change in control contemplated by this Agreement pursuant to NASD Rule 1017 or (B) if the NASD Rule 1017 Filing is not the subject of a “fast track” approval process, at least thirty (30) calendar days shall have elapsed after the Company Broker-Dealer has filed the required NASD Rule 1017 Filing and such application shall not have been rejected or deemed incomplete or otherwise terminated or withdrawn and during such thirty (30)-day period, the parties shall have notified FINRA that they intend to consummate the Closing pursuant to Rule 1017 without approval from FINRA, and FINRA shall not have advised that the parties are prohibited from consummating the Closing without FINRA’s approval of the Transactions or that FINRA expects to disapprove the filing or impose any restrictions or limitations in connection therewith and (iii) the other approvals and consents, as applicable, set forth in Exhibit F (the “Requisite Regulatory Consents”) shall have been received and in full force and effect.
(b)    No Injunction, etc. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other Governmental Authority or other legal restraint or prohibition preventing the consummation of the Transactions shall be in effect.
(c)    Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.
(d)    Listing. The shares of Buyer Common Stock comprising of the Stock Consideration shall have been approved for listing on the NYSE, subject to official notice of issuance.
(e)    Certificate of Designation. Buyer shall have duly adopted the Certificate of Designation and the Certificate of Designation shall be in full force and effect.
Section 6.2    Conditions to the Obligations of Buyer, Merger Sub and Merger Sub 2. The obligation of Buyer, Merger Sub and Merger Sub 2 to consummate the Transactions shall be subject to the satisfaction of each of the following conditions, any of which may be waived in writing by Buyer:
(a)    Representations and Warranties.
(i)    The Fundamental Representations of the Company contained in Article 3 of this Agreement (without giving effect to any limitations as to “materiality” or “Company Material Adverse Effect” set forth therein) shall be true and correct as of the date of this Agreement and at and as of the Closing with the same effect as though made at and as of the Closing (except to the extent such Fundamental Representations relate to an earlier date, in which case such Fundamental Representations shall be true and correct as of such earlier date) in all material respects;
(ii)    The representation and warranty of the Company set forth in Section 3.7 shall be true and correct as of the date of this Agreement and at and as of the Closing with the same effect as though made at and as of the Closing; and
(iii)    The other representations and warranties of Parent contained in Article 3 of this Agreement (without giving effect to any limitations as to “materiality” or “Company Material Adverse Effect” set forth therein) shall be true and correct as of the date of this Agreement and at and as of the Closing with the same effect as though made at and as of the Closing (except to the extent such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(b)    Covenants and Agreements. The Company and Parent shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by them at or prior to the Closing.

(c)    Officer’s Certificate. The Company shall have delivered to Buyer a certificate, dated as of the Closing Date, signed by a duly authorized officer of the Company, certifying as to the satisfaction of the conditions contained in Section 6.2(a) and Section 6.2(b).
(d)    Company Client Consent Percentage. The Company Client Consent Percentage shall be no less than seventy-five percent (75%).
Section 6.3    Conditions to the Obligations of the Company and Parent. The obligations of the Company to consummate the Transactions shall be subject to satisfaction of each of the following conditions, any which may be waived in writing by the Company and Parent:
(a)    Representations and Warranties.
(i)    The Fundamental Representations of Buyer, Merger Sub and Merger Sub 2 contained in Article 4 of this Agreement (without giving effect to any limitations as to “materiality” or “Buyer Material Adverse Effect” set forth therein) shall be true and correct as of the date of this Agreement and at and as of the Closing with the same effect as though made at and as of the Closing (except to the extent such Fundamental Representations relate to an earlier date, in which case such Fundamental Representations shall be true and correct as of such earlier date) in all material respects;
(ii)    The representation and warranty of Buyer set forth in Section 4.9 shall be true and correct as of the date of this Agreement and at and as of the Closing Date with the same effect as though made at and as of the Closing; and
(iii)    The other representations and warranties of Buyer, Merger Sub and Merger Sub 2 contained in Article 4 of this Agreement (without giving effect to any limitations as to “materiality” or “Buyer Material Adverse Effect” set forth therein) shall be true and correct as of the date of this Agreement and at and as of the Closing with the same effect as though made at and as of the Closing (except to the extent such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.
(b)    Covenants and Agreements. Buyer, Merger Sub and Merger Sub 2 shall have performed and complied in all material respects with all covenants (provided that with respect to Section 5.2(a)(vi), performed and complied in all respects) required by this Agreement to be performed or complied with by them at or prior to the Closing.
(c)    Officer’s Certificate. Buyer shall have delivered to the Company and Parent a certificate, dated as of the Closing Date, signed by a duly authorized officer of Buyer, certifying as to the satisfaction of the conditions contained in Section 6.3(a) and Section 6.3(b).
(d)    Opinions. The Company shall have received the written opinion of its counsel, Simpson Thacher & Bartlett LLP, dated as of the Closing Date to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, (i) the Combination will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and will not result in gain recognition to Parent or one or more of its Affiliates pursuant to Section 367(a) of the Code (assuming that Parent (or one or more of its Affiliates, if applicable) enters into a gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8), and (ii) the Transactions will not cause the Company to be treated as an “expatriated entity” within the meaning of Section 7874(a)(2) of the Code, which opinion will be subject to customary exceptions, assumptions and qualifications.
(e)    Company Client Consent Percentage. The Company Client Consent Percentage shall be no less than seventy-five percent (75%).
Section 6.4    Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was caused by such Party’s breach of this Agreement.
ARTICLE 7
TERMINATION
Section 7.1    Termination.
(a)    This Agreement may be terminated and the Combination may be abandoned at any time prior to the Effective Time, notwithstanding the Company Stockholder Approval having been obtained:
(i)    by the mutual agreement of Buyer and the Company;
(ii)    by either Buyer or the Company, if (A) there shall be any Law that makes consummation of the Transactions illegal or otherwise prohibited or (B) any injunction, decree or other Order of any Governmental Authority having competent jurisdiction permanently enjoining Buyer, Merger Sub, Merger Sub 2, the Company or Parent from consummating the Closing is entered and such injunction, decree or Order shall have become final and nonappealable; provided that (A) the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(a)(ii) if its or Parent’s failure to fulfill any obligation or covenant under this Agreement (or material breach of any representation, warranty or other agreement herein) shall have been the primary cause of, or resulted in, such injunction, decree or Order and (B) Buyer shall not have the right to terminate this Agreement pursuant to this Section 7.1(a)(ii) if its, Merger Sub’s or Merger Sub 2’s failure to fulfill any obligation or covenant under this Agreement (or material breach of any representation, warranty or other agreement herein) shall have been the primary cause of, or resulted in, such injunction, decree or Order.
(iii)    by the Company, if there shall be a breach by Buyer, Merger Sub or Merger Sub 2 of any of its representations, warranties, covenants or agreements contained herein that would result in a failure to satisfy one or more of the conditions set forth in Section 6.3(a) or Section 6.3(b), and such breach is either (A) not capable of being cured prior to the

Termination Date or (B) is capable of being cured and has not been cured within the earlier of (1) thirty (30) days after the receipt by Buyer of a written notice of such breach from the Company and (2) five (5) Business Days prior to the Termination Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(a)(iii) if the Company or Parent is then in breach of any of its representations, warranties, covenants or agreements contained herein and such breach would result in a failure to satisfy one or more of the conditions set forth in Section 6.2(a) or Section 6.2(b);
(iv)    by Buyer, if there shall be a breach by the Company or Parent of any of its representations, warranties, covenants or agreements contained herein that would result in a failure to satisfy one or more of the conditions set forth in Section 6.2(a) or Section 6.2(b), and such breach is either (A) not capable of being cured prior to the Termination Date or (B) is capable of being cured and has not been cured within the earlier of (1) thirty (30) days after the receipt by the Company of a written notice of such breach from Buyer and (2) five (5) Business Days prior to the Termination Date; provided, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 7.1(a)(iv) if Buyer, Merger Sub or Merger Sub 2 is then in breach of any of its respective representations, warranties, covenants or agreements contained herein and such breach would result in a failure to satisfy one or more of the conditions set forth in Section 6.3(a) or Section 6.3(b);
(v)    by the Company, on the one hand, or Buyer, on the other hand, if the Closing shall not have occurred by 5:00 P.M. (New York City time) on September 30, 2019 (the “Termination Date”); provided that (A) the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(a)(v) if its or Parent’s failure to fulfill any obligation or covenant under this Agreement (or material breach of any representation, warranty or other agreement herein) shall have been the primary cause of or resulted in such injunction, decree or Order and (B) Buyer shall not have the right to terminate this Agreement pursuant to this Section 7.1(a)(v) if its, Merger Sub’s or Merger Sub 2’s failure to fulfill any obligation or covenant under this Agreement (or material breach of any representation, warranty or other agreement herein) shall have been the primary cause of, or resulted in such injunction, decree or Order;
(vi)    by Buyer, if a copy of an irrevocable written consent of Shareholders representing not less than 97% of the outstanding Shares entitled to vote on the Merger, evidencing the adoption of this Agreement and the Transactions with respect to such Shares, shall not have been delivered to Buyer within twenty-four (24) hours following the execution and delivery of this Agreement;
(vii)    by the Company, if the consents and approvals of the Buyer Funds (including by each board of directors or trustees and the shareholders of each Buyer Fund) required for each Fund Merger have not been obtained by 11:59 p.m. New York time on December 14, 2018; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(a)(vii) (A) after 5:00 p.m. New York time on December 19, 2018 or (B) if the Company has breached in any material respect any of its obligations set forth in Section 5.3(e); or

(viii)    by Buyer, if the approvals of the Fund Boards required pursuant to Section 5.3(a)(i) have not been obtained by 11:59 p.m. New York time on December 14, 2018; provided that Buyer shall not have the right to terminate this Agreement pursuant to this Section 7.1(a)(viii) (A) after 5:00 p.m. New York time on December 19, 2018 or (B) if Buyer has breached in any material respect any of its obligations set forth in Section 5.3(e).
(b)    The termination of this Agreement shall be effectuated by the delivery by the Party seeking to terminate this Agreement to the other Party of a written notice of such termination and the basis under this Agreement for such termination. If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Section 7.2.
Section 7.2    Survival. If this Agreement is terminated in accordance with Section 7.1 hereof and the Transactions are not consummated, this Agreement shall become null and void and of no further force and effect, without any liability on the part of any Party hereto; provided that the provisions of Section 5.3(g), Section 5.4(c), Section 5.5, Section 5.6(g), this Section 7.2, Article 10, and the Confidentiality Agreement shall survive any termination hereof in full force and effect. Notwithstanding the foregoing, nothing in this Section 7.2 shall relieve any Party of liability for any Willful Breach of this Agreement (which, for the avoidance of doubt, shall be deemed to include any failure by Buyer to consummate the Transactions if it is obligated to do so hereunder) occurring prior to such termination.
ARTICLE 8
TAX MATTERS
Section 8.1    Tax Indemnification.
(a)    From and after the Closing, Parent shall pay or cause to be paid, and shall indemnify Buyer and each of its Affiliates (including the Acquired Companies after the Closing Date) (collectively, the “Buyer Tax Indemnified Parties”) and hold the Buyer Tax Indemnified Parties harmless from and against (i) any Taxes imposed on or in respect of the Acquired Companies for any Pre-Closing Tax Period, (ii) any Taxes of any other person (including Parent or any of its Affiliates (other than the Acquired Companies)) for which an Acquired Company is liable pursuant to Treasury Regulations Section 1.1502-6 or any similar provision of state, provincial, local or foreign Tax Law, as a transferee or successor, by contract or otherwise with respect to any affiliation prior to the Closing Date or any contract entered into prior to the Closing Date, (iii) any Taxes arising or resulting from a breach of any of the representations or warranties contained in Section 3.16 (without regard to any materiality limitation set forth therein or any disclosed exception thereto) and (iv) any reasonable legal fees and expenses attributable to any item in clause (i) through (iii) above; provided that Parent shall not be required to pay or cause to be paid, or to indemnify or hold harmless the Buyer Tax Indemnified Parties from and against any Taxes to the extent such Taxes (i) were included as a liability in the calculation of Net Working Capital on the Closing Statement (as adjusted pursuant to Section 2.8(c)), (ii) arise as a result of the violation of Section 8.3 or (iii) were incurred by reason of a transaction outside of the ordinary course of business entered into after the Closing on the Closing Date (the Taxes for which Parent is required to indemnify Buyer pursuant to this Section 8.1(a), the “Parent Indemnified Taxes”).

(b)    From and after the Closing, Buyer shall pay or cause to be paid, and shall indemnify Parent and each of its Affiliates (collectively, the “Parent Tax Indemnified Parties”) and hold the Parent Tax Indemnified Parties harmless from and against (i) any Taxes imposed on or in respect of the Acquired Companies for any Post-Closing Tax Period, (ii) any Taxes arising from any action or transaction by Buyer, the Acquired Companies or their respective Affiliates outside the ordinary course of business on the Closing Date after the Closing, (iii) any Transfer Taxes for which Buyer is responsible pursuant to Section 8.4, and (iv) any reasonable legal fees and expenses attributable to any item in clause (i), (ii) or (iii) above.
(c)    Subject to the provisions of Section 8.6, any indemnity payment required to be made pursuant to this Section 8.1 or otherwise pursuant to this Article 8 shall be made within thirty (30) days after the indemnified party makes written demand upon the indemnifying party, but in no case earlier than five (5) days prior to the later of the date on which (i) the relevant Taxes or other amounts are required to be paid to the applicable Taxing Authority and (ii) the applicable Taxing Authority may commence a collection action in respect of the relevant Taxes.
Section 8.2    Tax Returns.
(a)    Parent shall have the right to prepare (or cause to be prepared) any Combined Tax Return.
(b)    Except for any Tax Return that Parent has the right to prepare pursuant to Section 8.2(a), Buyer shall prepare and timely file (or cause to be prepared and timely filed) all Tax Returns required to be filed by or with respect to the Acquired Companies and, subject to Section 8.1(a), pay all Taxes due with respect thereto. In the case of any Tax Return (other than a Combined Tax Return) that is required to be filed by or with respect to any of the Acquired Companies for any taxable period that ends on or before the Closing Date (a “Pre-Closing Separate Tax Return”) or any Tax Return for a Tax period that includes (but does not end on) the Closing Date (a “Straddle Period”), (i) such Tax Return shall be prepared and timely filed in a manner consistent with past practices, elections and methods of the relevant Acquired Company (or Parent or its relevant Affiliates, as applicable), except as required by Applicable Law, (ii) Buyer shall deliver any such Tax Return to Parent for its review and comment at least thirty (30) days prior to the due date therefor (taking into account any extensions), (iii) Buyer shall revise (or cause to be revised) such Tax Returns to reflect any reasonable comments (such comments not to be unreasonably rejected) received from Parent not later than fifteen (15) days prior to the due date therefor (taking into account any extensions), in the case of income Tax Returns, or as soon as reasonably practicable (taking into account any extensions) in the case of all other Tax Returns, and (iv) such Tax Return shall not be filed without the prior written consent of Parent, not to be unreasonably withheld, conditioned or delayed. If Parent and Buyer cannot agree on any matter relating to such Tax Return, then the remaining items in dispute shall be submitted immediately to the Accounting Firm in accordance with the procedures set forth in Section 2.8(c)(iii). The Pre-Closing Separate Tax Return including the Closing Date or Straddle Period Tax Return, as applicable, shall include a statement titled “Section 367(a) - Reporting of Cross-Border Transfer Under Reg. § 1.367(a)-3(c)(6),” in compliance with and setting forth the information required by Treasury Regulations Section 1.367(a)-3(c)(6).

(c)    Parent and Buyer shall make (and shall cause their relevant Affiliates to make) any election available under Applicable Law to treat, or, to the extent permitted or required under Applicable Law shall treat, the taxable year of each of the Acquired Companies as closing on the Closing Date.
Section 8.3    Amendment of Tax Returns; Similar Items. Buyer shall not amend, or permit any Acquired Company to amend, any Tax Return of any Acquired Company or agree to any waiver or extension of the statute of limitations relating to Taxes, with respect to any Acquired Company for a taxable period ending on or before the Closing Date or a Straddle Period or that reflects (or is required to reflect) any Parent Indemnified Taxes with respect to any Acquired Company for a taxable period ending on or before the Closing Date or a Straddle Period or that reflects (or is required to reflect) any Parent Indemnified Taxes, in each case, without the prior written consent of Parent which consent shall not be unreasonably withheld or delayed. Without the prior consent of Parent, Buyer shall not, and shall not permit its Affiliates to, make any Tax election with respect to an Acquired Company, which Tax election would be effective for any Pre-Closing Tax Period or voluntarily approach any Taxing Authority on or after the Closing Date with respect to any Tax position taken by any Acquired Company (or Parent or any of its Affiliates with respect to an Acquired Company) on a Tax Return for any Pre-Closing Tax Period if such action would reasonably be expected to materially increase the Tax liability of Parent or any of its Affiliates (including any Acquired Company, in the case of any Pre-Closing Tax Periods) for any Pre-Closing Tax Period; provided, that nothing herein shall limit the ability of Buyer or any of its Affiliates to respond to requests for information (including information document requests) from any Taxing Authority or engage in any discussions with any Taxing Authorities in the course of any Tax Proceeding.
Section 8.4    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with the Transactions (including any real property transfer tax and any similar Tax, “Transfer Taxes”) shall be borne fifty percent (50%) by Buyer. The remaining fifty percent (50%) shall be treated as a current liability in the calculation of the Closing Date Net Working Capital. Transfer Taxes shall be paid to the appropriate Governmental Authority when due by the Person having the obligation to pay such Transfer Taxes under Applicable Law. The party responsible under Applicable Law for filing the Tax Returns with respect to such Transfer Taxes shall timely file all such Tax Returns and other documentation with respect thereto and shall promptly provide a copy of such Tax Returns and other documentation to the other party.
Section 8.5    Allocation of Straddle Period Taxes. For purposes of this Agreement, in the case of any Straddle Period, (a) all Property Taxes shall be apportioned between the Pre-Closing Tax Period, on the one hand, and the Post-Closing Tax Period, on the other hand, based on the number of days in such Straddle Period included in the Pre-Closing Tax Period and the number of days in such Straddle Period included in the Post-Closing Tax Period, and (b) all other Taxes shall be apportioned between the Pre-Closing Tax Period, on the one hand, and the Post-Closing Tax Period, on the other hand, as though such taxable period terminated as of the close of business on the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the Pre-Closing Tax Period, on the one hand, and the Post-Closing Tax Period, on the other hand, in proportion to the number of days in such Straddle Period included in the Pre-Closing Tax Period and the number of days in such Straddle Period included in the Post-Closing Tax Period.
Section 8.6    Tax Audits.
(a)    If one party is responsible for, or would reasonably be expected to be responsible for, the payment of or indemnification in respect of Taxes pursuant to this Article 8 (the “Tax Indemnifying Party”), and the other party to this Agreement (the “Tax Indemnified Party”) receives a notice of deficiency, proposed adjustment, adjustment, assessment, audit, examination, suit, dispute or other claim with respect (in whole or in part) to such Taxes (a “Tax Claim”), the Tax Indemnified Party shall promptly (and in any event within ten (10) Business Days) notify the Tax Indemnifying Party in writing of such Tax Claim; provided, that the failure to so notify shall not relieve Tax Indemnifying Party of its obligations hereunder, except to the extent that such party is actually prejudiced by such failure. Such notice shall specify in reasonable detail the basis for such Tax Claim and shall include a copy of the relevant portion of any correspondence received from the Taxing Authority.
(b)    In the case of any Tax audit, examination, contest, litigation or other Proceeding with or against any Taxing Authority (“Tax Proceeding”) of or with respect to any of the Acquired Companies for any taxable period ending on or before the Closing Date (other than a Tax Proceeding described in Section 8.6(d)), Parent shall have the exclusive right to control such Tax Proceeding; provided that (i) Parent shall inform Buyer before taking any significant action in connection with such Tax Proceeding, (ii) Buyer shall be entitled to participate in such Tax Proceeding and attend any meetings or conferences with the relevant Taxing Authority to the extent reasonably permitted to do so, and (iii) Parent shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed).
(c)    In the case of a Tax Proceeding (i) of or with respect to any of the Acquired Companies for any Straddle Period (other than a Tax Proceeding described in Section 8.6(d)) or (ii) involving Taxes that are Parent Indemnified Taxes and Taxes that are not Parent Indemnified Taxes (and such Tax Proceeding for Taxes that are Parent Indemnified Taxes is not separable from such Tax Proceeding for Taxes that are not Parent Indemnified Taxes), the Controlling Party shall have the right and obligation to conduct, at its own expense, such Tax Proceeding; provided, that (i) the Controlling Party shall provide the Non-Controlling Party with a timely and reasonably detailed account of each stage of such Tax Proceeding, (ii) the Controlling Party shall consult with the Non-Controlling Party before taking any significant action in connection with such Tax Proceeding, (iii) the Controlling Party shall consult with the Non-Controlling Party and offer the Non-Controlling Party an opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Proceeding, (iv) the Controlling Party shall defend such Tax Proceeding diligently and in good faith as if it were the only party in interest in connection with such Tax Proceeding, (v) the Non-Controlling Party shall be entitled to participate in such Tax Proceeding and attend any meetings or conferences with the relevant Taxing Authority, and (vi) the Controlling Party shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of the Non-Controlling Party, which consent shall not be unreasonably withheld, conditioned or delayed. For purposes of this Agreement, “Controlling Party” shall mean Parent if Parent and its Affiliates are reasonably expected to bear the greater Tax liability in connection with such Tax Proceeding (provided that Parent may elect in such case to not be the Controlling Party), or Buyer if Buyer and its Affiliates are reasonably expected to bear the greater Tax liability in connection with such Tax Proceeding; and “Non-Controlling Party” means whichever of Parent or Buyer is not the Controlling Party with respect to such Tax Proceeding.
(d)    Notwithstanding anything to the contrary in this Agreement, Parent shall have the exclusive right to control in all respects, and neither Buyer nor any of its Affiliates shall be entitled to participate in, any Tax Proceeding with respect to (i) any Tax Return of Parent or any of its Affiliates (other than the Acquired Companies); or (ii) any Tax Return of a consolidated, combined or unitary group that includes Parent or any of its subsidiaries (including any Combined Tax Return).
Section 8.7    Tax Refunds and Credits. Parent shall be entitled to any refund or credit of Taxes for which Parent is responsible under Section 8.1(a). Buyer shall be entitled to any refund or credit of Taxes of the Acquired Companies other than refunds and credits to which Parent is entitled pursuant to the immediately preceding sentence. Any refunds or credits of Taxes of the Acquired Companies for any Straddle Period shall be equitably apportioned between Parent and Buyer in accordance with the principles set forth in Section 8.5 and the first sentence of this Section 8.7. Buyer shall, if Parent so reasonably requests and at Parent’s expense, file for and obtain or cause its relevant Affiliates (including the Acquired Companies) to file for and obtain and refunds or credits. Parent shall have the right to control the conduct of any such claim. If Parent pays (or if the Acquired Companies pay prior to the Closing) estimated Taxes for any Straddle Period in excess of the amount ultimately determined to be due for the portion of such Straddle Period ending on the Closing Date (as determined pursuant to Section 8.5), and Buyer or its Affiliates (including the Acquired Companies) obtains the benefit of such excess payment (either as a cash refund or as a reduction in cash Taxes actually payable), Buyer shall promptly refund such excess to Parent. Payments pursuant to this Section 8.7 shall be made in readily available funds within fifteen (15) days of the actual receipt or realization of the applicable refund or credit (and shall include, for the avoidance of doubt, any interest paid thereon, but shall be net of any Taxes to the party receiving such refund or credit in respect of the receipt or accrual of such refund or credit).
Section 8.8    Cooperation.
(a)    Buyer and each Acquired Company, on the one hand, and Parent, on the other hand, shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of any Tax Returns pursuant to this Article 8 and the conduct of any Tax audit or other proceeding relating to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such Tax Return or Tax proceeding, making employees and personnel available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the provision of any reasonably requested power of attorney. From and after the date hereof, Parent shall cause each Acquired Company to, and, after the Closing, Buyer shall cause each Acquired Company to, retain all books and records with respect to Tax matters relating to all taxable periods beginning before the Closing Date, and to abide by all record retention agreements entered into with any Governmental Authority. Buyer shall retain all Tax Returns, schedules, and work papers and all material records and other documents relating thereto of the Acquired Companies until the expiration of the later of (a) the tenth (10th) anniversary of the Closing Date or (b) the date on which Taxes may no longer be assessed under the applicable statutes of limitation, including any waivers or extensions thereof. Thereafter, Buyer shall not destroy or dispose of any such Tax Returns, schedules, work papers or any other material records or other documents relating thereto without giving written notice to the Seller of such pending destruction or disposal and offering the Seller the right to copy such documents and information.
(b)    Parent and Buyer shall each use its reasonable best efforts to cause the Combination to qualify as a reorganization within the meaning of Section 368(a)(1) of the Code. None of Parent or Buyer (or any of their Affiliates) shall take any action prior to or following the Closing that could reasonably be expected to cause the Combination to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code. Buyer and Parent shall each use its reasonable best efforts to obtain the opinion referred to in Section 6.3(d), including by executing a customary letter of representation that is in form and substance acceptable to Simpson Thacher & Bartlett LLP.
Section 8.9    Tax Sharing Agreements. To the extent relating to the Acquired Companies, Parent shall terminate or cause to be terminated, on or before the Effective Time, all tax sharing agreements or similar arrangements (other than this Agreement), if any, to which any of the Acquired Companies, on the one hand, and Parent or any of its Subsidiaries (other than the Acquired Companies), on the other hand, are parties, and neither Parent nor any of its Affiliates nor any of the Acquired Companies shall have any rights or obligations thereunder after the Closing with respect to any past, current or future period.
Section 8.10    FIRPTA. The Company shall deliver to Buyer a duly executed certificate providing that the interests in the Company are not a “U.S. real property interest” (as defined in Section 897(c) of the Code) in compliance with Treasury Regulations Section 1.1445-2(c)(3)(i).

Section 8.11    Gain Recognition Agreement Compliance; Related Matters.
(a)    Following the Combination, Parent (or one or more of its Affiliates, if applicable) shall duly and timely enter into a gain recognition agreement in the form provided in Treasury Regulation Section 1.367(a)-8 with respect to the Company. During the period ending on the date on which any such gain recognition agreement is still in effect, without the prior written consent of Parent, neither Buyer nor any of its Affiliates shall make, directly or indirectly, any “disposition” (or any “deemed disposition”), within the meaning of Treasury Regulation Section 1.367(a)-8, in whole or in part of any of the stock or assets of the Company or otherwise cause any other “triggering event” within the meaning of Treasury Regulations Section 1.367-8(j) that would cause Parent (or any of its Affiliates) to recognize gain, in whole or in part, under a gain recognition agreement. During the term of any gain recognition agreement described in this Section 8.11, Buyer will, and will cause its Affiliates to, timely provide the information necessary to allow Parent or any of its Affiliates to comply with the terms of the gain recognition, including filing the Annual Certification required by Treasury Regulation Section 1.367(a)-8(g).
(b)
(i)    Prior to Closing, Buyer (1) shall cause each Subsidiary of Buyer listed on Section 8.11(b)(i)(1) of the Buyer Disclosure Schedule and (2) shall use reasonable best efforts to cause all other non-U.S. Subsidiaries of Buyer (other than any entity described in Treasury Regulation Section 301.7701-2(b)(8)), in each case, to elect to be treated as either a disregarded entity or a partnership for United States federal income tax purposes in accordance with Treasury Regulation Section 301.7701-3 (such elections, the “CTB Elections”); provided, however, that in the case of any entity described in clause (2) of this Section 8.11(b)(i), Buyer shall not be required to make a CTB Election if, in the reasonable good faith judgment of Buyer and after consultation with Parent, Buyer determines that doing so would result in material and adverse consequences to Buyer or any of its Subsidiaries.  Prior to the Closing, Buyer shall provide Parent with timely updates, but in any event no less frequent than every 30 days, of the status of the CTB Elections, which shall include a list of entities for which Buyer has determined that a CTB Election can be made.
(ii)    Following the Closing, Buyer shall use its reasonable best efforts to cause any Subsidiary of Buyer formed outside of the United States to be treated as a disregarded entity or a partnership for United States federal income tax purposes; provided, however, that Buyer shall not be required to make a CTB Election if, in the reasonable good faith judgment of Buyer and after consultation with Parent, Buyer determines that doing so would result in material and adverse consequences to Buyer or any of its Subsidiaries.
(iii)    So long as Parent or any Affiliate of Parent is a United States shareholder of Buyer or any Subsidiary of Buyer, in each case, for any period in which Buyer or such Subsidiary is treated as a “controlled foreign corporation” within the meaning of Section 957 of the Code (a “CFC”), Buyer shall use commercially reasonable efforts to minimize any Subpart F Income and Includible Section 956 Amounts of Buyer and/or such Subsidiary, as applicable. Without limiting the generality of the foregoing, prior to undertaking any transaction or series of transactions outside of the ordinary course of business that would reasonably be expected to give rise to material Subpart F Income or Includible Section 956 Amounts, Buyer shall (1) promptly notify Parent of such contemplated transaction or series of transactions and (2) cooperate in good faith with Parent to identify and implement any substantially comparable alternatives that would minimize such Subpart F Income and/or Includible Section 956 Amounts.
Section 8.12    Coordination; Survival. Notwithstanding anything to the contrary in this Agreement, claims for indemnification with respect to Taxes shall be governed exclusively by this Article 8, and the indemnification provisions of this Article 8 represent the sole and exclusive remedy of a Party for any such claims (subject to the limitations expressly applied to this Article 8 as are set forth in Article 9). The representations and warranties set forth in Section 3.16 and the indemnification provisions of this Article 8 shall survive until sixty (60) days after the expiration of the relevant Tax statutes of limitations.
ARTICLE 9
INDEMNIFICATION
Section 9.1    Survival. All representations and warranties made in this Agreement, or in any certificate delivered pursuant to Section 6.2(c) or Section 6.3(c), and all covenants and agreements of the Parties contained in this Agreement which by their terms are to be performed at or prior to the Closing, shall survive the Closing for a period of fifteen (15) months after the Closing Date, other than the Fundamental Representations, which shall survive until the fifth (5th) anniversary of the Closing Date, and the representations and warranties set forth in Section 3.16, the survival of which shall be governed exclusively by Section 8.12 (the applicable date, “Survival Period Termination Date”). All other covenants and agreements of the Parties contained in this Agreement shall survive the Closing Date in accordance with their respective terms and until fully performed, but not to exceed the applicable statute of limitations in the event of a breach of any such covenant. Notwithstanding the preceding sentences, any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences until the final resolution of such claim, if, prior to such time, a Claim Notice with respect to such inaccuracy or breach shall have been given pursuant to Section 9.5 to the Party against whom such indemnity is sought and such claim is pursued hereunder within a reasonable time period thereafter.
Section 9.2    Indemnification by Parent.
(a)    From and after the Closing, and subject to this Article 9 Parent shall indemnify and hold harmless Buyer and each of its Subsidiaries and Affiliates and each of their respective officers, directors, employees and agents (collectively, the “Buyer Indemnitees”) from and against Parent’s Pro Rata Share of any and all Losses to the extent resulting from (%4) any breach of any representation or warranty made by the Company in Article 3 (other than the representations and warranties set forth in Section 3.16), read for purposes of this Article 9 without reference to Company Material Adverse Effect, materiality, or similar qualifications (other than with respect to the representations and warranties set forth in Sections 3.5, 3.6, 3.7, 3.8, 3.13(f) and 3.15(a), for which such qualifications shall not be read out) or (ii) any breach by the Company or Parent of any of its covenants or agreements contained herein; provided, however, that if Buyer has exercised its right to delay the Closing as provided in Section 2.2, Parent shall not be required to indemnify and hold harmless the Buyer Indemnitees in respect of any breach of any representation or warranty made by the Company in Article 3 (for the avoidance of doubt, not including any breach that arises under Sections 3.2, 3.3, 3.15(d) or 3.20 as a result of the consummation of the transactions contemplated hereby) occurring after the Original Closing Date (provided that, for the avoidance of doubt, this proviso shall not impact any liability for any breach by the Company or Parent of any of its covenants or agreements contained herein, regardless of when arising).
(b)    Notwithstanding anything to the contrary contained in this Section 9.2, the Buyer Indemnitees shall not be entitled to indemnification, or to otherwise make a claim for indemnity, under Section 9.2(a)(i) (%4) unless and until the aggregate amount of Losses that would otherwise be payable exceeds, on a cumulative basis, an amount equal to $172,500,000 (the “Indemnification Deductible”), and then only to the extent such Losses exceed the Indemnification Deductible and (%4) where the amount of Losses with respect to such claim (or related series of claims arising from the same facts and circumstances) does not exceed $250,000 (the “De Minimis Amount”) (and the amount of such Losses with respect to such claims that do not exceed the De Minimis Amount shall not be aggregated for purposes of the Indemnification Deductible in the preceding clause (b)(i)); provided, however, that neither the Indemnification Deductible nor the De Minimis Amount shall apply with respect to any claim by a Buyer Indemnitee for indemnification for any breach of any Fundamental Representation of the Company.
Section 9.3    Indemnification by Buyer.
(a)    From and after the Closing, and subject to this Article 9, Buyer shall indemnify and hold harmless the Shareholders and each of their Affiliates and each of their respective officers, directors, employees and agents (collectively, the “Shareholder Indemnitees”) from and against, and pay or reimburse the Shareholder Indemnitees for, any and all Losses to the extent resulting from (%4) any breach of any representation or warranty made by Buyer, Merger Sub or Merger Sub 2 in Article 9, read for purposes of this Article 9 without reference to Buyer Material Adverse Effect, materiality, or similar qualifications (other than with respect to the representations and warranties set forth in Sections 4.7(a), (c) and (d), 4.8 and 4.9, for which such qualifications shall not be read out) or (%4) any breach by Buyer, Merger Sub or Merger Sub 2 of any of its covenants or agreements contained herein which are to be performed at or prior to the Closing.
(b)    Notwithstanding anything to the contrary contained in this Section 9.3, Shareholder Indemnitees shall not be entitled to indemnification under Section 9.3(a)(i) (i) unless and until the aggregate amount of Losses that would otherwise be payable hereunder exceeds, on a cumulative basis, an amount equal to the Indemnification Deductible, and then only to the extent such Losses exceed the Indemnification Deductible and (ii) where the amount of Losses with respect to such claim (or related series of claims arising from the same facts and circumstances) does not exceed the De Minimis Amount (and the amount of such Losses with respect to such claims that do not exceed the De Minimis Amount shall not be aggregated for purposes of the Indemnification Deductible in the preceding clause (b)(i)); provided, however, that neither the Indemnification

Deductible nor the De Minimis Amount shall apply with respect to any claim by a Shareholder Indemnitee for indemnification for any breach of any Fundamental Representation of Buyer.
Section 9.4    Indemnification Generally; Certain Limitation. Notwithstanding anything in this Agreement to the contrary Buyer and Parent agree, for themselves and on behalf of the Buyer Indemnitees and Shareholder Indemnitees:
(a)    In no event shall the Buyer Indemnitees or the Shareholder Indemnities be entitled to recover in the aggregate, respectively, more than an amount equal to $575,000,000, other than with respect to (i)  any breach of the Company’s Fundamental Representations, in which case, Parent shall be responsible for its Pro Rata Share of any amount in excess thereof and (ii) any breach of Buyer’s Fundamental Representations, in which case, Buyer shall be responsible for Parent’s Pro Rata Portion of any amount in excess thereof; provided that in the case of clauses (i) and (ii) neither Buyer nor Parent shall be responsible for an amount in excess of Parent’s Pro Rata Share of the Aggregate Stockholder Consideration Value.
(b)    The amount of any and all Losses indemnifiable pursuant to Section 8.1, Section 9.2 or Section 9.3 shall be determined net of (i) any amounts actually recovered by the applicable Indemnified Party under insurance policies or other collateral sources (including contractual indemnities of any Person which are contained outside of this Agreement) with respect to such Losses (net of any deductible or any out-of-pocket expenses actually incurred in securing such recovery) and (ii) any Tax Benefits actually realized in cash or as a credit against cash Taxes payable (no later than three (3) years after the date of the incurrence of the indemnified Loss or Tax) by the applicable Indemnified Party with respect to such Losses. In computing the amount of any such Tax Benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any Tax item arising from the incurrence or payment of any indemnified amount (such computation to be made on a “with and without” basis), and shall be reduced by any Tax costs and reasonable expenses incurred in obtaining such Tax Benefit. In any case where an Indemnified Party actually realizes Tax Benefits or recovers, under insurance policies or from other collateral sources, any amount in respect of a matter for which such Indemnified Party was indemnified pursuant to Section 8.1, Section 9.2 or Section 9.3, as applicable, in each case to the extent not already taken into account in determining the indemnified Losses pursuant to this Section 9.4(b), such Indemnified Party shall promptly pay over to the applicable Indemnifying Party (in the case of a Buyer Indemnitee, pay to the Shareholders their respective Pro Rata Share of the amount so recovered or realized), the amount so recovered or realized, but not in excess, in the aggregate, of an amount equal to the aggregate amount previously so paid to, or otherwise recovered by, the Indemnified Party in respect of such matter pursuant to Section 8.1, Section 9.2 or Section 9.3, as applicable, net of any deductible or any out-of-pocket expenses actually incurred by such Indemnified Party in securing such recovery. For the avoidance of doubt, an Indemnified Party shall not be entitled to indemnification pursuant to Section 9.2 or Section 9.3, as applicable, for any Loss to the extent that:
(i)    the books and records used to prepare the Unaudited Financial Statements recorded a reserve with respect to such Loss;

(ii)    such Loss was taken into account in the calculation of the Adjustment Amount, as finally determined pursuant to Section 2.8(c); or
(iii)    such Loss, directly or indirectly, results from or is caused by any Indemnified Party after the Closing.
(c)    Upon becoming aware of any event or condition that could reasonably be expected to give rise to any Losses indemnifiable under this Article 9, each Party agrees to take all commercially reasonable steps to mitigate its respective Losses (provided that the out-of-pocket expenses actually incurred in connection therewith shall be considered Losses). If an Indemnifying Party makes an indemnification payment to an Indemnified Party with respect to any Loss, then such Indemnifying Party shall be subrogated, to the extent of such payment, to any and all related rights and remedies of such Indemnified Party under any insurance policy or other collateral sources against or with respect to such Loss, except with respect to amounts relating to such Loss that have not yet been recovered by such Indemnified Party (or any other such Person entitled to indemnification hereunder). Without limiting the generality of the first sentence of this clause (c), if any portion of any Loss to be reimbursed by the Indemnifying Party may be covered, in whole or in part, by third-party insurance coverage or other collateral sources of the Indemnified Party, the Indemnified Party shall promptly give notice thereof to the Indemnifying Party. Promptly following such Indemnifying Party’s request, such Indemnified Party shall take all reasonable actions necessary, proper or desirable (including the execution and delivery of any document reasonably requested) to accomplish the foregoing, provided, however, that in no event shall the Indemnified Party be required to institute, pursue or maintain any litigation in connection with any actions under this Section 9.4(c).
(d)    An indemnity payment made pursuant to this Agreement shall be treated as an adjustment to the Final Merger Consideration for Tax purposes, unless otherwise required by Applicable Law or an audit or other administrative or judicial action with respect to the Indemnified Party or Indemnifying Party causes any such payment not to constitute an adjustment to the Final Merger Consideration for Tax purposes.
(e)    No Party shall be liable for (i) special, punitive or exemplary damages, or (ii) any consequential or incidental damages, diminution in value, lost profits or lost revenue (except to the extent damages of the sort described in this clause (ii) were a reasonably foreseeable consequence of the matter for which indemnification is sought), in each case of clauses (i) and (ii), whether based on Contract, tort, strict liability, other Law or otherwise and whether or not arising from any other Party’s sole, joint or concurrent negligence, strict liability or other fault or liability (“Non-Reimbursable Damages”), except if, and solely to the extent that, any such Non-Reimbursable Damages are actually recovered against an Indemnified Party pursuant to a Third Party Claim.
(f)    All indemnifiable Losses under Article 8 or this Article 9 shall be determined without duplication of recovery under other provisions of this Agreement, any certificate delivered in connection with this Agreement or any Ancillary Agreement. Without limiting the generality of the immediately preceding sentence, if a set of facts, conditions, events or occurrences constitutes a breach of more than one representation, warranty, covenant or agreement that is subject to an indemnification obligation under Article 8 or this Article 9, then only one recovery of indemnifiable

Losses shall be permitted in respect thereof, and in no event shall there be any indemnification or duplication of payments under different provisions of this Agreement arising out of the same facts, conditions, events or occurrences.
Section 9.5    Notification of Claims; Third Party Claims.
(a)    A Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”) shall promptly notify the party or parties from which indemnification is sought (the “Indemnifying Party”) in writing of any such claim in respect of which indemnity may be sought under this Article 9 describing in reasonable detail (to the extent then known) the facts and circumstances with respect to the subject matter of such claim and, if applicable, including copies of all material written evidence thereof and indicating the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party in connection therewith (a “Claim Notice”); provided, however, that the failure to promptly provide such Claim Notice shall not release the Indemnifying Party from any of its obligations under this Article 9 except to the extent the Indemnifying Party is prejudiced by such failure. The Parties agree that (i) in this Article 9 they intend to shorten (in the case of the limited survival periods specified in Section 9.1) the applicable statute of limitations period with respect to certain claims hereunder, (ii) Claim Notices for claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of any applicable survival period specified in Section 9.1 for such representation, warranty, covenant or agreement and (iii) any claims for indemnification for which a Claim Notice is not timely delivered in accordance with the terms and conditions of this Section 9.5 shall be expressly barred and are hereby irrevocably and unconditionally waived; provided that if, prior to such applicable date, an Indemnified Party shall have timely notified in writing any Indemnifying Party in accordance with the requirements of this Section 9.5 of a claim for indemnification under this Article 9 (whether or not formal legal action shall have been commenced based upon such claim), such claim shall continue to be subject to indemnification in accordance with this Article 9 notwithstanding the passing of such applicable date.
(b)    Upon an Indemnifying Party’s receipt of a Claim Notice from an Indemnified Party pursuant to (and in accordance with the requirements of) this Section 9.5 in respect of a pending or threatened claim or demand by a third party that the Indemnified Party has determined has given or will reasonably give rise to a right of indemnification under this Agreement (such claim or demand being a “Third Party Claim” and including any such pending or threatened claim or demand asserted by a third party against the Indemnified Party), the Indemnifying Party may, by written notice delivered to the Indemnified Party within twenty (20) Business Days after the date of receipt of the Claim Notice in respect of such Third Party Claim, assume the defense and control of such Third Party Claim (including the right to negotiate a settlement or compromise of such Third Party Claim), with its own counsel and at its own expense and the Indemnified Party shall cooperate with the Indemnifying Party in connection therewith; provided that the Indemnifying Party shall permit the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense; provided, further, that if the Indemnifying Party assumes the defense and control of such Third Party Claim, such Indemnifying Party may not, except with the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) (i) admit liability on the part of Buyer or any of its Affiliates (including any Acquired Company) with respect to such Third Party Claim or (ii) settle or compromise such Third Party Claim unless such settlement or compromise includes as a term thereof a full and unconditional release by the third party asserting such Third Party Claim of all applicable Indemnified Parties and does not require any payment or contribution by the Indemnified Parties or their Affiliates. Notwithstanding the foregoing, the Indemnifying Party shall be responsible for the fees and expenses of the Indemnified Party’s counsel if (A) the named parties to any such action (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party and such Indemnified Party shall have been advised in writing by counsel that there may be one or more legal defenses available to the Indemnified Party which are not available to, or the assertion of which would be adverse to the interests of, the Indemnifying Party or (B) the Indemnified Party shall have been advised in writing by counsel that the assumption of such defense by the Indemnifying Party would be inappropriate due to an actual or potential conflict of interest absent representation by the Indemnified Party by its own counsel (provided that the Indemnifying Party shall not be liable for the fees and expenses of more than one firm of counsel for all Indemnified Parties, other than a single local counsel in each relevant jurisdiction).
(c)    If the Indemnifying Party (i) does not notify the Indemnified Party within thirty (30) days after the receipt of the Indemnified Party’s Claim Notice in respect of such Third Party Claim that such Indemnifying Party elects to undertake the defense and control thereof, (ii) notifies such Indemnified Party that it does not elect to undertake the defense and control thereof, or (iii) ceases to defend such Third Party Claim with commercially reasonable diligence, then, in each case, such Indemnified Party shall have the right to contest, defend, settle or compromise such Third Party Claim (the costs of which shall be taken into account as a Loss), and shall not thereby waive any right to indemnity therefor pursuant to this Agreement; provided, however, that, notwithstanding anything in this Agreement to the contrary, no Indemnified Party may, in any circumstance, settle or compromise (or agree to settle or compromise) a Third Party Claim for which it intends to seek indemnification hereunder absent the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld conditioned or delayed), it being understood that if an Indemnified Party enters into or agrees to enter into any settlement or compromise absent such prior written consent of the Indemnifying Party, then the Indemnified Party shall be deemed to have irrevocably and unconditionally waived for all purposes under this Agreement any right to indemnity from the Indemnifying Party in respect of such Third Party Claim.
(d)    The Indemnifying Party and the Indemnified Party shall cooperate in the defense or prosecution of any Third Party Claim in respect of which indemnity may be sought hereunder and each of Buyer and Parent (or a duly authorized representative of such Party) shall (and shall cause the relevant Indemnifying Party or Indemnified Party, as the case may be, to) furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith to ensure the adequate defense of any such Third Party Claim.
(e)    In the event any Indemnifying Party receives a Claim Notice for indemnity from an Indemnified Party pursuant to this Section 9.5 that does not involve a Third Party Claim, the Indemnifying Party shall notify the Indemnified Party within thirty (30) days following its receipt of such Claim Notice whether the Indemnifying Party disputes all or a portion of its liability to the Indemnified Party under this Article 9. The Indemnified Party shall reasonably cooperate with and assist the Indemnifying Party in determining the validity of any such claim for indemnity by the Indemnified Party.

Section 9.6    Payments of Claims. The amount of indemnification to which an Indemnified Party will be entitled under this Article 9 will be determined: (i) by written agreement between the Indemnified Party and the Indemnifying Party; or (ii) by a final judgment or decree of any court of competent jurisdiction (for which purpose, a judgment or decree of a court will be deemed final when the time for appeal, if any, will have expired and no appeal will have been taken or when all appeals taken will have been finally determined). Any indemnification payments to the Shareholder Indemnitees pursuant to this Article 9 shall be effected by wire transfer of immediately available funds from Buyer to an account or accounts designated in writing by Parent within five (5) Business Days after the determination thereof. Any indemnification payments to the Buyer Indemnitees pursuant to this Article 9 shall be effected by wire transfer of immediately available funds and/or transfer of shares of Buyer Common Stock (which shares shall be valued at the Measurement Price) or Buyer Preferred Stock (which shares shall be valued at the Liquidation Preference).
Section 9.7    Exclusive Remedy.
(a)    Notwithstanding anything to the contrary in this Agreement and except (a) with respect to the matters covered by Article 2, (b) with respect to Fraud in connection with entering into this Agreement or consummating the Transactions or (c) in the case where a Party seeks to obtain specific performance pursuant to Section 10.8, the Parties hereby agree that, from and after the Closing, the sole and exclusive remedy of a Party for any breach or inaccuracy of any representation or warranty contained in this Agreement, or for any breach of any covenant or agreement contained in this Agreement required to be performed at or prior to the Closing, shall be the applicable indemnification rights set forth in Article 8 and this Article 9.
Section 9.8    Mutual Release.
(a)    Effective as of Effective Time (but only if the Effective Time actually occurs), except for any rights or obligations under this Agreement or any of the other Ancillary Agreements, to the fullest extent permitted by Applicable Law, each of Buyer and Parent on behalf of, respectively, itself and each of its Subsidiaries and its past, present or future officers, directors, employees, agents, general or limited partners, managers, management companies, members, stockholders, equity holders, controlling Persons, representatives or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges Parent and its Affiliates or the Acquired Companies, respectively, and each of the foregoing’s respective past, present or future officers, directors, employees, agents, general or limited partners, managers, management companies, members, stockholders, equity holders, controlling Persons, representatives or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Released Parties”) of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or in equity (whether based upon contract, tort or otherwise) which the Releasing Parties may have against each of the Released Parties, now or in the future, in each case in respect of any cause, matter or thing relating to the Company or its Subsidiaries or any actions taken or failed to be taken by any of the Released Parties in any capacity related to the Company and its Subsidiaries occurring or arising on or prior to the date of this

Agreement, but only to the extent that such cause, matter or thing does not otherwise constitute fraud. The provisions of this Section 9.8 are intended to be for the benefit of, and shall be enforceable by, the Released Parties, who are third party beneficiaries of this Section 9.8.
(b)    Notwithstanding the foregoing, Section 9.8(a) shall not constitute a release from, waiver of, or otherwise apply to the terms of this Agreement or any Ancillary Agreement or any liability or Contract contemplated by this Agreement or any Ancillary Agreement to be in effect after the Closing, or any enforcement thereof. Without limiting the generality of the foregoing, nothing contained in this Section 9.8 shall waive, release or otherwise discharge Parent from any liability it may have to other holders of Shares in its capacity as the controlling stockholder of the Company or any Person from any liability, responsibility or obligation retained, assumed, transferred, assigned or allocated to Parent and/or the other holders of Shares, on the one hand, or Buyer or the Acquired Companies, on the other hand, in accordance with this Agreement or any Ancillary Agreement.
ARTICLE 10
MISCELLANEOUS
Section 10.1    Amendments; Waiver. This Agreement may not be amended, altered or modified except by written instrument executed by the Parties, which may be entered into at any time, whether or before or after the obtainment of the Company Stockholder Approval; provided, however, that after such approval has been obtained, there shall be made no amendment that by Applicable Law requires further approval by the stockholders of the Company without such approval having been obtained. Any agreement on the part of the Parties to waive any term or provision of this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of the Party or parties against whom the waiver is to be effective. No such waiver shall constitute a waiver of, or estoppel with respect to, any subsequent or other inaccuracy, breach or failure to strictly comply with the provisions of this Agreement. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.
Section 10.2    Entire Agreement. This Agreement (including the Company Disclosure Schedule, the Buyer Disclosure Schedule, the Ancillary Agreements, the Confidentiality Agreement and any other schedules, certificates, lists and documents referred to herein, and any documents executed by any of the Parties simultaneously herewith or pursuant thereto), constitutes the entire agreement of the Parties and supersedes all prior agreements and understandings, discussions, negotiations and communications, written and oral, among the Parties with respect to the subject matter hereof.
Section 10.3    Expenses. Except as otherwise set forth in this Agreement, whether or not the Transactions are consummated, all fees and expenses incurred in connection with this Agreement and the Transactions, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided, that notwithstanding the foregoing in this Section 10.3, but except as otherwise set forth in this Agreement, Parent shall be solely responsible for any fees, costs or expenses incurred by the

Acquired Companies prior to the Closing arising from or incurred in connection with this Agreement and the Transactions (whether due before or after the Closing).
Section 10.4    Interpretation.
(a)    Unless the context otherwise requires, when a reference is made in this Agreement to (i) Articles, Sections, Schedules or Exhibits, such reference shall be to an Article of, Section of, Schedule to or Exhibit to this Agreement; (ii) “paragraphs” or “clauses” shall be deemed references to separate paragraphs or clauses of the section or subsection in which the reference occurs; (iii) any Contract (including this Agreement) or Law shall be deemed references to such Contract or Law as amended, supplemented or modified from time to time in accordance with its terms and the terms hereof, as applicable, and in effect at any given time (and, in the case of any Law, to any successor provisions thereof); (iv) any Person shall be deemed references to such Person’s successors and permitted assigns, and in the case of any Governmental Authority, to any Person(s) succeeding to its functions and capacities; and (v) any Law shall be deemed references to all rules and regulations promulgated thereunder.
(b)    The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
(c)    Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.
(d)    If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear. The word “or” shall not be exclusive.
(e)    Any reference to “days” means calendar days unless Business Days are expressly specified. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement.
(f)    The Parties acknowledge that each Party and its attorney has reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(g)    All monetary figures shall be in U.S. dollars unless otherwise specified. Any accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
Section 10.5    Shareholder Representative.
(a)    By virtue of the vote of the Shareholders approving the Merger and adopting this Agreement, and without any further act of any of the Shareholders, Parent is hereby appointed, authorized and empowered to act, for the benefit of the Shareholders, as the exclusive agent and attorney-in-fact to act on behalf of each Shareholder, in connection with and to facilitate the consummation of the transactions contemplated hereby, including pursuant to the Ancillary Agreements (in such capacity, the “Representative”), which shall include the power and authority:
(i)    to execute and deliver the Ancillary Agreements to which it is a party (with such modifications or changes therein as to which the Representative, in its sole discretion, shall have consented) and to agree to such amendments or modifications thereto as the Representative, in its sole discretion, determines to be desirable;
(ii)    to negotiate, execute and deliver such waivers, modifications, amendments, consents and other documents required or permitted to be given in connection with this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby as the Representative, in its sole discretion, may deem necessary or desirable;
(iii)    to take any action on behalf of the Shareholders or any individual Shareholder that may be necessary or desirable, as determined by the Representative in its sole discretion, in connection with negotiating or entering into settlements, resolutions and compromises with respect to the adjustments or payments contemplated by Section 2.8;
(iv)    to collect and receive all moneys and other proceeds and property payable to the Representative or the Shareholders, as applicable, from Buyer as described herein or in the Ancillary Agreements, and, subject to any applicable withholding retention laws, and net of any out-of-pocket expenses incurred by the Representative, the Representative shall disburse and pay, except as otherwise provided hereunder, any amount payable to the Shareholders to each of the Shareholders to the extent of such Shareholder’s Pro Rata Share of such amount;
(v)    to enforce and protect the rights and interests of the Shareholders and to enforce and protect the rights and interests of the Representative arising out of or under or in any manner relating to this Agreement and the Ancillary Agreements, and each other agreement, document, instrument or certificate referred to herein or therein or the transactions provided for herein or therein, and to take any and all actions which the Representative believes are necessary or appropriate under the Ancillary Agreements or this Agreement, including actions in connection with the determination of any payment due hereunder or thereunder for and on behalf of the Shareholders, including (A) assert any claim or institute any Proceeding; (B) investigate, defend, contest or litigate any Proceeding initiated by Buyer, any Affiliate of Buyer, or any other Person, or by any federal, state or local Governmental Entity against the Representative or any of the Shareholders, and receive process on behalf of any or all Shareholders in any such Proceeding and compromise or settle on such terms as the Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such Proceeding; (C) file any proofs of debt, claims and petitions as the Representative may deem advisable or necessary; (D) settle or compromise any claims asserted under this Agreement or the Ancillary Agreements; and (E) file and prosecute appeals from any decision, judgment or award rendered in any such Proceeding, it being understood that the Representative shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions;
(vi)    to refrain from enforcing any right of any Shareholders or the Representative arising out of or under or in any manner relating to this Agreement, the Ancillary Agreements or any other agreement, instrument or document in connection with the foregoing; provided, however, that no such failure to act on the part of the Representative, except as otherwise provided in this Agreement, shall be deemed a waiver of any such right or interest by the Representative or by such Shareholders unless such waiver is in writing signed by the waiving party or by the Representative; and
(vii)    to make, execute, acknowledge, deliver and receive all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement, the Ancillary Agreements, and all other agreements, documents or instruments referred to herein or therein or executed in connection herewith and therewith.
(b)    All actions, decisions and instructions of the Representative shall be conclusive and binding upon all of the Shareholders and no Shareholders or any other Person acting on behalf of any Shareholders shall have any claim or cause of action against the Representative, and the Representative shall have no liability to any Shareholders or any other Person acting on behalf of any Shareholders, for any action taken, decision made or instruction given by the Representative in connection with this Agreement or any Ancillary Agreements, except in the case of the Representative’s own gross negligence or intentional misconduct. In the performance of its duties hereunder, the Representative shall be entitled to rely upon any document or instrument reasonably believed by it to be genuine, accurate as to content and signed by any Shareholders, Buyer or any other Person. The Representative may assume that any Person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so.
(c)    The Representative shall have such powers and authority as are necessary or appropriate to carry out the functions assigned to it under this Agreement and in any other document delivered in connection herewith; provided, however, that the Representative shall have no obligation to act on behalf of the Shareholders. The Representative shall be entitled to engage such counsel, experts and other agents and consultants as it shall deem necessary in connection with exercising its powers and performing its function hereunder and (in the absence of willful misconduct on the part of the Representative) shall be entitled to conclusively rely on the opinions and advice of such Persons. Notwithstanding anything to the contrary contained herein, the Representative in its capacity as such shall have no fiduciary duties or responsibilities to any Shareholders or the Company or its Subsidiaries and no duties or responsibilities except for those expressly set forth herein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on behalf of any Shareholders shall otherwise exist against or with respect to the Representative in its capacity as such.
(d)    In no event shall the Representative be liable hereunder or in connection herewith for any Non-Reimbursable Damages or for any liabilities resulting from the actions of a Shareholders other than the Representative acting in its capacity as such. Buyer shall have the right to rely upon all actions taken or omitted to be taken by the Representative pursuant to this Agreement and the Ancillary Agreements, all of which actions or omissions shall be legally binding upon the Shareholders. The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable by any act of any Shareholder or by operation of Law and all of the indemnities, immunities, authority and power granted to the Representative hereunder shall survive the death, incompetency, bankruptcy or liquidation of any Shareholder and (ii) shall survive the Closing or any termination of this Agreement or any Ancillary Agreement.
(e)    The Representative shall not be liable for any act done or omitted hereunder or under any Ancillary Agreement as Representative while acting in good faith. Each Shareholder shall, to the extent of its Pro Rata Share, indemnify the Representative and hold the Representative harmless against any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Representative or any of its Affiliates and any of their respective partners, members, attorneys, accountants, advisors or controlling Persons and arising out of or in connection with the acceptance or administration of the Representative’s duties hereunder (including pursuant to any Ancillary Agreement), including the reasonable fees and expenses of any legal counsel retained by the Representative. Buyer (on its behalf and on behalf of its Affiliates, including, after the Closing, the Company) acknowledges that the Representative, in its capacity as the representative pursuant to this Section 10.5 (and not, for the avoidance of doubt, in its capacity as “Parent” hereunder), is party to this Agreement solely for purposes of serving as the “Representative” hereunder and no claim shall be brought by or on behalf of Buyer or any of its Affiliates (including, after the Closing, the Company) against the Representative in its capacity as such with respect to this Agreement or the agreements or transactions contemplated hereby or any certificate, opinion, instrument or other documents delivered hereunder (with it being understood that any covenant or agreement of or by the “Parties” or “each of the Parties” at or prior to the Closing shall not be deemed to require performance by, or be an agreement of, the Representative unless performance by the Representative is expressly provided for in such covenant or the Representative expressly so agrees).
(f)    Upon written notice from the Representative to the Shareholders delivered within two (2) years following the Closing, each Shareholder shall promptly deliver to the Representative full payment of such Shareholder’s Pro Rata Share of all out-of-pocket fees and expenses (including legal, accounting and other advisors’ fees and expenses, if applicable) reasonably incurred by the Representative in performing any actions under this Agreement or the Ancillary Agreements;

provided that no Shareholder shall be liable for an amount in excess of its Pro Rata Share of the Aggregate Stockholder Consideration Value.
(g)    Any resignation by the Representative shall not be effective until a new Representative shall be appointed by Persons who hold a majority of the Shares (or Shareholders who held a majority of the Shares immediately prior to the Effective Time, if the Closing has occurred) and has confirmed his, her or its acceptance of such appointment in writing to Buyer.
Section 10.6    Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
Section 10.7    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a .pdf document (with confirmation of transmission) if sent prior to 8:00 p.m. in the place of receipt on a Business Day, and on the next Business Day if sent after 8:00 p.m. in the place of receipt on a Business Day or at any time on a date that is not a Business Day; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.7):
if to Buyer (or, after the Closing, the Subsequent Surviving Corporation), to:

Invesco Ltd.
1555 Peachtree Street, NE
Atlanta, Georgia
Attention: Kevin Carome
Email: kevin.carome@invesco.com

with a copy to:

Invesco Ltd.
1555 Peachtree Street, NE
Atlanta, Georgia
Attention: Loren Starr
Email: loren.starr@invesco.com
with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street

New York, NY 10019
Attention: Nicholas G. Demmo
Email: NGDemmo@wlrk.com
if to Parent (and, prior to the Closing, the Company), to:

c/o Massachusetts Mutual Life Insurance Company
One Marina Park, Suite 800
Boston, MA 02210
Attention: Aaron T. Miller, Head of Strategy & Corporate Development
Email: AaronMiller@MassMutual.com
with a copy to:
c/o Massachusetts Mutual Life Insurance Company
1295 State Street
Springfield, MA 01111
Attention: General Counsel
Email: mjoconnor@massmutual.com
with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention: Elizabeth Cooper
Email: ecooper@stblaw.com
Section 10.8    Specific Performance.
(a)    The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the provisions of this Agreement were not performed in accordance with its specific terms and that any remedy at law for any breach of any provision of this Agreement would be inadequate. Accordingly, the Parties acknowledge and agree that each Party shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and/or to enforce specifically the terms and provisions hereof in any court specified in Section 10.11, in addition to any other remedy to which they are entitled at law or in equity, and the Parties hereby agree not to assert, and hereby waive, in any action seeking any such relief, the defense of adequacy of a remedy at law and the posting of any bond or other security in connection therewith.
(b)    Each Party further agrees that (i) by seeking the remedies provided for in this Section 10.8, a Party shall not in any respect waive its right to seek any other form of relief that may be available to such Party under this Agreement or in the event that the remedies provided for in this Section 10.8 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 10.8 shall require any Party to institute any action for (or limit any Party’s right to institute any action for) specific performance under this Section 10.8 prior or as a condition to exercising any termination right under Article 7, nor shall the commencement of any action pursuant to this Section 10.8 or anything set forth in this Section 10.8 restrict or limit any such Party’s right to terminate this Agreement in accordance with Article 7 or pursue any other remedies under this Agreement that may be available then or thereafter.
Section 10.9    Binding Effect; Persons Benefiting; No Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns and any transferee of all or substantially all of the assets of such Party and its Subsidiaries taken as a whole. Except for Section 5.8, Section 5.9, Section 10.13 and Article 9 (each of which shall be for the benefit of the Persons set forth therein, and each such Person shall be an intended third party beneficiary thereof and shall have the rights, benefits and remedies provided for therein), no provision of this Agreement is intended or shall be construed to confer upon any entity or Person other than the Parties and their respective successors and permitted assigns any right, remedy or claim under or by reason of this Agreement or any part hereof. This Agreement may not be assigned without the prior written consent of Buyer, in the case of any assignment by the Company or Parent, or the Company, in the case of any assignment by Buyer, Merger Sub or Merger Sub 2; provided that each of Buyer and Parent may assign its rights (but not its obligations) hereunder to any of its Affiliates without the prior written consent of any other Party so long as such assignment does not, and would not reasonably be expected to, delay the consummation of the Closing.
Section 10.10    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that all of the Parties need not sign the same counterpart. Delivery of an executed signature page of this Agreement by electronic image scan transmission shall be effective as delivery of a manually executed counterpart of this Agreement.
Section 10.11    Governing Law; Consent to Jurisdiction.
(a)    This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the Laws of the State of New York (except to the extent that mandatory provisions of the Laws of the State of Delaware govern), without giving effect to its principles or rules of conflict of laws, to the extent such principles or rules are not mandatorily applicable by statute and would permit or require the application of the Laws of another jurisdiction.
(b)    Each of the Parties hereto submits to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan in the City of New York, in any suit, claim, demand, action, proceeding or cause of action arising out of or relating to this Agreement, agrees that all claims under any theory of liability in respect of such suit, claim, demand, action, proceeding or cause of action may and shall be heard and determined in any such court and agrees not to bring any suit, claim, demand, action, proceeding or cause of action arising out of or relating to this Agreement in any other court. Each Party irrevocably and unconditionally waives any defense of inconvenient forum or any other objection to the maintenance of any suit, claim, demand, action, proceeding or cause of action so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party agrees that service of summons and complaint or any other process that might be served in any suit, claim, demand, action, proceeding or cause of action may be made on such Party, and shall be effective service of process for any such suit, claim, demand, action, proceeding or cause of action, by sending or delivering a copy of any such process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 10.7. Nothing in this Section 10.11, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law. Each Party agrees that a final, non-appealable judgment in any suit, claim, demand, action, proceeding or cause of action so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.
Section 10.12    Waiver of Jury Trial. Each Party hereby waives, to the fullest extent permitted by Law, any right to trial by jury of any suit, claim, demand, action, proceeding or cause of action (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any of the Transactions, in each case whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. The Parties each hereby agree and consent that any such suit, claim, demand, action, proceeding or cause of action shall be decided by court trial without a jury and that the Parties to this Agreement may file an original counterpart of a copy of this Agreement with any court as written evidence of the consent of the Parties hereto to the waiver of their right to trial by jury.
Section 10.13    Waiver of Conflicts.
(a)    Buyer (on behalf of itself and its Affiliates, including, after the Closing, the Acquired Companies) covenants and agrees that, following the Closing, Simpson Thacher & Bartlett LLP and Conyers Dill & Pearman Limited (each, “Prior Company Counsel”) may serve as counsel to Parent and its Affiliates in connection with any matters arising under or related to this Agreement or the Transactions, including with respect to any litigation, claim or obligation arising out of or related to this Agreement or the Transactions, notwithstanding any representation by the Prior Company Counsel prior to the Closing Date of Parent and its Affiliates (including the Acquired Companies). Buyer (on behalf of itself and its Affiliates, including, after the Closing, the Acquired Companies) hereby irrevocably (i) waives any claim it has or may have that a Prior Company Counsel has a conflict of interest or is otherwise prohibited from engaging in such representation and (ii) covenants and agrees that, in the event that a dispute arises after the Closing between Buyer, any of its Affiliates or any Acquired Company, on the one hand, and Parent or any of its Affiliates, on the other hand, Prior Company Counsel may represent Parent or any of its Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to Buyer, any of its Affiliates or any Acquired Company and even though Prior Company Counsel may have represented the Acquired Companies in a matter substantially related to such dispute.
(b)    All communications between direct and indirect holders of Shares (but in the case of indirect holders, solely in their capacity as indirect holders of Shares and not in any other capacity (including any other capacity as a manager, director, officer or employee of an Acquired Company)), any Acquired Company and their respective Affiliates, on the one hand, and Prior Company Counsel or other internal or external legal counsel currently representing Parent or its Affiliates, on the other hand, related to the Transactions shall be deemed to be attorney-client confidences that belong solely to such direct and indirect holders of Shares and their respective Affiliates (excluding the Acquired

Companies) (the “Pre-Closing Communications”). Accordingly, Buyer, its Affiliates and the Acquired Companies shall not have access to any such Pre-Closing Communications or to the files of Prior Company Counsel relating to the Transactions from and after the Closing, and all books, records and other materials of the Acquired Companies in any medium (including electronic copies) containing or reflecting any of the Pre-Closing Communications or the work product of legal counsel with respect thereto, including any related summaries, drafts or analyses, and all rights with respect to any of the foregoing, are hereby assigned and transferred to Parent effective as of the Closing (collectively, the “Privileged Materials”). The Privileged Materials shall be excluded from the transfer contemplated by this Agreement and shall be distributed to Parent immediately prior to Closing with no copies thereof retained by any Acquired Company, Buyer or its Affiliates or their respective representatives. From and after the Closing, Buyer, its Affiliates and the Acquired Companies and their respective representatives shall maintain the confidentiality of the Privileged Materials. From and after the Closing, none of Buyer, its Affiliates, the Acquired Companies, and their respective representatives shall access or in any way, directly or indirectly, use or rely upon any Privileged Materials. To the extent that any Privileged Materials are not delivered to Parent, Buyer (on behalf of itself and its Affiliates, including the Acquired Companies) agrees not to assert a waiver of any applicable privilege or protection, and will deliver all such Privileged Materials to Parent promptly upon discovery thereof, without retaining copies thereof. Without limiting the generality of the foregoing, from and after the Closing, (i) the direct and indirect holders of Shares (but in the case of indirect holders, solely in their capacity as indirect holders of Shares and not in any other capacity (including any other capacity as a manager, director, officer or employee of any Acquired Company)) and their respective Affiliates (excluding the Acquired Companies) shall be the sole holders of the attorney-client privilege with respect to the Privileged Materials, and none of the Acquired Companies shall be a holder thereof, (ii) to the extent that files of Prior Company Counsel in respect of Privileged Materials constitute property of the client, only the direct and indirect holders of Shares and their respective Affiliates (excluding the Acquired Companies) shall hold such property rights and (iii) Prior Company Counsel shall have no duty whatsoever to reveal or disclose any Privileged Materials to any Acquired Company by reason of any attorney-client relationship between Prior Company Counsel and any Acquired Company, or otherwise. For avoidance of doubt, all communications between direct and indirect holders of Shares (but in the case of indirect holders, solely in their capacity as indirect holders of Shares and not in any other capacity (including any other capacity as a manager, director, officer or employee of any Acquired Company)), the Acquired Companies and their respective Affiliates, on the one hand, and Prior Company Counsel, on the other hand, that are not related to Transactions shall be transferred to the applicable Acquired Company at time of Closing. For further avoidance of doubt, nothing in the foregoing shall prevent Buyer or any Acquired Company from complying with any court order, subpoena or any type of compulsory process. Buyer hereby acknowledges and confirms that it has had the opportunity to review and obtain adequate information regarding the significance and risks of the waivers and other terms and conditions of this Section 10.13, including the opportunity to discuss with counsel such matters and reasonable alternatives to such terms. The covenants and obligations set forth in this Section 10.13 shall survive for ten (10) years following the Closing Date.

(c)    The provisions of this Section 10.13 are intended to be for the benefit of, and shall be enforceable by, Parent, each direct and indirect holder of Shares in their capacity as such and each Prior Company Counsel, who are express third party beneficiaries of this Section 10.13.
Section 10.14    Exhibits and Schedules. The Company Disclosure Schedule, the Buyer Disclosure Schedule, and all exhibits, schedules, annexes or other documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The mere inclusion of any item in any section or subsection of the Company Disclosure Schedule or the Buyer Disclosure Schedule as an exception to any representation or warranty or otherwise shall not be deemed to constitute an admission or suggestion by the applicable Party, or to otherwise imply, that any such item is or would reasonably be expected to be material or has had or would reasonably be expected to have a Company Material Adverse Effect or a Buyer Material Adverse Effect, is required to be disclosed, or otherwise represents a violation of, breach of or default under any Contract or Law or otherwise or an exception or material fact, event or circumstance for the purposes of this Agreement, or that such item meets or exceeds a monetary or other threshold specified for disclosure in this Agreement or otherwise. Such disclosure shall not be used as a basis for interpreting the term “material,” “materially,” “materiality,” “Company Material Adverse Effect”, “Buyer Material Adverse Effect” or any similar qualification. Unless the context would otherwise require, the term “material” and the concept of the “material nature” of an effect upon any Acquired Company shall be measured relative to the Acquired Companies, taken as a whole as their Business is currently being conducted. Matters disclosed in any section or subsection of the Company Disclosure Schedule or Buyer Disclosure Schedule are not necessarily limited to matters that are required by this Agreement to be disclosed therein. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature or impose any duty or obligation to disclose any information beyond what is required by this Agreement, and disclosure of such additional matters shall not affect, directly or indirectly, the interpretation of this Agreement or the scope of the disclosure obligations hereunder. Headings inserted in the sections or subsections of the Company Disclosure Schedule or the Buyer Disclosure Schedule are for convenience of reference only and shall not have the effect of amending or changing the express terms of the sections or subsections as set forth in this Agreement. The Company Disclosure Schedule, the Buyer Disclosure Schedule and the information and statements contained therein are not intended to constitute, and shall not be construed as constituting, representations or warranties of a Party except as, or to the extent, provided in this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.
INVESCO LTD.

By:	/s/ Loren M. Starr Name: Loren M. Starr Title: Senior Managing Director and
Chief Financial Officer

GEM ACQUISITION CORP.

By:	/s/ Loren M. Starr Name: Loren M. Starr Title: Chief Executive Officer and
Chief Financial Officer

GEM ACQUISITION TWO CORP.

By:	/s/ Loren M. Starr Name: Loren M. Starr Title: Chief Executive Officer and
Chief Financial Officer

[SIGNATURE PAGE TO MERGER AGREEMENT]

MM ASSET MANAGEMENT HOLDING LLC

By:	/s/ Roger W. Crandall Name: Roger W. Crandall Title: Chairman

[SIGNATURE PAGE TO MERGER AGREEMENT]

OPPENHEIMER ACQUISITION CORP.

By:	/s/Arthur P. Steinmetz Name: Arthur P. Steinmetz
Title: President and Chief Executive
Officer

[SIGNATURE PAGE TO MERGER AGREEMENT]